As filed with the Securities and Exchange Commission on August 7, 2018.

Registration No. 333-224343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AVALON GLOBOCARE CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8742 (Primary Standard Industrial Classification Code Number)	47-1685128 (IRS Employer Identification No.)

4400 Route 9 South
Suite 3100
Freehold, New Jersey 07728
732-780-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Jin
Chief Executive Officer
4400 Route 9 South
Suite 3100
Freehold, New Jersey 07728
732-780-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas S. Levato Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Elizabeth Fei Chen Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐		Accelerated Filer ☐
Non-accelerated Filer ☐	(Do not check if a smaller reporting company)	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$5,000,000	$623 (2)

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2018

PRELIMINARY PROSPECTUS

$5,000,000 of Shares of Common Stock

We are offering on a “best efforts” basis $5,000,000 of our shares of common stock, $0.0001 par value per share. We estimate that the public offering price will be $2.25 per share.

Our common stock currently is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol “AVCO.” The last reported sale price of our common stock on the OTCQB Marketplace on August 6, 2018 was $2.50 per share. We have applied to list our common stock on the Nasdaq Capital Market and intend to apply to list our common stock on the NYSE American LLC. No assurance can be given that our application will be approved and we do not expect our common stock to be listed on either exchange upon completion of this offering.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and other filings with the Securities and Exchange Commission.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1) See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

The underwriter is selling our shares of common stock in this offering on a “best efforts” basis. The underwriter is not required to sell any specific number or dollar amount of shares of common stock but will use its best efforts to sell the shares of common stock offered.

Delivery of the shares of common stock is expected to be made on or about           , 2018.

Sole Bookrunner

The date of this prospectus is     , 2018.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with information that is different from that contained in such prospectuses. We are offering to sell shares of our common stock, and seeking offers to buy shares of our common stock, only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

Until and including                , 2018 (25 days after the date of this prospectus), all dealers that buy, sell, or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

For investors outside of the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

Unless the context otherwise requires, any reference to "Avalon GloboCare," "Avalon," “the company,” “we,” “us,” or “our” refers to Avalon GloboCare Corp., a Delaware corporation, and its subsidiaries.

Overview

We are dedicated to integrating and managing global healthcare services and resources, as well as empowering high-impact biomedical innovations and technologies to accelerate their clinical applications. Operating through two major platforms, namely “Avalon Cell” and “Avalon Rehab”, our “Technology + Service” ecosystem covers the areas of regenerative medicine, cell-based immunotherapy, exosome technology, as well as rehabilitation medicine. We plan to integrate these services through joint ventures and accretive acquisitions that bring shareholder value both in the short term, through operational entities as part of Avalon Rehab, and long term, through biomedical innovation development as part of Avalon Cell, such as our recent joint venture for the advancement of exosome isolation systems and related products.

In addition, we are engaged in the development of exosome technology to improve the diagnosis and management of diseases. Exosomes are tiny, subcellular, membrane-bound vesicles 30-150 nm in diameter that are released by almost all cell types and can carry membrane and cellular proteins, as well as genetic materials that are representative of the cell of origin. Profiling various bio-molecules in exosomes may serve as useful biomarkers for a wide variety of diseases. Our isolation system is designed to be used by researchers for biomarker discovery and clinical diagnostic development, and advancement of targeted therapies. Currently, isolation systems and service are available to isolate exosomes or extract exosomal RNA/protein from serum/plasma, urine and saliva samples. We are seeking to decode proteomic and genomic alterations underlying a wide-range of pathologies, thus allowing for the introduction of novel non-invasive “liquid biopsies”. Our mission is focused on diagnostic advancements in the fields of oncology, infectious diseases and fibrotic diseases, and the discovery of disease-specific exosomes to provide the disease origin insight necessary to enable personalized clinical management. There is no guarantee that we will be able to successfully achieve our stated mission.

We currently generate revenue by selling exosome isolation systems in China and the United States through our joint venture GenExosome Technologies, Inc. In addition, we provide medical related consulting services in advanced areas of immunotherapy and second opinion/referral services through our wholly-owned subsidiary Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai. We also own and operate commercial real estate in New Jersey, where we are headquartered.

Sales and Marketing

We seek to develop new business through relationships driven by our senior management, which have extensive contacts throughout the healthcare system. Our senior management will be seeking opportunities for joint ventures, strategic relationships and acquisitions in consulting, biomedical innovations, telemedicine, and rehabilitation centers.

Services

We currently generate revenue from related party strategic relationships through Avalon Shanghai that provide consultative services in advanced areas of immunotherapy and second opinion/referral services. In addition, our services are targeted at serving our clients and using our insights and deep expertise to produce tangible and significant results. Our services include research studies, executive education, daily online executive briefings, tailored expert advisory services, and consulting and management services. We typically charge an annual fee. Through our services, we attempt to have our clients focus on important problems by providing an analysis of the evolving healthcare industry and the methods prevalent in the industry to solve those problems through counsel, business planning and support. We tailor these solutions to the client’s specific strategic challenges, operational issues, and management concerns. We plan to expand our business services throughout the United States via our two major “Technology + Service” platforms: “Avalon Cell” and “Avalon Rehab”.

 Strategic Partnerships

We are actively seeking potential strategic partnerships in our area of focus. In addition, we are actively seeking target acquisitions that add accretive value to our strategic plan. There is no guarantee that we will be able to successfully sign a definitive agreement, close or implement such business arrangement. Through our recent joint venture in the area of exosome technology, we are actively developing strategic relationships for the distribution and sale of our exosome isolation system and for the commercialization of exosome related products and diagnostic services.

Markets

We will focus on the following markets in developing our core business:

Platform “Avalon Cell”

Regarded as the future of medicine, we believe cell-based therapeutics will replace pharmaceuticals as a more effective and functional modality in disease treatment. We are actively engaging in this revolutionary trend and positioning to take a leading role in cell-based technology and therapeutics. The business model for our “Avalon Cell” platform is based on stringent criteria in the selection and evaluation of candidate projects at different stages of their developmental cycle. We particularly focus on projects that have strong intellectual property and distinctive innovation, as well as being translational, application-driven, and commercialization-ready. Our technology-based platform, “Avalon Cell”, comprises four programs:

●	Exosome technology, small extracellular vesicles that have great potential to be used as a vehicle for drug delivery in the treatment of various diseases and biomarkers for early stage diagnosis. We have commenced developing collaborative sites at Weill Cornell Medical College, MD Anderson Cancer Center and Mayo Clinic in the United States, as well as Lu Daopei Hospital of Daopei Medical Group and Da An Gene Co, Ltd., in China, focusing on exosome-based diagnostics, therapeutics, bio-banking, as well as “Exosomics Big Data”, in the unmet areas of oral cancer, ovary cancer and liver fibrosis;

●	Endothelial cells, namely therapeutics involving the cells that line blood vessels and regulate exchanges between the bloodstream and surrounding tissue. These programs will occur with our collaborative sites at Weill Cornell Medical College Department of Pathology and Ansary Stem Cell Institute, focusing on standardization of endothelial cell banking and therapeutics;

●	Regenerative medicine; and

●	Cell-based immunotherapy (including cells such as NK, DC-CIK, CAR-T).

         Platform “Avalon Rehab”

A growing trend in China is in the sector of rehabilitation medicine. With our strong capabilities in integrating global technology and resources in physical medicine and rehabilitation, we will work towards positioning ourselves to take a leading role in this area through our “Avalon Rehab” platform. Our goal with this platform is to provide a turnkey, full suite of rehab services including physical therapy, occupational therapy, robotic engineering, cybernetics, and clinical nutrition. We will also engage in strategic partnerships with our institutional clients, building the leading and most authoritative network of integrated physical medicine and rehabilitation, particularly for cancer rehab patients. We expect our initial flagship clinical bases for Avalon Rehab to include: Hebei Yanda Lu Daopei Hospital, Beijing Lu Daopei Hospital, and Beijing Daopei Hematology Hospital, with participating strategic partners MD Anderson Cancer Center and Kessler Rehabilitation Institute. The focus will be on accretive acquisitions and joint venture strategic partnerships that are in revenue generating, cash flow positive positions to support biomedical innovation development while providing immediate shareholder value.

Revenue

GenExosome Technologies, Inc.

Through our majority-owned subsidiary, GenExosome Technologies, Inc., or GenExosome, we market and sell our proprietary exosome isolation systems. Exosomes are small extracellular vesicles that we believe may be used as a vehicle for drug delivery in the treatment of various diseases, and biomarkers for early stage diagnosis and as enhancements to certain cosmetic treatments and procedures. We currently produce our isolation systems in China and the U.S., and sell these systems primarily to research laboratories and universities.

Further, we generate revenue by performing development services for hospitals and sales of related products developed to hospitals through GenExosome and Beijing Jieteng (GenExosome) Biotech Co., Ltd., or Beijing GenExosome, GenExosome’s wholly-owned subsidiary.

Avalon RT 9 Properties, LLC

In May 2017, we acquired commercial property located in Freehold, New Jersey. This property is now our corporate headquarters and contains several commercial tenants that allows us to generate revenue through rental income. The revenue generated from the commercial tenants in our Freehold, New Jersey headquarters is facilitated through a management agreement with a company, which is controlled by Wenzhao Lu, our major shareholder and Chairman of the Board of Directors, based in the United States.

Avalon Shanghai

We currently generate revenue by providing medical related consulting services in advanced areas of immunotherapy and second opinion/referral services through Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai. Our medical related consulting services include research studies, executive education, daily online executive briefings, tailored expert advisory services, and consulting and management services. We typically charge an annual fee. Through our services we attempt to have our clients focus on important problems by providing an analysis of the evolving healthcare industry and the methods prevalent in the industry to solve those problems through counsel, business planning and support. The revenue generated from our related parties in China is managed by our employees residing in China and contactors who are retained as needed. Our contracts with the Ludaopei Hematology Research Institute Co., Ltd, a subsidiary of the Daopei Hospital Group (a related party of ours), expired as of March 31, 2018. On April 1, 2018, Avalon Shanghai entered into an advisory service contract with Beijing Ludaopei Blood Disease Research Institute Co., Ltd., a subsidiary of the Daopei Hospital Group (a related party of ours). Under the terms of the contract, we will receive advisory service fees in the aggregate amount of $300,000, of which $150,000 was invoiced on June 30, 2018 and the remaining $150,000 will be invoiced on or before September 30, 2018. The contract expires on December 31, 2018. Consulting services to be provided by Avalon Shanghai under the contract include:

●	providing scientific research consulting services;

●	integrating experts, medical institutions and other resources in the United States in support of scientific research;

●	providing technical education and training; and

●	assisting in publication of academic papers.

Strategic Development

We intend to focus on three components. The initial component will be focused on acquiring and/or managing fixed assets including healthcare real estate as well as stem cell banks. In addition, we intend to pursue the acquisition and development of healthcare related technologies for cell related diagnostics and therapeutics through acquisition, licensing or joint ventures with major universities and biotech companies. We will also consider a third avenue of investing in certain technologies for cell related diagnostics and therapeutics.

Recent Developments

Private Placement

From April 2018 through May 2018, we entered into subscription agreements with four accredited investors pursuant to which these investors purchased an aggregate of 3,107,000 shares of the Company’s common stock for a purchase price of $5,437,250. The closing occurred with respect to $3,500,000 on April 20, 2018, with respect to $157,500 on April 26, 2018, with respect to $997,500 on May 5, 2018 and with respect to $782,250 on May 24, 2018. In connection with this private placement, we are required to pay Boustead Securities, LLC, acting as placement agent, a cash fee of equal to 7% of the gross proceeds received by us from such closing and issue to the placement agent warrants to purchase common stock exercisable for a period of five years equal to 7% of the gross proceeds received by us from such closing, divisible by and exercisable at a strike price equal to 100% of the fair market value of our common stock as of the date of the closing. The warrants are not exercisable for more than five years from the effectiveness of the offering.  Furthermore, the warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days after the date of effectiveness or commencement of sales of the public offering, except as provided for in FINRA Rule 5110(g)(2). This restriction is imposed pursuant to the requirements of FINRA Rule 5110(g)(1). The warrant holder has a piggyback registration right on the warrant shares or the Company has obligation to include the resale of the warrant shares in its next registration statement other than those on Form S-8 or Form S-4; provided, the piggyback registration rights shall not last for more than seven years from the effective date of this registration statement pursuant to FINRA Rule 5110(f)(2)(G)(v).

DOING Biomedical Technology Co., Ltd. Investment

On April 23, 2018, we, Avalon Shanghai, Beijing DOING Biomedical Technology Co., Ltd., or DOING, and the accredited investor party to a subscription agreement with us executed on March 3, 2017 for a purchase price of $3,000,000, or the DOING Investment, entered into a Supplementary Agreement Related to Share Subscription pursuant to which Avalon Shanghai agreed to pay approximately USD $1,305,000 to DOING representing one-third of the DOING Investment plus 20% interest resulting in a reduction in the shares from the March 2017 transaction by one-third to 2,000,000 shares. Further, the parties agreed that certain repayment obligations owed to DOING shall be extended to July 31, 2018 at which time DOING may require that we pay $2,000,000 plus 20% interest to DOING resulting in the cancellation of the remaining shares from the March 2017 transaction. However, DOING may, in its discretion, require that the remaining shares from the March 2017 transaction be transferred to a new nominal holder who shall pay the required subscription price, which funds will, in turn, be used to satisfy the such repayment obligations. We have reached a verbal agreement with DOING to transfer the shares to a third party, who will pay the subscription price, thereby satisfying the repayment obligation in full. The definitive agreements for this transaction are expected to be executed by August 13, 2018. For a further description of the March 2017 transaction, see “Certain Relationships and Related-Party Transactions - Warranty Agreement.”

Joint Venture - Airuikang Biological Technology Co., Ltd.

On May 29, 2018, Avalon Shanghai entered into a Joint Venture Agreement with Jiangsu Unicorn Biological Technology Co., Ltd., or Unicorn, pursuant to which the parties agreed to establish a company named Airuikang Biological Technology Co., Ltd., or ABT, which will be owned 60% by Unicorn and 40% by Avalon Shanghai. Within two years of execution of the Joint Venture Agreement, Unicorn shall invest cash into ABT in an amount not less than RMB 8,000,000 Yuan and the premises of the laboratories of Nanjing Hospital of Chinese Medicine for exclusive use by the ABT, and Avalon Shanghai shall invest cash into ABT in an amount not less than 10,000,000 Yuan. The board of directors of ABT shall consist of five members with Unicorn appointing three members and Avalon Shanghai appointing two members. ABT will be focused on cell preparation, third party testing, biological sample repository for commercial and scientific research purposes and the clinical transformation of scientific achievements.

Avactis Biosciences

On July 18, 2018, we formed a wholly owned subsidiary, Avactis Biosciences, Inc., which will be focused on accelerating commercial activities related to Chimeric Antigen Receptor (CAR)-T technologies. The new subsidiary is designed to integrate and optimize our global scientific and clinical resources to further advance the use of CAR-T to treat certain cancers.

Letter of Intent with Arbele Limited, a Hong Kong Company

On July 30, 2018 we signed a Letter of Intent with Arbele Limited, a Hong Kong Company, or Arbele, for a proposed strategic partnership agreement. The purpose of the proposed transaction is to form a joint venture company, AVAR (China) Biotherapeutics, to develop, manufacture, and commercializing CAR-T immunotherapy for treating cancer patients in China, utilizing intellectual property from Arbele and the clinical platform of the LuDaopei Medical Group in China. The intention of the parties is to enter into definitive agreements by December 31, 2018. We paid a $100,000 fee to Arbele for a 5-month exclusive right to complete the definitive agreements for the transaction.

Strategic Partnership with Weill Cornell Medical College

On August 6, 2018, we entered into a strategic partnership agreement with Weill Cornell’s cGMP Cellular Therapy Facility and Laboratory for Advanced Cellular Engineering headed by Dr. Yen-Michael Hsu. This strategic partnership aims to co-develop bio-production and standardization procedures in procurement, storage, processing, clinical study protocols, and bio-banking for Chimeric Antigen Receptor (CAR)-T therapy, in accordance with the Foundation of Accreditation for Cellular Therapy (FACT) and American Association of Blood Banks (AABB) standards. This partnership also includes a CAR-T education program to support and foster collaborative research and training programs for scientists and clinicians between Weill Cornell and Hebei Yanda LuDaopei Hospital, which is our main affiliated clinical facility as well as the world’s single largest medical institution in CAR-T therapy.

Changes to Board of Directors

On June 4, 2018, Tevi Troy was appointed to the Board of Directors. Dr. Troy will receive options to acquire 40,000 shares of common stock per year commencing January 1, 2019 at an exercise price equal to the closing price on December 31st of the prior year. The options shall vest in equal amounts quarterly and shall be exercisable for a period of five years. For 2018, we granted Dr. Troy options to acquire 20,000 shares of common stock at an exercise price of $2.30 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018. In addition, Dr. Troy will receive $5,000 per quarter for serving as chairman of the nominating and corporate governance committee commencing upon formation.

On July 5, 2018, William B. Stilley, III was appointed to the Board of Directors. Mr. Stilley will receive options to acquire 40,000 shares of common stock per year commencing January 1, 2019 at an exercise price equal to the closing price on December 31st of the prior year. The options shall vest in equal amounts quarterly and shall be exercisable for a period of five years. For 2018, we granted Mr. Stilley options to acquire 20,000 shares of common stock at an exercise price of $2.30 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018. In addition, Mr. Stilley will receive $7,500 per quarter for serving as chairman of the audit committee commencing upon formation.

On July 9, 2018, Meng Li resigned as a director of the Company. Ms. Li will continue to serve as our Chief Operating Officer and Secretary and will also serve as an observer to the Board of Directors without voting capacity.

On July 30, 2018, Steven A. Sanders was appointed to the Board of Directors. Mr. Sanders will receive options to acquire 40,000 shares of common stock per year commencing January 1, 2019 at an exercise price equal to the closing price on December 31st of the prior year. The options shall vest in equal amounts quarterly and shall be exercisable for a period of five years. For 2018, we granted Mr. Sanders options to acquire 20,000 shares of common stock at an exercise price of $2.80 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018. In addition, Mr. Sanders will receive $5,000 per quarter for serving as a member of our audit committee and nominating and corporate governance committee, respectively, commencing upon formation.

On July 30, 2018, Steven P. Sukel resigned as a director of the Company.

Risk Factors

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described in “Risk Factors” beginning on page 14, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus, before investing in our common stock. These risks could materially affect our business, financial condition and results of operations and cause the trading price of our common stock to decline. You could lose part or all of your investment. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our shares of common stock less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to opt out of such extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares of common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

Corporate Information

We were incorporated under the laws of the State of Delaware on July 28, 2014 under the name Global Technologies Corp. On October 18, 2016, we changed our name to Avalon GloboCare Corp. and completed a reverse split of our shares of common stock at a ratio of 1:4.

We own 100% of the capital stock of Avalon Healthcare Systems, Inc., a Delaware company, or AHS, which we acquired on October 19, 2016. AHS was incorporated on May 18, 2015 under the laws of the State of Delaware. In addition, we own through AHS 100% of the capital stock of Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai, which is a wholly foreign-owned enterprise, or WOFE, organized under the laws of the People’s Republic of China, or PRC or China. Avalon Shanghai was incorporated on April 29, 2016 and is engaged in medical related consulting services for customers. On February 7, 2017, we formed Avalon RT 9 Properties, LLC, a New Jersey limited liability company, and on January 23, 2017, we incorporated Avalon (BVI) Ltd, a British Virgin Islands company (dormant, to be dissolved in 2018). In July 2017, we formed GenExosome Technologies Inc., a Nevada corporation, or GenExosome. On October 25, 2017, we and GenExosome entered into a Securities Purchase Agreement pursuant to which we acquired 600 shares of GenExosome in consideration of $1,326,087 in cash and 500,000 shares of our common stock. On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which we acquired all assets, including all intellectual property, held by Dr. Zhou pertaining to the business of researching, developing and commercializing exosome technologies in consideration of $876,087 in cash, 500,000 shares of our common stock and 400 shares of common stock of GenExosome. As a result of the above transactions, we hold 60% of GenExosome and Dr. Zhou holds 40% of GenExosome. On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China, Beijing GenExosome, and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Avalon GloboCare Corp.
(a Delaware company)
Parent Company
Avalon Healthcare Systems Inc.
(100%)
(A Delaware company)
Provides administrative services and developing Avalon Cell and Rehab in USA
GenExosome Technologies Inc.
(60%)
(a Nevada corporation)
Engaged in researching, developing and commercializing exosome technologies.
Avalon RT9 Properties LLC
(100%)
(A New Jersey company)
Hold and manages the Corporate HQ based on New Jersey
Avalon (Shanghai) Technology Co., Ltd.
(100%)
(A PRC WOFE company)
Provides consulting services and developing Avalon Cell and Rehab in China
Beijing Jieteng (GenExosome) Biotech Co. Ltd.
(100%)
(A PRC company)
Engaged in researching, developing and commercializing exosome technologies.

The above diagram does not include our wholly-owned subsidiary, Avactis Biosciences, Inc., which was formed on July 18, 2018 and has no current operations.

Our principal executive offices are located at 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728. Our telephone number is (646) 762-4517. Our website address is www.avalon-globocare.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

The Offering

Common stock offered by us	$5,000,000 of shares of common stock.

Best efforts

The underwriter is selling our shares of common stock on a “best efforts” basis. Accordingly, the underwriter has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number or dollar amount of common stock but will use its best efforts to sell the shares of common stock offered.

Common stock to be outstanding immediately after this offering	shares of common stock.

Use of proceeds	We intend to use the net proceeds from this offering for the implementation of our business plan including mergers and acquisitions, debt repayment, laboratory and clinical trials, general and administrative expenses and working capital. See “Use of Proceeds.”

Trading Market	Our common stock currently is quoted on the OTCQB Marketplace under the symbol “AVCO.” We have applied to list our common stock on the Nasdaq Capital Market and intend to apply to list our common stock on the NYSE American LLC. However, we do not expect our common stock to be listed on the Nasdaq Capital Market or the NYSE American LLC upon completion of this offering.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 69,758,622 shares of common stock outstanding as of March 31, 2018. This calculation excludes 2,410,000 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2018.

On February 26, 2018, we received written consent in lieu of a meeting of stockholders from holders of shares of our common stock representing approximately 72.6% of the total issued and outstanding shares of our common stock and a unanimous written consent of our board to approve a resolution granting our board discretionary authority, for a period of 12 months, to effect a reverse stock split of our common stock at a ratio between 1-for-2 to 1-for-10, such ratio to be determined by our board. A reverse stock split has not been effected and the board may choose not to do so at its discretion. All share numbers and prices per share reflected in this prospectus do not reflect any proposed reverse stock split.

Summary Consolidated Financial Data

The following tables summarize our historical consolidated financial data. We have derived the historical consolidated statements of operations data for the years ended December 31, 2017 and 2016, from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated statements of operations data for the three months ended March 31, 2018 and 2017, and the historical consolidated balance sheet data as of March 31, 2018 from our unaudited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of the results to be expected for a full fiscal year.

Consolidated Statements of Operations Data:

	For the Three Months	For the Three Months	For the Year	For the Year
	Ended	Ended	Ended	Ended
	March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016
Revenue
Real property rental	$296,623	$-	$828,663	$-
Medical related consulting services - related parties	-	66,286	222,611	616,446
Development services and sales of developed products	11,290	-	26,276	-
Total revenues	307,913	66,286	1,077,550	616,446
Costs and expenses
Real property operating expenses	210,274	-	542,371	-
Medical related consulting services - related parties	-	99,581	272,400	73,066
Development services and sales of developed products	16,520	-	15,016	-
Total costs and expenses	226,794	99,581	829,787	73,066
Real property operating income	86,349	-	286,292	-
Gross (loss) profit from medical related consulting services	-	(33,295)	(49,789)	543,380
Gross (loss) profit from development services and sales of developed products	(5,230)	-	11,260	-
Compensation and related benefits	538,814	182,927	1,291,183	10,088
Professional fees	571,772	207,218	1,033,308	395,780
Impairment loss	-	-	1,321,338	-
Total other operating expenses	1,395,838	459,588	4,125,626	466,447
Total other (expense) income, net	(236,250)	(56,450)	(171,782)	575
Income taxes	-	-	-	21,927
Net (loss) income	$(1,550,969)	$(549,333)	$(4,049,645)	$55,581
Net (loss) income attributable to Avalon GloboCare Corp. common shareholders	(1,481,579)	(549,333)	(3,464,285)	55,581
Net (loss) income per common share attributable to Avalon GloboCare Corp. common shareholders - basic and diluted	$(0.02)	$(0.01)	$(0.05)	$0.00
Weighted average common shares outstanding - basic and diluted	69,781,733	62,595,289	65,033,472	51,139,475

Consolidated Balance Sheet Data:

	As of March 31, 2018
	Actual	Pro Forma
Cash	$2,125,656	$6,325,656
Total current assets	2,283,206	6,483,206
Working capital (deficit)	(3,484,882)	715,118
Total non-current assets	9,299,448	9,299,448
Total assets	11,582,654	15,782,654
Total current liabilities	5,768,088	5,768,088
Total liabilities	5,768,088	5,768,088
Total Avalon GloboCare Corp. stockholders' equity	6,469,190	10,669,190
Non-controlling interest	(654,624)	(654,624)
Total equity	5,814,566	10,014,566
Total liabilities and equity	$11,582,654	$15,782,654

The Pro Forma column in the consolidated balance sheet data table above reflects the receipt of approximately $4,200,000 in net proceeds from our sale of 2,222,222 shares of common stock in this offering at an assumed public offering price of $2.25 per share, after deducting estimated underwriting commissions (5.0%) and estimated offering expenses payable by us.

RISK FACTORS

You should carefully consider the following material risk factors as well as all other information set forth or referred to in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. We believe all material risk factors have been presented below. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of the money you paid to purchase our common stock.

General Operating and Business Risks

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We did not begin operations of our business through AHS until May 2015. We have a limited operating history and limited revenue. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Reliance on the historical results may not be representative of the results we will achieve, particularly in our combined form. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We incurred a net loss amounting to $4,049,645 for the year ended December 31, 2017 and a net loss amounting to $1,550,969 for the three months ended March 31, 2018. If we incur additional significant losses, our stock price may decline, perhaps significantly. Our management is developing plans to achieve profitability. Our business plan is speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future. Further, as we are a new enterprise, we expect that net losses will continue and our working capital deficit will increase.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Wenzhao Lu, our Chairman of the Board, and David Jin, Meng Li and Luisa Ingargiola, our executive officers. The loss of Mr. Lu, Dr. Jin, Ms. Li or Ms. Ingargiola could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guaranty that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for us. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

Currently, we have a single consulting contract with a related party in China. The loss of such customer could adversely impact our financial condition and results of operations.

During the year ended December 31, 2017, we recognized an aggregate of $1,077,550 in revenue, of which $222,611 was generated from related parties. During the three months ended March 31, 2018, we recognized an aggregate of $307,913 in revenue, of which $0 was generated from related parties. Wenzhao Lu, our Chairman and significant shareholder, is the Chairman of each of the related parties. Although we maintain close working relationships with our related parties, the consulting agreements with our related parties expired as of March 31, 2018. On April 1, 2018, Avalon Shanghai entered into an advisory service contract with Beijing Ludaopei Blood Disease Research Institute Co., Ltd., a subsidiary of the Daopei Hospital Group (a related party of ours). Under the terms of the contract, we will receive advisory service fees in the aggregate amount of $300,000, of which $150,000 was invoiced on June 30, 2018 and the remaining $150,000 will be invoiced on or before September 30, 2018. The contract expires on December 31, 2018. The loss of this related party customer, and our failure to replace such customer with other customers, could have a material adverse effect on our financial condition or results of operation.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated, in their report on our December 31, 2017 consolidated financial statements, that there is substantial doubt about our ability to continue as a going concern. We had an accumulated deficit of $4,999,233 at March 31, 2018. We have a limited operating history and our continued growth is dependent upon the continuation of providing medical consulting services to our related parties, generating rental revenue from our income-producing real estate property in New Jersey and generating revenue from proprietary exosome isolation systems by developing proprietary diagnostic and therapeutic products leveraging exosome technology; hence generating revenues, and obtaining additional financing to fund future obligations and pay liabilities arising from normal business operations. In addition, the current cash balance cannot be projected to cover the operating expenses for the next twelve months from the date of this prospectus. These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital, implement our business plan, and generate significant revenues. There are no assurances that we will be successful in our efforts to generate significant revenues, maintain sufficient cash balance or report profitable operations or to continue as a going concern. We plan on raising capital through the sale of equity or debt instruments to implement our business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to our company on satisfactory terms and conditions, if any.

We must effectively manage the growth of our operations, or our company will suffer.

To manage our growth, we believe we must continue to implement and improve our services and products. We may not have adequately evaluated the costs and risks associated with our planned expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

Our business requires substantial capital, and if we are unable to maintain adequate financing sources our profitability and financial condition will suffer and jeopardize our ability to continue operations.

In connection with the strategic development portion of our business, we will need significant capital in order to implement acquisitions of technologies. In addition, we will need a significant amount of capital in order to fully implement our advisory business, maintain our rental property and further develop our exosome business. If we are unable to maintain adequate financing or other sources of capital are not available, we could be forced to suspend, curtail or reduce our operations, which could harm our revenues, profitability, financial condition and business prospects.

Our revenue and results of operations may suffer if we are unable to attract new clients, continue to engage existing clients, or sell additional products and services.

We presently derive our revenue from providing medical related consulting services to a related party, generating rental revenue from our income-producing real estate property in New Jersey and generating revenue from proprietary exosome isolation systems by developing proprietary diagnostic and therapeutic products leveraging exosome technology. Our growth therefore depends on our ability to attract new clients, maintain existing clients and properties and sell additional products and services to existing clients. This depends on our ability to understand and anticipate market and pricing trends and our clients’ needs and our ability to deliver consistent, reliable, high-quality services. Our failure to engage new clients, continue to re-engage with our existing clients or cross-sell additional services could materially and adversely affect our operating results.

Our prospects will suffer if we are not able to hire, train, motivate, manage, and retain a significant number of highly skilled employees.

We only recently commenced business and we presently generate medical related consulting services to related parties, generating rental revenue from our income-producing real estate property in New Jersey and generating revenue from proprietary exosome isolation systems by developing proprietary diagnostic and therapeutic products leveraging exosome technology. On the consulting side, Wenzhao Lu, our Chairman and significant shareholder, is the Chairman of each of the clients in which we have provided consulting services. Our future success depends upon our ability to hire, train, motivate, manage, and retain a significant number of highly skilled employees, particularly research analysts, technical experts, and sales and marketing staff. We will experience competition for professional personnel in each of our business lines. Hiring, training, motivating, managing, and retaining employees with the skills we need is time consuming and expensive. Any failure by us to address our staffing needs in an effective manner could hinder our ability to continue to provide high-quality products and services and to grow our business.

Potential liability claims may adversely affect our business.

Our services, which may include recommendations and advice to organizations regarding complex business and operational processes and regulatory and compliance issues may give rise to liability claims by our clients or by third parties who bring claims against our clients. Healthcare organizations often are the subject of regulatory scrutiny and litigation, and we also may become the subject of such litigation based on our advice and services. Any such litigation, whether or not resulting in a judgment against us, may adversely affect our reputation and could have a material adverse effect on our financial condition and results of operations. We may not have adequate insurance coverage for claims against us.

In accordance with our strategic development policy, we may invest in companies for strategic reasons and may not realize a return on our investments.

Similar to the development of our majority-owned subsidiary, GenExosome, from time to time, we may make investments in companies. These investments may be for strategic objectives to support our key business initiatives but may also be standalone investments or acquisitions. Such investments or acquisitions could include equity or debt instruments in private companies, many of which may not be marketable at the time of our initial investment. These companies may range from early-stage companies that are often still defining their strategic direction to more mature companies with established revenue streams and business models. The success of these companies may depend on product development, market acceptance, operational efficiency, and other key business factors. The companies in which we invest may fail because they may not be able to secure additional funding, obtain favorable investment terms for future financings, or take advantage of liquidity events such as public offerings, mergers, and private sales. If any of these private companies fails, we could lose all or part of our investment in that company. If we determine that impairment indicators exist and that there are other-than-temporary declines in the fair value of the investments, we may be required to write down the investments to their fair value and recognize the related write-down as an investment loss.

Our growing operations in the PRC could expose us to risks that could have an adverse effect on our costs of operations.

Our client base is presently located in the PRC. We intend to grow this client base in the PRC as well as the United States. As a result, we expect to continue to add personnel in the PRC. With a significant focus of our operations in the PRC, our reliance on a workforce in the PRC exposes us to disruptions in the business, political, and economic environment in that region. Maintenance of a stable political environment between the PRC and the United States is important to our operations, and any disruption in this relationship may directly negatively affect our operations. Our operations in the PRC require us to comply with complex local laws and regulatory requirements and expose us to foreign currency exchange rate risk. Our operations may also be subject to reduced or inadequate protection of our intellectual property rights, and security breaches. Further, it may be difficult to transfer funds from our Chinese operations to our company. Negative developments in any of these areas could increase our costs of operations or otherwise harm our business.

We face intense competition which could cause us to lose market share.

In the healthcare markets in the United States and the People’s Republic of China, we will compete with large healthcare providers who have more significant financial resources, established market positions, long-standing relationships, and who have more significant name recognition, technical, marketing, sales, distribution, financial and other resources than we do. The resources available to our competitors to develop new services and products and introduce them into the marketplace exceed the resources currently available to us. This intense competitive environment may require us to make changes in our services, products, pricing, licensing, distribution, or marketing to develop a market position.

Our success is heavily dependent on protecting our intellectual property rights.

Through GenExosome, we own four patents in China with related trademarks. We are in the process of applying for those same patents and trademarks in the United States and are also in the process of developing additional patents and related intellectual property. We own and control a variety of trade secrets, confidential information, trademarks, trade names, copyrights, and other intellectual property rights that, in the aggregate, are of material importance to our business. We consider our trademarks, service marks, and other intellectual property to be proprietary, and rely on a combination of copyright, trademark, trade secret, non-disclosure, and contractual safeguards to protect our intellectual property rights. Our success will, in part, depend on our ability to obtain trademarks and patents. We have also entered into confidentiality agreements with our employees and consultants. We cannot be certain that others will not gain access to these trade secrets or that our patents will provide adequate protection. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We may face uncertainty and difficulty in obtaining and enforcing our patents and other proprietary rights.

Our success will depend in large part on our ability to obtain, maintain, and defend patents on our product candidates, obtain licenses to use third-party technologies, protect our trade secrets and operate without infringing the proprietary rights of others. There can be no assurance that our pending patent applications will be approved, or that challenges will not be instituted against the validity or enforceability of any patent licensed-in or owned by us. Additionally, we have entered into various confidentiality agreements with employees and third parties. There is no assurance that such agreements will be honored by such parties or enforced in whole or part by the courts. The cost of litigation to uphold the validity and prevent infringement of a patent is substantial. Furthermore, there can be no assurance that others will not independently develop substantially equivalent technologies not covered by patents to which we have rights or obtain access to our know-how. In addition, the laws of certain countries may not adequately protect our intellectual property. Our competitors may possess or obtain patents on products or processes that are necessary or useful to the development, use, or manufacture of our product candidates. There can also be no assurance that our proposed technology will not infringe upon patents or proprietary rights owned by others, with the result that others may bring infringement claims against us and require us to license such proprietary rights, which may not be available on commercially reasonable terms, if at all. Any such litigation, if instituted, could have a material adverse effect, potentially including monetary penalties, diversion of management resources, and injunction against continued manufacture, use, or sale of certain products or processes.

We also rely upon non-patented proprietary know-how. There can be no assurance that we can adequately protect our rights in such non-patented proprietary know-how, or that others will not independently develop substantially equivalent proprietary information or techniques or gain access to our proprietary know-how. Any of the foregoing events could have a material adverse effect on us. In addition, if any of our trade secrets, know-how or other proprietary information were to be disclosed, or misappropriated, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the U.S. Patent and Trademark Office, or USPTO, and may become involved in opposition, derivation, post-grant and inter partes review, or interference proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, which could adversely affect our competitive position.

The USPTO has developed new and untested regulations and procedures to govern the full implementation of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the “first-to-file” provisions, only became effective in March 2013. The Leahy-Smith Act has also introduced procedures that may make it easier for third parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. Finally, the Leahy-Smith Act contains new statutory provisions that still require the USPTO to issue new regulations for their implementation, and it may take the courts years to interpret the provisions of the new statute. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If we fail to protect or enforce our intellectual property rights adequately or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our commercial viability will depend in part on obtaining and maintaining patent protection and trade secret protection of our product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in the patents we own. Further, if any of our patents are deemed invalid and unenforceable, it could impact our ability to commercialize or license our technology.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	others may be able to make products that are similar to our product candidates but that are not covered by the claims of any of our patents;
●	we might not have been the first to make the inventions covered by any issued patents or patent applications we may have;
●	we might not have been the first to file patent applications for these inventions;
●	it is possible that any pending patent applications we may have will not result in issued patents;
●	any issued patents may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;
●	we may not develop additional proprietary technologies that are patentable or protectable under trade secrets law; or
●	the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, and other advisors may unintentionally or willfully disclose our information to competitors. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Our viability also depends upon the skills, knowledge and experience of our scientific and technical personnel, and our consultants and advisors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit unauthorized disclosure and use of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements are often limited in duration and may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. In addition, enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. If any of our trade secrets, know-how or other proprietary information is improperly disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

If we choose to go to court to stop a third party from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources, even if we were successful in discontinuing the infringement of our patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents. In addition, the U.S. Supreme Court has in the past invalidated tests used by the USPTO in granting patents over the past 20 years. As a consequence, issued patents may be found to contain invalid claims according to the newly revised standards. Some of our own patents may be subject to challenge and subsequent invalidation in a variety of post-grant proceedings, particularly inter partes review, before the USPTO or during litigation under the revised criteria, which make it more difficult to defend the validity of claims in already issued patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court could decide that we or our commercialization partners are infringing the third party’s patents and order us or our partners to stop the activities covered by the patents. In addition, there is a risk that a court could order us or our partners to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products, manufacturing processes or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products, manufacturing processes or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

As some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent applications may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation or inter partes review proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Some jurisdictions in which we operate have enacted legislation which allows members of the public to access information under statutes similar to the U.S. Freedom of Information Act. Even though we believe our information would be excluded from the scope of such statutes, there are no assurances that we can protect our confidential information from being disclosed under the provisions of such laws. If any confidential or proprietary information is released to the public, such disclosures may negatively impact our ability to protect our intellectual property rights.

Breaches or compromises of our information security systems or our information technology systems or infrastructure could result in exposure of private information, disruption of our business and damage to our reputation, which could harm our business, results of operation and financial condition.

We utilize information security and information technology systems and websites that allow for the secure storage and transmission of proprietary or private information regarding our clients, patients, employees, vendors and others, including individually identifiable health information. A security breach of our network, hosted service providers, or vendor systems, may expose us to a risk of loss or misuse of this information, litigation and potential liability. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks, including on companies within the healthcare industry. Although we believe that we take appropriate measures to safeguard sensitive information within our possession, we may not have the resources or technical sophistication to anticipate or prevent rapidly-evolving types of cyber-attacks targeted at us, our clients, our patients, or others who have entrusted us with information. Actual or anticipated attacks may cause us to incur costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. We invest in industry standard security technology to protect personal information. Advances in computer capabilities, new technological discoveries, or other developments may result in the technology used by us to protect personal information or other data being breached or compromised. To our knowledge, we have not experienced any material breach of our cybersecurity systems. If our or our third-party service provider systems fail to operate effectively or are damaged, destroyed, or shut down, or there are problems with transitioning to upgraded or replacement systems, or there are security breaches in these systems, any of the aforementioned could occur as a result of natural disasters, software or equipment failures, telecommunications failures, loss or theft of equipment, acts of terrorism, circumvention of security systems, or other cyber-attacks, we could experience delays or decreases in revenue, and reduced efficiency of our operations. Additionally, any of these events could lead to violations of privacy laws, loss of customers, or loss, misappropriation or corruption of confidential information, trade secrets or data, which could expose us to potential litigation, regulatory actions, sanctions or other statutory penalties, any or all of which could adversely affect our business, and cause us to incur significant losses and remediation costs.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act or Chinese anti-corruption law could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Chinese anti-corruption law also strictly prohibits bribery of government officials. We have operations, agreements with third parties and make sales in China, where corruption may occur. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our company, even though these parties are not always subject to our control. It is our policy to implement safeguards to prevent these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our company may engage in conduct for which we might be held responsible.

Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold our company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Risk Factors Related to Clinical and Commercialization Activity

Our product candidates will require substantial time and resources in order to be developed, and there is no guarantee that we will develop them successfully.

Our exosome isolation system is in the early stage of production and use. The therapeutic products that we plan to develop as a byproduct of our isolation system will require substantial additional research and development time and expense, and certain products may require extensive clinical trials and perhaps additional pre-clinical testing, prior to commercialization, which may never occur. There can be no assurance that product candidates will be developed successfully, perform in the manner anticipated, or be commercially viable.

We may not be able to file INDs to commence additional clinical trials on the timelines we expect, and even if we are able to do so, the FDA may not permit us to proceed.

We hope to file a number of investigational new drug applications, or INDs, for cell based therapies and diagnostic systems through INDs over the next several years. However, the timing of our filing of these INDs is primarily dependent on receiving further data from our pre-clinical studies, and our timing of filing on all product candidates is subject to further research. Additionally, our submission of INDs is contingent upon having sufficient financial resources to prepare and complete the application.

We cannot be sure that submission of an IND will result in the United States Food and Drug Administration, or FDA, allowing further clinical trials to begin, or that, once begun, issues will not arise that result in the suspension or termination of such clinical trials. Any IND we submit could be denied by the FDA or the FDA could place any future investigation of ours on clinical hold until we provide additional information, either before or after clinical trials are initiated. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future. Unfavorable future trial results or other factors, such as insufficient capital to continue development of a product candidate or program, could also cause us to voluntarily withdraw an effective IND.

We have limited experience in conducting clinical trials.

We have limited human clinical trial experience with respect to our product candidates. Although our CEO, Dr. David Jin, is formerly with the FDA, this will not provide assurance of success. The clinical testing process is governed by stringent regulation and is highly complex, costly, time-consuming, and uncertain as to outcome, and pharmaceutical products and products used in the regeneration of tissue may invite particularly close scrutiny and requirements from the FDA and other regulatory bodies. Our failure or the failure of our collaborators to conduct human clinical trials successfully or our failure to capitalize on the results of human clinical trials for our product candidates would have a material adverse effect on us. If our clinical trials of our product candidates or future product candidates do not sufficiently enroll or produce results necessary to support regulatory approval in the United States or elsewhere, or if they show undesirable side effects, we will be unable to commercialize these product candidates.

To receive regulatory approval for the commercial sale of our product candidates, we must conduct adequate and well-controlled clinical trials to demonstrate efficacy and safety in humans. Clinical failure can occur at any stage of the testing. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing. In addition, the results of our clinical trials may show that our product candidates are ineffective or may cause undesirable side effects, which could interrupt, delay or halt clinical trials, resulting in the denial of regulatory approval by the FDA and other regulatory authorities. In addition, negative, delayed or inconclusive results may result in:

●	the withdrawal of clinical trial participants;

●	the termination of clinical trial sites or entire trial programs;

●	costs of related litigation;

●	substantial monetary awards to patients or other claimants;

●	impairment of our business reputation;

●	loss of revenues; and

●	the inability to commercialize our product candidates.

Delays in the commencement, enrollment, and completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval for our product candidates.

Delays in the commencement, enrollment or completion of clinical testing could significantly affect our product development costs. A clinical trial may be suspended or terminated by us, the FDA, or other regulatory authorities due to a number of factors. The commencement and completion of clinical trials require us to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs for the same indication as our product candidates. We may be required to withdraw from a clinical trial as a result of changing standards of care, or we may become ineligible to participate in clinical studies. We do not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement, enrollment and completion of clinical trials can be delayed for a number of reasons, including, but not limited to, delays related to:

●	findings in pre-clinical studies;

●	reaching agreements on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	obtaining regulatory approval to commence a clinical trial;

●	complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial, or being required to conduct additional trials before moving on to the next phase of trials;

●	obtaining institutional review board, or IRB, approval to conduct a clinical trial at numerous prospective sites;

●	recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including the size of the patient population, nature of trial protocol, meeting the enrollment criteria for our studies, screening failures, the inability of the sites to conduct trial procedures properly, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;

●	retaining patients who have initiated their participation in a clinical trial but may be prone to withdraw due to the treatment protocol, lack of efficacy, personal issues, or side effects from the therapy, or who are lost to further follow-up;

●	manufacturing sufficient quantities of a product candidate for use in clinical trials on a timely basis;

●	complying with design protocols of any applicable special protocol assessment we receive from the FDA;

●	severe or unexpected cell therapy side effects experienced by patients in a clinical trial;

●	collecting, analyzing and reporting final data from the clinical trials;

●	breaches in quality of manufacturing runs that compromise all or some of the doses made; positive results in FDA-required viral testing; karyotypic abnormalities in our cell product; or contamination in our manufacturing facilities, all of which events would necessitate disposal of all cells made from that source;

●	availability of materials provided by third parties necessary to manufacture our product candidates;

●	availability of adequate amounts of acceptable tissue for preparation of master cell banks for our products; and

●	requirements to conduct additional trials and studies, and increased expenses associated with the services of our CROs and other third parties.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, we or our development partners, if any, may be delayed in obtaining, or may not be able to obtain or maintain, clinical or marketing approval for these product candidates. We may not be able to obtain approval for indications that are as broad as intended, or we may be able to obtain approval only for indications that are entirely different from those indications for which we sought approval.

Changes in regulatory requirements and guidance may occur, and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing, or successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, our clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Even if we are able to ultimately commercialize our product candidates, other therapies for the same or similar indications may have been introduced to the market and already established a competitive advantage. Any delays in obtaining regulatory approvals may:

●	delay commercialization of, and our ability to derive product revenues from, our product candidates;

●	impose costly procedures on us; or

●	diminish any competitive advantages that we may otherwise enjoy.

Our success depends upon the viability of our product candidates and we cannot be certain any of them will receive regulatory approval to be commercialized.

We will need FDA approval to market and sell any of our product candidates in the United States and approvals from FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a new drug application, or NDA, or a biologics license application, or BLA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity, and novelty of the product candidate, and requires substantial resources for research, development, testing and manufacturing. We cannot predict whether our research and clinical approaches will result in cell therapies that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation, administrative action or changes in FDA policy that occur prior to or during our regulatory review.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs or BLAs, as applicable. We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of any of our product candidates will reduce our number of potentially salable products and, therefore, corresponding product revenues, and will have a material and adverse impact on our business.

As the results of earlier pre-clinical studies or clinical trials are not necessarily predictive of future results, any product candidate we advance into clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Even if our pre-clinical studies and clinical trials are completed as planned, clinical trials, we cannot be certain that their results will support the claims of our product candidates. Positive results in pre-clinical testing and early clinical trials do not ensure that results from later clinical trials will also be positive, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. A number of companies in the pharmaceutical industry, including those with greater resources and experience, have suffered significant setbacks in Phase II or Phase III clinical trials, even after seeing promising results in earlier clinical trials.

Our clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay or cause us to refrain from the filing of our NDAs and/or BLAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials to date involve small patient populations. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

Our business faces significant government regulation, and there is no guarantee that our product candidates will receive regulatory approval.

Our research and development activities, pre-clinical studies, anticipated human clinical trials, and anticipated manufacturing and marketing of our potential products are subject to extensive regulation by the FDA and other regulatory authorities in the United States, as well as by regulatory authorities in other countries. In the United States, our product candidates are subject to regulation as biological products or as combination biological products/medical devices under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other statutes, as outlined in the Code of Federal Regulations. Different regulatory requirements may apply to our products depending on how they are categorized by the FDA under these laws. These regulations can be subject to substantial and significant interpretation, addition, amendment or revision by the FDA and by the legislative process. The FDA may determine that we will need to undertake clinical trials beyond those currently planned. Furthermore, the FDA may determine that results of clinical trials do not support approval for the product. Similar determinations may be encountered in foreign countries. The FDA will continue to monitor products in the market after approval, if any, and may determine to withdraw its approval or otherwise seriously affect the marketing efforts for any such product. The same possibilities exist for trials to be conducted outside of the United States that are subject to regulations established by local authorities and local law. Any such determinations would delay or deny the introduction of our product candidates to the market and have a material adverse effect on our business, financial condition, and results of operations.

Cell based therapeutics are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Agency, other federal agencies and corresponding state agencies to ensure strict compliance with good manufacturing practices, and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards, nor can we guarantee that we will maintain compliance with such regulations in regards to our own manufacturing processes. Other risks include:

●	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication, or field alerts to physicians and pharmacies;

●	regulatory authorities may withdraw their approval of the IND or the product or require us to take our approved products off the market;

●	we may be required to change the way the product is manufactured or administered and we may be required to conduct additional clinical trials or change the labeling of our products;

●	we may have limitations on how we promote our products; and

●	we may be subject to litigation or product liability claims.

Even if our product candidates receive regulatory approval in the United States, we may never receive approval or commercialize our product candidates outside of the United States. In order to market and commercialize any product candidate outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding manufacturing, safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others. Failure to obtain regulatory approval in other countries, or any delay or setback in obtaining such approval, could have the same adverse effects detailed above regarding FDA approval in the United States. Such effects include the risks that our product candidates may not be approved for all indications requested, which could limit the uses of our product candidates and have an adverse effect on product sales and potential royalties, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies. If any of our products were granted accelerated approval, FDA could require post-marketing confirmatory trials to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. FDA may withdraw approval of a drug or indication approved under the accelerated approval pathway if a trial required to verify the predicted clinical benefit of the product fails to verify such benefit; other evidence demonstrates that the product is not shown to be safe or effective under the conditions of use; the applicant fails to conduct any required post-approval trial of the drug with due diligence; or the applicant disseminates false or misleading promotional materials relating to the product. In addition, the FDA currently requires as a condition for accelerated approval the pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Given the number of recent high-profile adverse safety events with certain drug and cell related products, the FDA may require, as a condition of approval, costly risk management programs, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials, and restrictions on direct-to-consumer advertising. Furthermore, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the FDA’s efforts to assure the safety of marketed cell based therapy has resulted in the proposal of new legislation addressing drug safety issues. If enacted, any new legislation could result in delays or increased costs during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. Any of these restrictions or requirements could force us to conduct costly studies or increase the time for us to become profitable. For example, any labeling approved for any of our product candidates may include a restriction on the term of its use, or it may not include one or more of our intended indications.

Our product candidates will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping, and submission of safety and other post-market information on the cell based therapy. New issues may arise during a product lifecycle that did not exist, or were unknown, at the time of product approval, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured. Since approved products, manufacturers, and manufacturers’ facilities are subject to continuous review and periodic inspections, these new issues post-approval may result in voluntary actions by us or may result in a regulatory agency imposing restrictions on that product or us, including requiring withdrawal of the product from the market or for use in a clinical study. If our product candidates fail to comply with applicable regulatory requirements, such as good manufacturing practices, a regulatory agency may:

●	issue warning letters;

●	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions, and penalties for noncompliance;

●	impose other civil or criminal penalties;

●	suspend regulatory approval;

●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by us;

●	impose restrictions on operations, including costly new manufacturing requirements; or

●	seize or detain products or require a product recall.

If we or current or future collaborators, manufacturers, or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions and substantial penalties, which could affect our ability to develop, market and sell our products and may harm our reputation.

Although we do not currently have any products on the market, once our therapeutic candidates or clinical trials are covered by federal health care programs, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal, state and foreign governments of the jurisdictions in which we conduct our business. Healthcare providers, physicians and third party payors play a primary role in the recommendation and prescription of any therapeutic candidates for which we obtain marketing approval. Our future arrangements with third party payors and customers may expose us to broadly applicable fraud and abuse, transparency, and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our therapeutic candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include, but are not limited to, the following:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare or Medicaid;

●	federal civil and criminal false claims laws and civil monetary penalty laws, such as the U.S. federal FCA, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against, individuals or entities for knowingly presenting or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA;

●	HIPAA includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by HITECH, and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding, the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

●	federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

●	the federal Physician Payment Sunshine Act and the implementing regulations, also referred to as “Open Payments,” issued under the ACA, which require that manufacturers of pharmaceutical and biological drugs reimbursable under Medicare, Medicaid, and Children’s Health Insurance Programs report to the Department of Health and Human Services all consulting fees, travel reimbursements, research grants, and other payments, transfers of value or gifts made to physicians and teaching hospitals with limited exceptions; and

●	analogous state laws and regulations, such as, state anti-kickback and false claims laws potentially applicable to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug and cell based therapy manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

Ensuring that our business arrangements with third-parties comply with applicable healthcare laws and regulations could involve substantial costs. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including civil or criminal penalties, monetary damages, the curtailment or restructuring of our operations, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely affect our financial results. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

Any cell based therapies we develop may become subject to unfavorable pricing regulations, third party coverage and reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drugs and cell based therapies vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Although we intend to monitor these regulations, our programs are currently in earlier stages of development and we will not be able to assess the impact of price regulations for a number of years. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenues we are able to generate from the sale of the product in that country.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. However, there may be significant delays in obtaining coverage for newly-approved cell based therapies. Moreover, eligibility for coverage does not necessarily signify that a cell based therapy will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution costs. Also, interim payments for new cell based therapy if applicable, may be insufficient to cover our costs and may not be made permanent. Thus, even if we succeed in bringing one or more products to the market, these products may not be considered medically necessary or cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs are in earlier stages of development, we are unable at this time to determine their cost effectiveness, or the likely level or method of reimbursement. In addition, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

Increasingly, the third party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are seeking greater upfront discounts, additional rebates and other concessions to reduce the prices for pharmaceutical products. If the price we are able to charge for any products we develop, or the reimbursement provided for such products, is inadequate in light of our development and other costs, our return on investment could be adversely affected.

We currently expect that certain drugs we develop may need to be administered under the supervision of a physician on an outpatient basis. Under currently applicable U.S. law, certain drugs that are not usually self-administered (including injectable cell based therapies) may be eligible for coverage under Medicare through Medicare Part B. Specifically, Medicare Part B coverage may be available for eligible beneficiaries when the following, among other requirements have been satisfied:

●	the product is reasonable and necessary for the diagnosis or treatment of the illness or injury for which the product is administered according to accepted standards of medical practice;

●	the product is typically furnished incident to a physician’s services;

●	the indication for which the product will be used is included or approved for inclusion in certain Medicare-designated pharmaceutical compendia (when used for an off-label use); and

●	the product has been approved by the FDA.

Average prices for cell therapies may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs and cell based therapy from countries where they may be sold at lower prices than in the U.S. Reimbursement rates under Medicare Part B would depend in part on whether the newly approved product would be eligible for a unique billing code. Self-administered, outpatient drugs and cell based therapies are typically reimbursed under Medicare Part D, and cell based therapies that are administered in an inpatient hospital setting are typically reimbursed under Medicare Part A under a bundled payment. It is difficult for us to predict how Medicare coverage and reimbursement policies will be applied to our products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.

Third party payors often rely upon Medicare coverage policies and payment limitations in setting their own reimbursement rates. These coverage policies and limitations may rely, in part, on compendia listings for approved therapeutics. Our inability to promptly obtain relevant compendia listings, coverage, and adequate reimbursement from both government-funded and private payors for new cell based therapies that we develop and for which we obtain regulatory approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our financial condition.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our cell based therapies, once marketing approval is obtained.

We believe that the efforts of governments and third party payors to contain or reduce the cost of healthcare and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the healthcare system in the U.S. and other major healthcare markets have been proposed, and such efforts have expanded substantially in recent years. These developments could, directly or indirectly, affect our ability to sell our products, if approved, at a favorable price. For example, in the United States, in 2010, the U.S. Congress passed the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional policy reforms. Among the provisions of the ACA addressing coverage and reimbursement of pharmaceutical products, of importance to our potential therapeutic candidates are the following:

●	increases to pharmaceutical manufacturer rebate liability under the Medicaid Drug Rebate Program due to an increase in the minimum basic Medicaid rebate on most branded prescription drugs and the application of Medicaid rebate liability to drugs used in risk-based Medicaid managed care plans;

●	the expansion of the 340B Drug Pricing Program to require discounts for “covered outpatient drugs” sold to certain children’s hospitals, critical access hospitals, freestanding cancer hospitals, rural referral centers, and sole community hospitals;

●	requirements imposed on pharmaceutical companies are required to offer discounts on brand-name cell based therapy to patients who fall within the Medicare Part D coverage gap, commonly referred to as the “Donut Hole”;

●	requirements imposed on pharmaceutical companies to pay an annual non-tax-deductible fee to the federal government based on each company’s market share of prior year total sales of branded drugs to certain federal healthcare programs, such as Medicare, Medicaid, Department of Veterans Affairs and Department of Defense; and

●	for products classified as biologics, marketing approval for a follow-on biologic product may not become effective until 12 years after the date on which the reference innovator biologic product was first licensed by the FDA, with a possible six-month extension for pediatric products. After this exclusivity ends, it may be possible for biosimilar manufacturers to enter the market, which is likely to reduce the pricing for the innovator product and could affect our profitability if our products are classified as biologics.

Separately, pursuant to the health reform legislation and related initiatives, the Centers for Medicare and Medicaid Services, or CMS, is working with various healthcare providers to develop, refine, and implement Accountable Care Organizations, or ACOs, and other innovative models of care for Medicare and Medicaid beneficiaries, including the Bundled Payments for Care Improvement Initiative, the Comprehensive Primary Care Initiative, the Duals Demonstration, and other models. The continued development and expansion of ACOs and other innovative models of care will have an uncertain impact on any future reimbursement we may receive for approved therapeutics administered by these organizations.

The healthcare industry is heavily regulated in the U.S. at the federal, state, and local levels, and our failure to comply with applicable requirements may subject us to penalties and negatively affect our financial condition.

As a healthcare company, our operations, clinical trial activities and interactions with healthcare providers may be subject to extensive regulation in the U.S., particularly if we receive FDA approval for any of its products in the future. For example, if we receive FDA approval for a product for which reimbursement is available under a federal healthcare program (e.g., Medicare, Medicaid), it would be subject to a variety of federal laws and regulations, including those that prohibit the filing of false or improper claims for payment by federal healthcare programs (e.g. the federal False Claims Act), prohibit unlawful inducements for the referral of business reimbursable by federal healthcare programs (e.g. the federal Anti-Kickback Statute), and require disclosure of certain payments or other transfers of value made to U.S.-licensed physicians and teaching hospitals or Open Payments. We are not able to predict how third parties will interpret these laws and apply applicable governmental guidance and may challenge our practices and activities under one or more of these laws. If our past or present operations are found to be in violation of any of these laws, we could be subject to civil and criminal penalties, which could hurt our business, our operations and financial condition.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti- Kickback Statute constitutes a false or fraudulent claim for purposes of the federal FCA.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Federal false claims and false statement laws, including the federal FCA, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.

HIPAA prohibits, among other offenses, knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors, or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program. To the extent that we act as a business associate to a healthcare provider engaging in electronic transactions, we may also be subject to the privacy and security provisions of HIPAA, as amended by HITECH, which restricts the use and disclosure of patient-identifiable health information, mandates the adoption of standards relating to the privacy and security of patient-identifiable health information, and requires the reporting of certain security breaches to healthcare provider customers with respect to such information. Additionally, many states have enacted similar laws that may impose more stringent requirements on entities like ours. Failure to comply with applicable laws and regulations could result in substantial penalties and adversely affect our financial condition and results of operations.

Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

Our products, once approved, may be eligible for coverage under Medicare and Medicaid, among other government healthcare programs. Accordingly, we may be subject to a number of obligations based on their participation in these programs, such as a requirement to calculate and report certain price reporting metrics to the government, such as average sales price (ASP) and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs and biological products from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to our products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Our ability to obtain reimbursement or funding from the federal government may be impacted by possible reductions in federal spending.

U.S. federal government agencies currently face potentially significant spending reductions. The Budget Control Act of 2011, or the BCA, established a Joint Select Committee on Deficit Reduction, which was tasked with achieving a reduction in the federal debt level of at least $1.2 trillion. That committee did not draft a proposal by the BCA’s deadline. As a result, automatic cuts, referred to as sequestration, in various federal programs were scheduled to take place, beginning in January 2013, although the American Taxpayer Relief Act of 2012 delayed the BCA’s automatic cuts until March 1, 2013. While the Medicare program’s eligibility and scope of benefits are generally exempt from these cuts, Medicare payments to providers and Part D health plans are not exempt. The BCA did, however, provide that the Medicare cuts to providers and Part D health plans would not exceed two percent. President Obama issued the sequestration order on March 1, 2013, and cuts went into effect on April 1, 2013. Additionally, the Bipartisan Budget Act of 2015 extended sequestration for Medicare through fiscal year 2027.

The U.S. federal budget remains in flux, which could, among other things, cut Medicare payments to providers. The Medicare program is frequently mentioned as a target for spending cuts. The full impact on our business of any future cuts in Medicare or other programs is uncertain. In addition, we cannot predict any impact President Trump’s administration and the U.S. Congress may have on the federal budget. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health, to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve drug research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.

Risks Related to Doing Business in China

If we become directly subject to the recent scrutiny, criticism and negative publicity involving certain U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved quickly.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, short sellers, financial commentators and regulatory agencies, such as the United States Securities and Exchange Commission. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what affect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation could be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely impacted and your investment in our stock could be rendered worthless.

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

Presently, we generate our revenue in China although we intend to pursue various opportunities in the United States and our headquarters is based in the United States. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

●	the higher level of government involvement;

●	the early stage of development of the market-oriented sector of the economy;

●	the rapid growth rate;

●	the higher level of control over foreign exchange; and

●	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us or the healthcare industry in general.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of new healthcare investments and expenditures in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and almost all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations implemented on September 8, 2006.

The recent PRC Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors also governs the approval process by which a PRC company may participate in an acquisition of its assets or its equity interests. Depending on the structure of the transaction, the new regulation will require the Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions is extremely complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce, or MOFCOM, and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Under the current Enterprise Income Tax, or EIT, law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non- PRC stockholders.

We are a holding company incorporated under the laws of Delaware. We conduct substantially all of our business through our wholly-owned and majority-owned subsidiaries, and we derive all of our income from these entities. Prior to January 1, 2008, dividends derived by foreign enterprises from business operations in China were not subject to the Chinese enterprise income tax. However, such tax exemption ceased as of January 1, 2008 and thereafter with the effectiveness of the new EIT law.

Under the EIT law, if we are not deemed to be a “resident enterprise” for Chinese tax purposes, a withholding tax at the rate of 10% would be applicable to any dividends paid by our Chinese subsidiaries to us. However, if we are deemed to be a “resident enterprise” established outside of China whose “place of effective management” is located in China, we would be classified as a resident enterprise for Chinese tax purposes and thus would be subject to an enterprise income tax rate of 25% on all of our income on a worldwide basis.

The regulations promulgated pursuant to the EIT law define the term “place of effective management” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued a SAT Circular 82 on April 22, 2009, which provides that the “place of effective management” of a Chinese-controlled overseas-incorporated enterprise is located in China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly located in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies located in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) no less than half of the enterprise’s directors or senior management with voting rights reside in the PRC. SAT Circular 82 applies only to overseas registered enterprises controlled by PRC enterprises, not to those controlled by PRC individuals. If our non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the EIT law.

We have analyzed the applicability of the EIT law and related regulations, and for each of the applicable periods presented, we have not accrued for PRC tax on such basis. In addition, although under the EIT law and the related regulations dividends paid to us by our PRC subsidiaries would qualify as “tax-exempted income,” we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. As a result of such changes, our historical operating results will not be indicative of our operating results for future periods and the value of our shares of common stock may be adversely affected. We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

We may be subject to fines and legal sanctions if we or our Chinese employees fail to comply with PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control, and its Implementation Rules were issued by the State Administration of Foreign Exchange, or SAFE, on January 5, 2007. Both took effect on February 1, 2007. Under these regulations, all foreign exchange matters involved in an employee stock holding plan, stock option plan or similar plan in which PRC citizens’ participation requires approval from the SAFE or its authorized branch. On March 28, 2007, the SAFE issued the Application Procedure for Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas Listed Companies, or Notice 78. Under Notice 78, PRC individuals who participate in an employee stock option holding plan or a stock option plan of an overseas listed company are required, through a PRC domestic agent or PRC subsidiary of the overseas listed company, to register with the SAFE and complete certain other procedures. If we and our Chinese employees are granted shares or stock options pursuant to our share incentive plan they would be subject to Notice 78. However, in practice, there are significant uncertainties with regard to the interpretation and implementation of Notice 78. We are committed to complying with the requirements of Notice 78. However, we cannot provide any assurance that we or our Chinese employees will be able to qualify for or obtain any registration required by Notice 78. In particular, if we and/or our Chinese employees fail to comply with the provisions of Notice 78, we and/or our Chinese employees may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities, as a result of which our business operations and employee option plans could be materially and adversely affected.

The new M&A Rules establish more complex procedures for some acquisitions of Chinese companies by foreign investor which could make it more difficult for us to pursue growth through acquisitions in China.

The New M&A Rules that became effective on September 8, 2006 established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change- of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could materially adversely affect our ability to grow our business through acquisitions in China.

Government control of currency conversion and future movements in exchange rates may adversely affect our operations and financial results.

The value of the Renminbi, or RMB, the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies such as the U.S. dollar have generally been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Foreign exchange transactions continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of RMB into foreign currency. In July 2005, the Chinese government has adjusted its exchange rate policy from “Fixed Rate” to “Floating Rate”. Between July 2005 to December 2017, the exchange rate between the RMB and the U.S. dollar appreciated from RMB1.00 to $0.1205 to RMB1.00 to $0.1513. Any significant appreciation of the RMB may adversely affect our operations and financial results.

Risks Related to Our Securities and this Offering

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for our stockholders.

The quoted price of our common stock has been, and we expect it to continue to be, volatile. The stock market in general and the market for smaller healthcare companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your shares of common stock at or above the price you paid for your shares of common stock. The market price for our common stock may be influenced by many factors, including:

●	the success of competitive products or technologies;

●	developments related to our existing or any future collaborations;

●	regulatory or legal developments in the United States, China and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates as to financial results or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	changes in the structure of healthcare payment systems;

●	market conditions in the healthcare, pharmaceutical and biotechnology sectors;

●	general economic, industry and market conditions; and

●	the other factors described in this “Risk Factors” section.

Future sales of our common stock or securities convertible or exchangeable for our common stock may cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after this offering, the price of our common stock could decline. The perception in the market that these sales may occur could also cause the price of our common stock to decline.

Up to           shares of our common stock are subject to a contractual lock-up with the underwriter for this offering for periods of up to 180 days following the date of this prospectus. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the lock-up period.

In addition, at March 31, 2018, 2,410,000 shares of common stock are subject to outstanding options, which will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 under the Securities Act. If the shares we may issue from time to time upon exercise of outstanding options are sold, or if it is perceived that they will be sold, by the award recipients in the public market, the price of our common stock could decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our stockholders. We are authorized to issue an aggregate of 490,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We expect we will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

There is not now and there may never be an active, liquid and orderly trading market for our common stock, which may make it difficult for you to sell your shares of our common stock.

Our common stock has been quoted on the OTC Market Group Inc.’s over-the-counter inter-dealer quotation system, known as OTC Markets, and there is not now, nor has there been since our inception, any significant trading activity in our common stock, and an active trading market for our shares may never develop or be sustained. Although we have applied to list our common stock on the Nasdaq Capital Market and intend to apply to list our common stock on the NYSE American, LLC, we do not expect our common stock to be listed on the Nasdaq Capital Market or the NYSE American LLC upon completion of this offering. Accordingly, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell your shares of common stock without depressing the market price for the shares or at all. While we believe that we will meet all of the quantitative and qualitative listing standards of either the Nasdaq Capital Market or the NYSE American LLC in the future, there is no assurance that we will be able to do so. In addition, even if we do obtain such a listing, there can be no assurance that we will be able to maintain such listing in the future. As a result, investors may find it difficult to buy or sell or obtain accurate quotations for our common stock, and the liquidity of our common stock may be limited. These factors may have an adverse impact on the trading and price of our common stock.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger.

Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of us. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of us by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

Our status as an emerging growth company may result in reduced disclosure obligations.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, which we refer to as the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (3) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. Because of the reduced disclosure and because a portion of our business is conducted in China, investors may find investing in our common stock less attractive as a result, which could have an adverse effect on our stock price.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to opt out of such extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We are a “smaller reporting company,” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company”, meaning that we are not an investment company, an asset- backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a non-affiliated public float of less than $75.0 million and annual revenues of less than $50.0 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to an “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our officers, directors and principal stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Upon completion of this offering, our officers, directors and 5% stockholders and their affiliates will beneficially own a significant percentage of our outstanding common stock. As a result, these stockholders will have significant influence and may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transactions. This concentration of ownership could delay or prevent any acquisition of our company on terms that other stockholders may desire, and may adversely affect the market price of our common stock.

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and our stockholders will not have the opportunity as part of their investment decisions to assess whether the net proceeds are being used appropriately. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, in our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock as of March 31, 2018, after giving effect to this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Accordingly, you will experience immediate dilution per share after giving effect to this offering. See “Dilution.”

We may be exposed to additional risks as a result of “going public” by means of a reverse acquisition transaction.

We may be exposed to additional risks because we became a public company through a “reverse merger” transaction. There has been increased focus by government agencies on reverse merger transactions in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of our reverse merger transaction. Additionally, our “going public” by means of a reverse merger transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the reverse merger transaction because there may be little incentive to those brokerage firms to recommend the purchase of our common stock. Further, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an initial public offering because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock. The occurrence of any such event could cause our business or stock price to suffer.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

We have never declared or paid cash dividends on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future.

We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock on a national securities exchange.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by national securities exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any national securities exchange could be adversely affected.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are an “accelerated filer” or a “large accelerated filer,” and no longer an “emerging growth company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. Our management assessed our internal control over financial reporting as of December 31, 2017. Based on such assessment, we concluded that our internal control over financial reporting was not effective as of December 31, 2017 to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. The material weaknesses we have identified are as follows:

●	We have not established adequate financial reporting monitoring activities to mitigate the risk of management override, specifically because there are few employees and only two officers with management functions and therefore there is lack of segregation of duties.

●	There is a strong reliance on outside consultants to review and adjust the annual and quarterly financial statements, to monitor new accounting principles, and to ensure compliance with GAAP and SEC disclosure requirements.

●	There is a strong reliance on the external attorneys to review and edit the annual and quarterly filings and to ensure compliance with SEC disclosure requirements.

●	A formal audit committee has not been formed as of December 31, 2017.

Our internal control over financial reporting will not prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. If we are not able to comply with the requirements of Section 404 in a timely manner, if we do not remedy the current material weaknesses or if we identify additional material weaknesses in our internal controls, investors could lose confidence in the reliability of our financial statements, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, or other regulatory authorities.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market or the NYSE American LLC, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market or the NYSE American LLC following completion of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market or the NYSE American LLC, we cannot assure you that our securities will continue to be listed on the applicable trading market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market or the NYSE American LLC, we will be required to comply with certain rules of the applicable trading market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market or the NYSE American LLC, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the criteria for maintaining our listing, our securities could be subject to delisting.

If our common stock is not approved for listing, or is subsequently delisted from trading by the applicable trading market we could face significant consequences, including.

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because companies in our industry have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

●	that a broker or dealer approve a person's account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Plan of Operations”, and “Business”. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation:

●	Our ability to attract and retain management;

●	Our ability to raise capital when needed and on acceptable terms and conditions;

●	The intensity of competition;

●	General economic conditions;

●	Changes in regulations;

●	Whether the market for healthcare services continues to grow, and, if it does, the pace at which it may grow; and

●	Our ability to compete against large competitors in a rapidly changing market.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise, except as required by law.

Readers should read this prospectus in conjunction with the discussion under the caption “Risk Factors”, our financial statements and the related notes thereto in this prospectus.

USE OF PROCEEDS

After deducting the estimated underwriter’s discount and offering expenses payable by us, we expect to receive net proceeds of approximately $4,200,000 from this offering.

We plan to use the net proceeds of this offering for the implementation of our business plan including mergers and acquisitions, debt repayment, laboratory and clinical trials, general and administrative expenses and working capital.

Our business plan contemplates potential mergers and acquisitions that could provide additional products, personnel and technologies, and a substantial portion of the net proceeds from this offering may be used for those mergers and acquisitions. While we discuss potential mergers and acquisitions from time to time, we currently have no commitments or agreements for any mergers or acquisitions. Further, we cannot guarantee that we will complete any future mergers or acquisitions.

On April 19, 2017, we entered into a loan agreement with Lotus Capital Overseas Limited providing for the issuance of a loan in the principal amount of $2,100,000. Proceeds from the loan were used to purchase our commercial property, including our corporate headquarters, located in Freehold, New Jersey. On May 3, 2018 we signed an extension agreement with the lender to extend the loan maturity date to March 31, 2019. The annual interest rate for the loan is 10%. On August 3, 2018, we signed an extension agreement with the lender and the loan maturity date was extended to March 31, 2020. As of the date of this prospectus, the remaining principal balance of the loan was $1,000,000.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors.” We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

COMMON SHARE PRICE RANGE

Our common stock is quoted on the OTCQB Marketplace under the symbol “AVCO.” Prior to October 18, 2016, our common stock was quoted on the OTCQB Marketplace under the symbol “GTHC.”

The following table sets forth, for each of the calendar periods indicated, the quarterly high and low closing bid prices for our common stock quoted on the OTCQB Marketplace since February 22, 2016 (there were no bid prices prior to February 22, 2016). The prices in the table represent prices between dealers and do not include adjustments for retail mark-up, markdown or commission and may not represent actual transactions.

2016	High	Low
First Quarter (from February 22, 2016)	$0.16	$0.16
Second Quarter	$0.16	$0.04
Third Quarter	$0.04	$0.04
Fourth Quarter	$3.00	$0.04

2017
First Quarter	$5.00	$1.00
Second Quarter	$1.49	$0.51
Third Quarter	$3.50	$0.51
Fourth Quarter	$4.60	$1.35

2018
First Quarter	$3.97	$0.98
Second Quarter	$3.04	$1.50
Third Quarter (through August 6, 2018)	$2.90	$2.50

The last reported sale price for our common stock on August 6, 2018 was $2.50 per share. As of March 31, 2018, there were approximately 52 registered holders of record of our shares of common stock, based upon information received from our stock transfer agent. However, this number does not include beneficial owners whose shares were held of record by nominees or broker dealers.

Following completion of this offering, we intend to list our common stock on either the Nasdaq Capital Market or the NYSE American LLC. However, our common stock will not be listed on either exchange upon completion of this offering.

CAPITALIZATION

The following table describes our cash and our capitalization as of March 31, 2018:

●	on an actual basis; and

●	on an as adjusted basis to reflect our receipt of the net proceeds from this offering after deducting the underwriting commissions and estimated offering expenses payable by us.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our common stock and other terms of this offering determined at pricing. You should read this capitalization table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included elsewhere in this prospectus.

	As of March 31, 2018
	Actual	As Adjusted (1)
Cash	$2,125,656	$6,325,656
Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value; 490,000,000 shares authorized; 70,278,622 shares issued and 69,758,622 shares outstanding, respectively, actual; 72,500,844 shares issued and 71,980,844 shares outstanding, respectively, as adjusted	7,028	7,250
Additional paid-in capital	12,016,633	16,216,411
Less: common stock held in treasury, at cost;
520,000 shares at March 31, 2018	(522,500)	(522,500)
Accumulated deficit	(4,999,233)	(4,999,233)
Statutory reserve	6,578	6,578
Accumulated other comprehensive loss - foreign currency translation adjustment	(39,316)	(39,316)
Total Avalon GloboCare Corp. stockholders' equity	6,469,190	10,669,190
Non-controlling interest	(654,624)	(654,624)
Total equity	5,814,566	10,014,566
Total capitalization	$5,814,566	$10,014,566

(1) As adjusted to reflect the net proceeds of approximately $4,200,000 we expect to receive from this offering after deducting the estimated underwriting commission (5.0%) and our estimated offering expenses at an assumed public offering price of $2.25 per share.

The outstanding share information in the table above excludes 2,410,000 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2018, with a weighted average exercise price of $0.67 per share.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Dilution results from the fact that the per share offering price is substantially in excess of the book value per share of common stock attributable to the existing shareholders for our presently outstanding shares of common stock. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of March 31, 2018, was $4,967,823, or $0.07 per share.

Our post offering as adjusted net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2018, will be approximately $9,167,823 or approximately $0.13 per share. This would result in dilution to investors in this offering of approximately $2.12 per share or approximately 94.2% from the assumed offering price of $2.25  per share. Net tangible book value per share would increase to the benefit of present shareholders by $0.06 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

Assumed offering price per share	$2.25
Net tangible book value per share as of March 31, 2018	$0.07
Increase in net tangible book value per share attributable to investors participating in the offering	$0.06
As adjusted net tangible book value per share immediately after the offering	$0.13
Dilution per share to investors participating in the offering	$2.12

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of the estimated underwriting commissions and our estimated offering expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing shareholders	69,758,622	97%	$4,967,823	50%	$0.07
New investors	2,222,222	3%	$5,000,000	50%	$2.25
Total	71,980,844	100%	$9,967,823	100%	$0.14

The outstanding share information in the table above excludes 2,410,000 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2018, with a weighted average exercise price of $0.67 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial data for the periods and at the dates indicated. The selected consolidated statements of operations data for the years ended December 31, 2017 and 2016 and the selected consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements, included elsewhere in this prospectus. The selected consolidated statements of operations data for the three months ended March 31, 2018 and 2017 and the selected consolidated balance sheet data as of March 31, 2018 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of the results expected for a full fiscal year.

You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

	For the Three Months	For the Three Months	For the Year	For the Year
	Ended	Ended	Ended	Ended
	March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016
Revenue
Real property rental	$296,623	$-	$828,663	$-
Medical related consulting services - related parties	-	66,286	222,611	616,446
Development services and sales of developed products	11,290	-	26,276	-
Total revenues	307,913	66,286	1,077,550	616,446
Costs and expenses
Real property operating expenses	210,274	-	542,371	-
Medical related consulting services - related parties	-	99,581	272,400	73,066
Development services and sales of developed products	16,520	-	15,016	-
Total costs and expenses	226,794	99,581	829,787	73,066
Real property operating income	86,349	-	286,292	-
Gross (loss) profit from medical related consulting services	-	(33,295)	(49,789)	543,380
Gross (loss) profit from development services and sales of developed products	(5,230)	-	11,260	-
Compensation and related benefits	538,814	182,927	1,291,183	10,088
Professional fees	571,772	207,218	1,033,308	395,780
Impairment loss	-	-	1,321,338	-
Total other operating expenses	1,395,838	459,588	4,125,626	466,447
Total other (expense) income, net	(236,250)	(56,450)	(171,782)	575
Income taxes	-	-	-	21,927
Net (loss) income	$(1,550,969)	$(549,333)	$(4,049,645)	$55,581
Net (loss) income attributable to Avalon GloboCare Corp. common shareholders	(1,481,579)	(549,333)	(3,464,285)	55,581
Net (loss) income per common share attributable to Avalon GloboCare Corp. common shareholders - basic and diluted	$(0.02)	$(0.01)	$(0.05)	$0.00
Weighted average common shares outstanding - basic and diluted	69,781,733	62,595,289	65,033,472	51,139,475

Consolidated Balance Sheet Data:

	March 31,	December 31,	December 31,
	2018	2017	2016
Cash	$2,125,656	$3,027,033	$2,886,189
Total current assets	2,283,206	3,234,977	3,706,213
Total non-current assets	9,299,448	9,434,056	295
Total assets	11,582,654	12,669,033	3,706,508
Total current liabilities	5,768,088	5,360,184	160,317
Total liabilities	5,768,088	5,360,184	160,317
Total Avalon GloboCare Corp. stockholders' equity	6,469,190	7,894,243	3,546,191
Non-controlling interest	(654,624)	(585,394)	-
Total equity	5,814,566	7,308,849	3,546,191
Total liabilities and equity	$11,582,654	$12,669,033	$3,706,508

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2017 and 2016 and the three months ended March 31, 2018 and 2017 should be read in conjunction with our consolidated financial statements and related notes to those consolidated financial statements that are included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

The results of operations related to the development services and sales of developed products segment are included in our results of operations commencing October 25, 2017 (the effective date of the acquisition of Beijing GenExosome) to December 31, 2017.

Overview

We are dedicated to integrating and managing global healthcare services and resources, as well as empowering high-impact biomedical innovations and technologies to accelerate their clinical applications. Operating through two major platforms, namely “Avalon Cell” and “Avalon Rehab”, our “Technology + Service” ecosystem covers the areas of regenerative medicine, cell-based immunotherapy, exosome technology, telemedicine with medical second opinion/referral services, as well as rehabilitation medicine.

In addition, we are engaged in the development of exosome technology to improve the diagnosis and management of diseases. Exosomes are tiny, subcellular, membrane-bound vesicles 30-150 nm in diameter that are released by almost all cell types and can carry membrane and cellular proteins, as well as genetic materials that are representative of the cell of origin. Profiling various bio-molecules in exosomes may serve as useful biomarkers for a wide variety of diseases. Our isolation system is designed to be used by researchers for biomarker discovery and clinical diagnostic development, and advancement of targeted therapies. Currently, isolation systems and service are available to isolate exosomes or extract exosomal RNA/protein from serum/plasma, urine and saliva samples. We are seeking to decode proteomic and genomic alterations underlying a wide-range of pathologies, thus allowing for the introduction of novel non-invasive “liquid biopsies”. Our mission is focused on diagnostic advancements in the fields of oncology, infectious diseases and fibrotic diseases, and the discovery of disease-specific exosomes to provide the disease origin insight necessary to enable personalized clinical management. There is no guarantee that we will be able to successfully achieve our stated mission.

We currently generate revenue by providing medical related consulting services in advanced areas of immunotherapy and second opinion/referral services through Avalon Healthcare System, Inc., or AHS, and Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai. Our medical related consulting services include research studies, executive education, daily online executive briefings, tailored expert advisory services, and consulting and management services. We typically charge an annual fee. Through our services, we attempt to have our clients focus on important problems by providing an analysis of the evolving healthcare industry and the methods prevalent in the industry to solve those problems through counsel, business planning and support.

Further, we generate revenue by performing development services for hospitals and sales of related products developed to hospitals through GenExosome Technologies Inc., or GenExosome, and Beijing Jieteng (GenExosome) Biotech Co., Ltd., or Beijing GenExosome.

We also own and operate rental real property in New Jersey.

The value of the Renminbi, or RMB, the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies such as the U.S. dollar have generally been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets.

Going Concern

We have limited operations. These consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, we had working capital deficit (total current liabilities in excess of total current assets) and an accumulated deficit of $3,484,882 and $4,999,233 at March 31, 2018, respectively, and had a net loss and net cash flow used in operating activities of $4,049,645 and $1,339,692 for the year ended December 31, 2017, respectively and a net loss and net cash flow used in operating activities of $1,550,969 and $416,234 for the three months ended March 31, 2018, respectively.

We have a limited operating history and our continued growth is dependent upon the continuation of providing medical related consulting services to our only clients who are related parties and through performing development services for hospitals and sales of related products developed to our several clients, generating rental revenue from our income-producing real estate property in New Jersey and generating revenue from proprietary exosome isolation systems by developing proprietary diagnostic and therapeutic products leveraging exosome technology; and obtaining additional financing to fund future obligations and pay liabilities arising from normal business operations. In addition, the current cash balance cannot be projected to cover the operating expenses for the next twelve months from the date of this prospectus.

Our capital requirements for the next twelve months primarily relate to working capital requirements, including marketing expenses, salaries and fees related to third parties’ professional services, capital expenditures and reduction of accrued liabilities, mergers, acquisitions and the development of business opportunities. These uses of cash will depend on numerous factors including our sales and other revenues, and our ability to control costs. All funds received have been expended in the furtherance of growing the business. We will need to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our available cash will be insufficient to satisfy our cash requirements under our present operating expectations. Other than funds received from the sale of our equity and advances from our related parties, we presently have no other significant alternative source of working capital. We have used these funds to fund our operating expenses, pay our obligations and grow our company. We will need to raise significant additional capital to fund our operations and to provide working capital for our ongoing operations and obligations.

These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital, implement our business plan, and generate significant revenues. There are no assurances that we will be successful in our efforts to generate significant revenues, maintain sufficient cash balance or report profitable operations or to continue as a going concern. We plan on raising capital through the sale of equity or debt instruments to implement our business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to us on satisfactory terms and conditions, if any.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to the allowance for doubtful accounts, reserve for obsolete inventory, the useful life of property, plant, equipment and investment in real estate and intangible assets, assumptions used in assessing impairment of long-term assets, the fair value of assets acquired and liabilities assumed in acquisition, valuation of deferred tax assets, accruals for taxes due, the value of stock-based compensation, and valuation of options.

We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the purchase price is fixed or determinable and collectability is reasonably assured.

Types of revenue:

●	Rental revenue from leasing commercial property under operating leases with terms of generally two years or more.

●	Service fees under consulting agreements with related parties to provide medical related consulting services to our clients. We are paid for our services by our clients pursuant to the terms of the written consulting agreements. Each contract calls for a fixed payment in a fixed period of time.

●	Service fees under agreements to perform development services for hospitals. We do not perform contracts that are contingent upon successful results.

●	Sales of developed products to hospitals in connection with performing development services.

Revenue recognition criteria:

●	We recognize rental revenue from our commercial leases on a straight-line basis over the life of the lease including rent holidays, if any. Straight-line rent receivable consists of the difference between the tenants’ rents calculated on a straight-line basis from the date of lease commencement over the remaining terms of the related leases and the tenants’ actual rents due under the lease agreements and is included in tenants receivable in the accompanying consolidated balance sheets. Revenues associated with operating expense recoveries are recognized in the period in which the expenses are incurred.

●	We recognize revenue by providing medical related consulting services under written service contracts with our customers. Revenue related to our service offerings is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. Prepayments, if any, received from customers prior to the services being performed are recorded as advance from customers. In these cases, when the services are performed, the amount recorded as advance from customers is recognized as revenue.

●	Revenue from development services performed under hospital contracts is recognized when it is earned pursuant to the terms of the contract. Each contract calls for a fixed dollar amount with a specified time period. These contracts generally involve up-front payment. Revenue is recognized for these projects as services are provided.

●	Revenue from sales of developed items to hospitals, which call for the transfer of other items developed during the projects to the customers, is recognized when the item is shipped to the customer and title is transferred.

We do not offer promotional payments, customer coupons, rebates or other cash redemption offers to our customers.

Income Taxes

We are governed by the income tax laws of China and the United States. Income taxes are accounted for pursuant to ASC 740 “Accounting for Income Taxes,” which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. The charge for taxes is based on the results for the period as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is changed to equity. Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and we intend to settle its current tax assets and liabilities on a net basis.

Stock-based Compensation

Stock based compensation is accounted for based on the requirements of the Share-Based Payment topic of Accounting Standards Codification (“ASC”) 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award. The Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is recognized over the period of services or the vesting period, whichever is applicable. Compensation expense for unvested options to non-employees is re-measured at each balance sheet date and is being amortized over the vesting period of the options.

Non-controlling Interest

As of March 31, 2018, Dr. Yu Zhou, director and co-chief executive officer of GenExosome who owned 40% of the equity interests of GenExosome, which is not under our control.

Acquisition

We account for acquisitions using the acquisition method of accounting, whereby the results of operations are included in the financial statements from the date of acquisition. The purchase price is allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill.

Effective October 25, 2017, pursuant to the Stock Purchase Agreement as discussed elsewhere in this prospectus, our majority-owned subsidiary, GenExosome, acquired 100% of Beijing GenExosome.

In according to the acquisition, Beijing GenExosome’s assets and liabilities were recorded at their fair values as of the effective date, October 25, 2017, and the results of operations of Beijing GenExosome are consolidated with results of operations of us, starting on October 25, 2017.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”), which modified lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases under previous accounting standards and disclosing key information about leasing arrangements. This pronouncement is effective for reporting periods beginning after December 15, 2018 using a modified retrospective adoption method. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the classification of certain specific cash flow issues including debt prepayment or extinguishment costs, settlement of certain debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of certain insurance claims and distributions received from equity method investees. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. An entity that elects early adoption must adopt all of the amendments in the same period. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. This guidance will be effective for us in the first fiscal quarter of 2018 on a prospective basis, and early adoption is permitted. We do not expect the standard to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation: Scope of Modification Accounting. The guidance clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Entities will apply the modification accounting guidance if the value, vesting conditions or classification of the award changes. This guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our consolidated financial condition, results of operations, cash flows or disclosures.

Results of Operations

Comparison of Results of Operations for the Three Months Ended March 31, 2018 and 2017

Revenues

We generated real property rental revenue commencing in May 2017. We had revenue from performing development services for hospitals and sales of developed products to hospitals commencing on October 25, 2017 and we generated revenue from medical related consulting services commencing in July 2016.

For the three months ended March 31, 2018, we had real property rental revenue of $296,623.

For the three months ended March 31, 2018, we had revenue from contract services through performing development services for hospitals and sales of developed products to hospitals of $11,290.

For the three months ended March 31, 2018, we did not have any medical related consulting services revenue since there was no demand for our consulting service from our related parties in the period. For the three months ended March 31, 2017, we had medical related consulting services revenue from related parties of $66,286.

Costs and Expenses

Real property operating expenses consist of property management fees, property insurance, real estate taxes, depreciation, repairs and maintenance fees, utilities and other expenses related to our rental properties.

For the three months ended March 31, 2018, real property operating expenses amounted to $210,274. There were no comparative revenue and related operating expenses from our real property operating business for the three months ended March 31, 2017 since we started our real property rental operations during the second quarter of 2017.

Costs of development services and sales of developed products include inventory costs, materials and supplies costs, internal labor and related benefits, depreciation, other overhead costs and shipping and handling costs incurred.

Costs of development services for hospitals and sales of developed products to hospitals was $16,520 for the three months ended March 31, 2018. There were no comparable revenue nor costs of revenue from our development services and sales of developed products operations prior to the date of acquisition, October 25, 2017.

Costs of medical related consulting services include the cost of internal labor and related benefits, travel expenses related to medical related consulting services, subcontractor costs, other related consulting costs, and other overhead costs. Subcontractor costs were costs related to medical related consulting services incurred by our subcontractor, such as medical professional’s compensation and travel costs.

Costs of medical related consulting services for the three months ended March 31, 2017 was $99,581. There were no comparative revenue and related costs of revenue from our medical related consulting services for the three months ended March 31, 2018 since there was no demand for our consulting service from our related parties in the period and there was no order for our medical related consulting services from third party.

Real Property Operating Income

Our real property operating income was $86,349 for the three months ended March 31, 2018. We did not generate any real property operating income for the three months ended March 31, 2017.

Gross Loss from Development Services and Sales of Developed Products and Gross Margin

Our gross loss from development services and sales of developed products was $5,230 for the three months ended March 31, 2018, representing gross margin of (46.3)%, which was primarily resulted from low revenue and the allocation of fixed costs, mainly consisting of depreciation and internal labor and related benefits, to cost of the low level of revenue.

Gross Loss from Medical Related Consulting Services and Gross Margin

We did not generate any gross income from medical related consulting services in the three months ended March 31, 2018. Our gross loss from medical related consulting services for the three months ended March 31, 2017 was $33,295, representing gross margin of (50.2)%.

Other Operating Expenses

For the three months ended March 31, 2018 and 2017, other operating expenses consisted of the following:

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Selling expenses	$—	$8,711
Compensation and related benefits	538,814	182,927
Professional fees	571,772	207,218
Amortization	81,893	—
Travel and entertainment	57,948	8,608
Rent and related utilities	29,388	36,428
Other general and administrative	116,023	15,696
	$1,395,838	$459,588

●       Our selling expense consisted of salaries of sales personnel and travel and entertainment costs incurred by our sales department. We did not incur any selling expense during the first quarter of fiscal 2018.

●       For the three months ended March 31, 2018, compensation and related benefits increased by $355,887, or 194.6%, as compared to the three months ended March 31, 2017. The significant increase was primarily attributable to an increase in stock-based compensation of approximately $177,000 which reflected the value of options granted and vested to our management in the first quarter of fiscal 2018, and an increase in employee salaries and related benefits of approximately $179,000 due to the increase in general and administrative personnel resulting from our business expansion.

●       Professional fees primarily consisted of accounting fees, audit fees, legal service fees, consulting fees, investor relations service charges and other fees incurred for service related to being a public company. For the three months ended March 31, 2018, professional fees increased by $364,554, or 175.9%, as compared to the three months ended March 31, 2017. The significant increase was mainly attributable to an increase in consulting fees of approximately $271,000 due to the increase in use of consulting services providers, an increase in investor relations charge of approximately $43,000 due to the increase in investor relations activities incurred, and an increase in other miscellaneous items of approximately $50,000 reflecting our business expansion. We expect professional fees to increase as we incur significant costs associated with our public company reporting requirements, and costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission.

●       For the three months ended March 31, 2018, amortization expense increased by $81,893, or 100.0%, as compared to the three months ended March 31, 2017. We purchased intangible assets and commenced to amortize it in the fourth quarter of fiscal 2017.

●       For the three months ended March 31, 2018, travel and entertainment expense increased by $49,340, or 573.2%, as compared to the three months ended March 31, 2017, mainly due to our business expansion.

●       For the three months ended March 31, 2018, rent and related utilities expenses decreased by $7,040, or 19.3%, as compared to the three months ended March 31, 2017.

●       Other general and administrative expenses mainly consisted of office supplies, miscellaneous taxes, bank service charge, academic sponsorship and other miscellaneous items. For the three months ended March 31, 2018, other general and administrative expenses increased by $100,327, or 639.2%, as compared to the three months ended March 31, 2017. The increase was primarily due to an increase in academic sponsorship incurred of approximately $71,000, and an increase in other miscellaneous items of approximately $29,000 resulting from our business expansion.

Loss from Operations

As a result of the foregoing, for the three months ended March 31, 2018, loss from operations amounted to $1,314,719, as compared to loss from operations of $492,883 for the three months ended March 31, 2017, a change of $821,836, or 166.7%.

Other Income (Expense)

Other income (expense) includes interest income from bank deposits, interest expense incurred from our outstanding loan and $1 million refundable deposit which we repaid in April 2018 as described elsewhere in this report, foreign currency transaction loss, and other nominal income.

Other expense, net, totaled $236,250 for the three months ended March 31, 2018, as compared to $56,450 for the three months ended March 31, 2017, a change of $179,800, which was mainly attributable to an increase in interest expense of approximately $237,000, offset by a decrease in foreign currency transaction loss of approximately $57,000.

Income Taxes

We did not have any income taxes expense for the three months ended March 31, 2018 and 2017 since we incurred losses in the periods.

Net Loss

As a result of the factors described above, our net loss was $1,550,969 for the three months ended March 31, 2018, as compared with net loss of $549,333 for the three months ended March 31, 2017, a change of $1,001,636 or 182.3%.

Net Loss Attributable to Avalon GloboCare Corp.

The net loss attributable to Avalon GloboCare Corp. was $1,481,579, or $(0.02) per share (basic and diluted) for the three months ended March 31, 2018, as compared with net loss attributable to Avalon GloboCare Corp. of $549,333, or $(0.01) per share (basic and diluted) for the three months ended March 31, 2017, a change of $932,246 or 169.7%.

Foreign Currency Translation Adjustment

Our reporting currency is the U.S. dollar. The functional currency of the company, AHS, Avalon (BVI) Ltd. (dormant, will be dissolved in 2018), Avalon RT 9, and GenExosome, is the U.S. dollar and the functional currency of Avalon Shanghai and Beijing GenExosome, is the Chinese Renminbi (“RMB”). The financial statements of our subsidiaries whose functional currency is the RMB are translated to U.S. dollars using period end rates of exchange for assets and liabilities, average rate of exchange for revenue, costs, and expenses and cash flows, and at historical exchange rates for equity. Net gains and losses resulting from foreign exchange transactions are included in the results of operations. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $52,838 and a foreign currency translation loss of $39,771 for the three months ended March 31, 2018 and 2017, respectively. This non-cash gain/loss had the effect of decreasing/increasing our reported comprehensive loss.

Comprehensive Loss

As a result of our foreign currency translation adjustment, we had comprehensive loss of $1,498,131 and $589,104 for the three months ended March 31, 2018 and 2017, respectively.

Comparison of Results of Operations for the Years Ended December 31, 2017 and 2016

Revenues

We generated real property rental revenue commencing in May 2017 and we generated revenue from medical related consulting services commencing in July 2016. We had revenue from performing development services for hospitals and sales of developed products to hospitals commencing in October 2017.

For the year ended December 31, 2017, we had real property rental revenue of $828,663. We did not generate any real property rental revenue for the year ended December 31, 2016.

For the year ended December 31, 2017, we had medical related consulting services revenue from related parties of $222,611, as compared to medical related consulting services revenue from related parties of $616,446 for the year ended December 31, 2016, representing a decrease of $393,835, or 63.9%. The decrease was mainly attributable to the decreased demand for our consulting service from our related parties.

For the year ended December 31, 2017, we had revenue from contract services through performing development services for hospitals and sales of developed products to hospitals of $26,276, which represents revenue from October 25, 2017 (the date of acquisition of Beijing GenExosome) to December 31, 2017.

Costs and Expenses

Real property operating expenses consist of property management fees, property insurance, real estate taxes, depreciation, repairs and maintenance fees, utilities and other expenses related to our rental properties.

For the year ended December 31, 2017, real property operating expenses amounted to $542,371. There were no comparative revenue and related operating expenses from our real property operating business for the year ended December 31, 2016 since we started our real property rental operations during the second quarter of 2017.

Costs of medical related consulting services include the cost of internal labor and related benefits, travel expenses related to medical related consulting services, subcontractor costs, other related consulting costs, and other overhead costs. Subcontractor costs were costs related to medical related consulting services incurred by our subcontractor, such as medical professional’s compensation and travel costs.

Costs of medical related consulting services for the year ended December 31, 2017 was $272,400, representing an increase of $199,334, or 272.8%, as compared to $73,066 for the year ended December 31, 2016. The increase was primarily attributable to the allocation of fixed costs, mainly consisting of internal labor and related benefits, to our costs of medical related consulting services.

Costs of development services and sales of developed products include inventory costs, materials and supplies costs, internal labor and related benefits, depreciation and other overhead costs incurred.

Costs of development services for hospitals and sales of developed products to hospitals was $15,016 for the year ended December 31, 2017, which represents costs from October 25, 2017 (the date of acquisition of Beijing GenExosome) to December 31, 2017. There was no comparable revenue nor costs of revenue from our development services and sales of developed products operations prior to the date of acquisition.

Real Property Operating Income

Our real property operating income was $286,292 for the year ended December 31, 2017. We did not generate any real property operating income for the year ended December 31, 2016.

Gross (Loss) Profit from Medical Related Consulting Services and Gross Margin

Our gross loss from medical related consulting services for the year ended December 31, 2017 was $49,789, representing a change of $593,169, or (109.2)%, as compared to gross profit of $543,380 for the year ended December 31, 2016, mainly due to the decrease in our consulting services revenue and increase in our consulting services costs. Gross margin decreased to (22.4)% for the year ended December 31, 2017 from 88.1% for the year ended December 31, 2016. The decrease in gross margin for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily resulted from low consulting services revenue and the allocation of fixed costs, mainly consisting of internal labor and related benefits, to costs of the low level of consulting revenue.

Gross Profit from Development Services and Sales of Developed Products

Our gross profit from development services and sales of developed products was $11,260 for the year ended December 31, 2017, representing a gross margin of 42.9%.

Other Operating Expenses

For the years ended December 31, 2017 and 2016, other operating expenses consisted of the following:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Selling expenses	$15,253	$6,894
Compensation and related benefits	1,291,183	10,088
Professional fees	1,033,308	395,780
Rent expenses	138,307	2,000
Other general and administrative	326,237	51,685
Impairment loss	1,321,338	—
	$4,125,626	$466,447

●	Our selling expense consisted of salaries of sales personnel and travel and entertainment costs incurred by our sales department. For the year ended December 31, 2017, selling expense increased by $8,359, or 121.3%, as compared to the year ended December 31, 2016. In the year ended December 31, 2017, we hired a sales representative to enhance our visibility and market our services in order to generate orders for our medical related consulting services. Therefore, our selling expense increased.

●	For the year ended December 31, 2017, compensation and related benefits increased by $1,281,095, or 12,699.2%, as compared to the year ended December 31, 2016. The significant increase was primarily attributable to an increase in stock-based compensation of approximately $844,000 which reflected the value of options granted and vested to our management in 2017, and an increase in employee salaries and related benefits of approximately $437,000 due to the increase in general and administrative personnel resulting from our business expansion.

●	Professional fees primarily consisted of accounting fees, audit fees, legal service fees, consulting fees, investor relations service charges and other fees incurred for service related to becoming and being a public company. For the year ended December 31, 2017, professional fees increased by $637,528, or 161.1%, as compared to the year ended December 31, 2016. The significant increase was mainly attributable to an increase in consulting fees of approximately $289,000 due to the increase in use of consulting services providers, an increase in accounting fees of approximately $84,000 incurred for services performed by our financial consultant, an increase in audit fees of approximately $186,000 mainly due to the increase in audit service related to a target company acquisition and Form S-1 registration statement, an increase in legal services fees of approximately $89,000, offset by a decrease in other miscellaneous items of approximately $10,000. We expect professional fees to increase as we incur significant costs associated with our public company reporting requirements, and costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission.

●	For the year ended December 31, 2017, rent expenses increased by $136,307, or 6,815.4%, as compared to the year ended December 31, 2016, reflecting our business expansion.

●	Other general and administrative expenses mainly consisted of travel and entertainment, office supplies, miscellaneous taxes, amortization of intangible assets, bank service charge and other miscellaneous items. For the year ended December 31, 2017, other general and administrative expenses increased by $274,552, or 531.2%, as compared to the year ended December 31, 2016. The increase was primarily due to an increase in our travel and entertainment expense of approximately $123,000, an increase in amortization of intangible assets of approximately $86,000, an increase in miscellaneous taxes of approximately $30,000 and an increase in other miscellaneous items of approximately $36,000 resulting from our business expansion.

●	In December 2017, we assessed our four patents and other technologies for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and we calculated that the estimated undiscounted cash flows were less than the carrying amount of those patents and other technologies. Based on our analysis, we recognized an impairment loss of $923,769 for the year ended December 31, 2017, which reduced the value of our four patents and other technologies purchased to $1,583,260. In addition, in December 2017, we assessed our goodwill for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and we calculated that the estimated undiscounted cash flows were less than the carrying amount of goodwill. Based on our analysis, we recognized an impairment loss of $397,569 for the year ended December 31, 2017, which reduced the value of goodwill acquired to zero. We did not record any impairment charge for the year ended December 31, 2016.

(Loss) Income from Operations

As a result of the foregoing, for the year ended December 31, 2017, loss from operations amounted to $3,877,863, as compared to income from operations of $76,933 for the year ended December 31, 2016, a change of $3,954,796, or 5,140.6%.

Other Income (Expense)

Other income (expense) includes interest income from bank deposits, interest expense incurred from loan payable, foreign currency transaction loss, and grant income from the Chinese government.

Other expense, net, totaled $171,782 for the year ended December 31, 2017, as compared to other income, net, of $575 for the year ended December 31, 2016, a change of $172,357, which was mainly attributable to an increase in interest expense of approximately $138,000, and an increase in foreign currency transaction loss of approximately $57,000, offset by an increase in grant income of approximately $22,000.

Grant income represents incentives granted and received from the Chinese government to encourage technology innovation.

Income Taxes

We did not have any income taxes expense for the year ended December 31, 2017 since we did not generate any taxable income in this year. Income taxes expense was $21,927 for the year ended December 31, 2016, which was attributable to the taxable income generated by our China operating entity, Avalon Shanghai.

Net (Loss) Income

As a result of the factors described above, our net loss was $4,049,645 for the year ended December 31, 2017, as compared with net income of $55,581 for the year ended December 31, 2016, a change of $4,105,226 or 7,386.0%.

Net (Loss) Income Attributable to Avalon GloboCare Corp.

The net loss attributable to Avalon GloboCare Corp. was $3,464,285, or $(0.05) per share (basic and diluted), for the year ended December 31, 2017, as compared with net income attributable to Avalon GloboCare Corp. of $55,581, or $0.00 per share (basic and diluted) for the year ended December 31, 2016, a change of $3,519,866 or 6,332.9%.

Foreign Currency Translation Adjustment

Our reporting currency is the U.S. dollar. The functional currency of the company, AHS, Avalon (BVI) Ltd. (dormant, to be dissolved in 2018), Avalon RT 9, and GenExosome, is the U.S. dollar and the functional currency of Avalon Shanghai and Beijing GenExosome, is the Chinese Renminbi, or RMB. The financial statements of our subsidiaries whose functional currency is the RMB are translated to U.S. dollars using period end rates of exchange for assets and liabilities, average rate of exchange for revenue, costs, and expenses and cash flows, and at historical exchange rates for equity. Net gains and losses resulting from foreign exchange transactions are included in the results of operations. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $2,540 and a foreign currency translation loss of $94,568 for the years ended December 31, 2017 and 2016, respectively. This non-cash gain/loss had the effect of decreasing/increasing our reported comprehensive loss.

Comprehensive Loss

As a result of our foreign currency translation adjustment, we had comprehensive loss of $4,047,105 and $38,987 for the years ended December 31, 2017 and 2016, respectively.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At March 31, 2018 and December 31, 2017, we had cash balance of approximately $2,126,000 and $3,027,000, respectively. These funds are kept in financial institutions located as follows:

Country:	March 31, 2018		December 31, 2017
United States	$873,663	41.1%	$1,700,024	56.2%
China	1,251,993	58.9%	1,327,009	43.8%
Total cash	$2,125,656	100.0%	$3,027,033	100.0%

Under applicable PRC regulations, foreign invested enterprises, or FIEs, in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the cumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

In addition, a portion of our businesses and assets are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. These currency exchange control procedures imposed by the PRC government authorities may restrict the ability of our PRC subsidiaries to transfer their net assets to us through loans, advances or cash dividends.

The current PRC Enterprise Income Tax, or EIT, Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement.

 The following table sets forth a summary of changes in our working capital from December 31, 2017 to March 31, 2018:

			December 31, 2017 to March 31, 2018
	December 31, 2017	March 31, 2018	Change	Percentage Change
Working capital (deficit):
Total current assets	$3,234,977	$2,283,206	$(951,771)	(29.4)%
Total current liabilities	5,360,184	5,768,088	407,904	7.6%
Working capital (deficit)	$(2,125,207)	$(3,484,882)	$(1,359,675)	64.0%

Our working capital deficit increased by $1,359,675 to working capital deficit of $3,484,882 at March 31, 2018 from working capital deficit of $2,125,207 at December 31, 2017. The increase in working capital deficit was primarily attributable to a decrease in cash of approximately $901,000, since we spent cash of $522,500 on repurchase of our common stock and used cash of approximately $416,000 in our operating activities in the first quarter of fiscal 2018, a decrease in prepaid expenses and other current assets of approximately $75,000, an increase in accrued liabilities and other payables of approximately $178,000, an increase in interest payable of approximately $237,000, and an increase in VAT and other taxes payable of approximately $31,000, offset by an increase in security deposit of approximately $21,000, a decrease in accrued liabilities and other payables – related parties of approximately $14,000, and a decrease in tenants’ security deposit of approximately $19,000.

Because the exchange rate conversion is different for the consolidated balance sheets and the consolidated statements of cash flows, the changes in assets and liabilities reflected on the consolidated statements of cash flows are not necessarily identical with the comparable changes reflected on the consolidated balance sheets.

Cash Flows for the Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

The following summarizes the key components of our cash flows for the years ended December 31, 2017 and 2016:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Net cash (used in) provided by operating activities	$(1,339,692)	$13,984
Net cash used in investing activities	(8,014,448)	(930,334)
Net cash provided by financing activities	9,502,225	3,785,000
Effect of exchange rate on cash	(7,241)	(92,047)
Net increase in cash	$140,844	$2,776,603

Net cash flow used in operating activities for the year ended December 31, 2017 was $1,339,692, which primarily reflected our net loss of approximately $4,050,000, and the changes in operating assets and liabilities, net of assets and liabilities assumed in business acquisition, primarily consisting of an increase in tenants receivable of approximately $38,000, an increase in prepaid expenses and other current assets of approximately $99,000, an increase in security deposit of approximately $30,000, and a decrease in income taxes payable of approximately $22,000, offset by a decrease in accounts receivable – related parties of approximately $72,000, an increase in accrued liabilities and other payables of approximately $215,000, an increase in accrued liabilities and other payables – related parties of approximately $31,000, an increase in deferred rental income of approximately $13,000, and an increase in tenants’ security deposit of approximately $92,000, and the add-back of non-cash items consisting of depreciation and amortization expense of approximately $182,000, stock-based compensation of approximately $993,000, and impairment loss of approximately $1,321,000.

Net cash flow provided by operating activities for the year ended December 31, 2016 was approximately $14,000, which primarily reflected our net income of approximately $56,000, and the add-back of non-cash items mainly consisting of stock-based professional fees of approximately $53,000, and changes in operating assets and liabilities consisting of an increase in accrued liabilities and other payables of approximately $6,000, an increase in income taxes payable of approximately $22,000, and an increase in VAT and other taxes payable of approximately $12,000, offset by changes in operating assets and liabilities consisting of an increase in accounts receivable – related parties of approximately $73,000, an increase in prepaid expenses and other of approximately $51,000, and a decrease in accrued liabilities and other payables – related parties of approximately $10,000.

We expect our cash used in operating activities to increase due to the following:

●	the development and commercialization of exosome products;

●	an increase in professional staff and services including increased costs of being a public company and additions to sales personnel; and

●	an increase in public relations, marketing, advertising and/or sales promotions for existing and/or new brands as we expand within existing markets or enter new markets.

Net cash flow used in investing activities was $8,014,448 for the year ended December 31, 2017 as compared to $930,334 for the year ended December 31, 2016. During the year ended December 31, 2017, we made payment for purchase of long-term assets of approximately $148,000, made payment for purchase of property, plant and equipment of approximately $54,000, made payment for purchase of intangible assets of approximately $876,000, and made payment for purchase of commercial real estate of approximately $7,009,000, offset by cash acquired on business acquisition of approximately $72,000. During the year ended December 31, 2016, we made prepayments for acquisition of real property of $700,000, made payment for the purchase of Avalon GloboCare Corp.’s shares of $230,000 and made payments for the purchase of property, plant and equipment of $334.

Net cash flow provided by financing activities was $9,502,225 for the year ended December 31, 2017 as compared to $3,785,000 for the year ended December 31, 2016. During the year ended December 31, 2017, we received $2,100,000 proceeds from loan payable, received $210,000 advance from related parties, received $3,000,000 proceeds of refundable deposit as earnest money in connection with the Share Subscription Agreement related to the 3,000,000 shares of common stock issued to the March 2017 accredited investor who is an entrusted party that holds the shares on behalf of Beijing DOING Biomedical Technology Co., Ltd., and received net proceeds of approximately $5,099,000 (net of issuance costs of $50,625) from sale of common stock, offset by repayment for loan of $600,000 and repayment for related parties’ advance of approximately $307,000. During the year ended December 31, 2016, we received proceeds from related parties’ advance of $9,000, and received proceeds from AHS’s founders’ contribution of $141,000, and received proceeds from sale of common stock of $3,635,000, in funding our operations.

Cash Flows for the Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

The following summarizes the key components of our cash flows for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net cash used in operating activities	$(416,234)	$(412,814)
Net cash used in investing activities	(7,852)	(2,000)
Net cash (used in) provided by financing activities	(522,500)	3,000,000
Effect of exchange rate on cash	45,209	(40,147)
Net (decrease) increase in cash	$(901,377)	$2,545,039

Net cash flow used in operating activities for the three months ended March 31, 2018 was $416,234, which primarily reflected our net loss of approximately $1,551,000, and the changes in operating assets and liabilities, primarily consisting of a decrease in accrued liabilities and other payables – related parties of approximately $14,000, and a decrease in tenants’ security deposit of approximately $19,000, offset by a decrease in prepaid expenses and other current assets of approximately $76,000, an increase in accrued liabilities and other payables of approximately $178,000, an increase in interest payable of approximately $237,000, an increase in VAT and other taxes payable of approximately $31,000, and the add-back of non-cash items consisting of depreciation and amortization expense of approximately $123,000, and stock-based compensation and service fees of approximately $526,000.

Net cash flow used in operating activities for the three months ended March 31, 2017 was $412,814, which primarily reflected our net loss of approximately $549,000, and the changes in operating assets and liabilities primarily consisting of an increase in security deposit of approximately $24,000, and a decrease in income taxes payable of approximately $21,000, offset by an increase in accrued liabilities and other payables of approximately $29,000, and an increase in accrued liabilities and other payables – related parties of approximately $16,000, and the add-back of non-cash items mainly consisting of stock-based compensation of approximately $138,000.

We expect our cash used in operating activities to increase due to the following:

●	the development and commercialization of exosome products;

●	an increase in professional staff and services including increased costs of being a public company; and

●	an increase in public relations and/or sales promotions for existing and/or new brands as we expand within existing markets or enter new markets.

Net cash flow used in investing activities was $7,852 for the three months ended March 31, 2018 as compared to $2,000 for the three months ended March 31, 2017. During the three months ended March 31, 2018, we made payment for purchase of property and equipment of approximately $8,000. During the three months ended March 31, 2017, we made prepayment for acquisition of real property of $2,000.

Net cash flow used in financing activities was $522,500 for the three months ended March 31, 2018 as compared to net cash flow provided by financing activities of $3,000,000 for the three months ended March 31, 2017. During the three months ended March 31, 2018, we spent cash of approximately $523,000 on repurchase of our common stock. During the three months ended March 31, 2017, we received $3,000,000 proceeds of refundable deposit as earnest money in connection with the share subscription agreement related to the 3,000,000 shares of common stock issued to the March 2017 accredited investor who is an entrusted party that holds the shares on behalf of DOING.

Our capital requirements for the next twelve months primarily relate to working capital requirements, including salaries and fees related to third parties’ professional services, reduction of accrued liabilities, mergers, acquisitions and the development of business opportunities. These uses of cash will depend on numerous factors including our sales and other revenues, and our ability to control costs. All funds received have been expended in the furtherance of growing the business. In addition, we need to pay for acquisition consideration which shall be paid on Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised), and repay for outstanding loan principal and corresponding accrued and unpaid interest. In April 2018, we repaid partial loan principal of $500,000 to the lender and in May 2018, we refunded one-third refundable deposit of $1.0 million principal and corresponding interest to DOING under our repayment obligation. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	an increase in working capital requirements to finance our current business;

●	repayment for outstanding loan;

●	the use of capital for mergers, acquisitions and the development of business opportunities;

●	addition of administrative personnel as the business grows; and

●	the cost of being a public company.

Currently, we use our cash to support our operations and to provide working capital for our ongoing operations and obligations. We estimate that we will require additional working capital to fund our current operations for the next 12 months. We have historically funded our capital expenditures through cash flow provided by loans, related parties’ advances, and equity financing. In April and May 2018, we received net cash proceeds of approximately $4.3 million from three accredited investors as described elsewhere in this prospectus. Considering our available cash together with our cash inflow from financing, we believe that it is not likely that we will not meet our anticipated cash requirements for the next twelve months.

Although we estimate that our current cash will be sufficient to meet our anticipated cash requirements for the next twelve months, we need to either borrow funds or raise additional capital through equity or debt financings in order to support our future mergers or acquisitions and the development of our business opportunities. However, we cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows. The following tables summarize our contractual obligations as of December 31, 2017, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
Contractual obligations:	Total	Less than 1 year	1-3 years	3-5 years	5+ years

Legal service contract	$30,000	$30,000	$—	$—	$—
Financial consulting service contract	10,000	10,000	—	—	—
Real property management agreement	86,672	65,004	21,668	—	—
Office leases commitment	111,182	102,411	8,771	—	—
Investor relations service contract	10,000	10,000	—	—	—
Consulting service agreement	65,000	65,000	—	—	—
Financial advisory service agreement	30,000	30,000	—	—	—
Acquisition consideration	450,000	450,000	—	—	—
Laboratory equipment purchase commitment	94,000	94,000
Loan payable (principal)	1,500,000	1,500,000	—	—	—
Accrued interest for loan	138,110	138,110	—	—	—

Total	$2,524,964	$2,494,525	$30,439	$—	$—

Off-balance Sheet Arrangements

We presently do not have off-balance sheet arrangements.

Foreign Currency Exchange Rate Risk

A portion of our operations are in China. Thus, a portion of our revenues and operating results may be impacted by exchange rate fluctuations between RMB and US dollars. For the three months ended March 31, 2018 and 2017, we had unrealized foreign currency translation gain of approximately $53,000 and unrealized foreign currency translation loss of approximately $40,000, respectively, because of changes in the exchange rate.

Inflation

The effect of inflation on our revenue and operating results was not significant.

BUSINESS

Overview

We are dedicated to integrating and managing global healthcare services and resources, as well as empowering high-impact biomedical innovations and technologies to accelerate their clinical applications. Operating through two major platforms, namely “Avalon Cell” and “Avalon Rehab”, our “Technology + Service” ecosystem covers the areas of regenerative medicine, cell-based immunotherapy, exosome technology, as well as rehabilitation medicine. We plan to integrate these services through joint ventures and accretive acquisitions that bring shareholder value both in the short term, through operational entities as part of Avalon Rehab, and long term, through biomedical innovation development as part of Avalon Cell, such as our recent joint venture for the advancement of exosome isolation systems and related products.

In addition, we are engaged in the development of exosome technology to improve the diagnosis and management of diseases. Exosomes are tiny, subcellular, membrane-bound vesicles 30-150 nm in diameter that are released by almost all cell types and can carry membrane and cellular proteins, as well as genetic materials that are representative of the cell of origin. Profiling various bio-molecules in exosomes may serve as useful biomarkers for a wide variety of diseases. Our isolation system is designed to be used by researchers for biomarker discovery and clinical diagnostic development, and advancement of targeted therapies. Currently, isolation systems and service are available to isolate exosomes or extract exosomal RNA/protein from serum/plasma, urine and saliva samples. We are seeking to decode proteomic and genomic alterations underlying a wide-range of pathologies, thus allowing for the introduction of novel non-invasive “liquid biopsies”. Our mission is focused on diagnostic advancements in the fields of oncology, infectious diseases and fibrotic diseases, and the discovery of disease-specific exosomes to provide the disease origin insight necessary to enable personalized clinical management. There is no guarantee that we will be able to successfully achieve our stated mission.

We currently generate revenue by selling exosome isolation systems in China and the United States through our joint venture GenExosome Technologies, Inc. In addition, we provide medical related consulting services in advanced areas of immunotherapy and second opinion/referral services through our wholly-owned subsidiary Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai. We also own and operate commercial real estate in New Jersey, where we are headquartered.

Corporate Information

We were incorporated under the laws of the State of Delaware on July 28, 2014 under the name Global Technologies Corp. On October 18, 2016, we changed our name to Avalon GloboCare Corp. and completed a reverse split of our shares of common stock at a ratio of 1:4.

We own 100% of the capital stock of Avalon Healthcare Systems, Inc., a Delaware corporation, or AHS, which we acquired on October 19, 2016. AHS was incorporated on May 18, 2015 under the laws of the State of Delaware. In addition, we own through AHS 100% of the capital stock of Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai, which is a wholly foreign-owned enterprise, or WOFE, organized under the laws of the People’s Republic of China, or PRC or China. Avalon Shanghai was incorporated on April 29, 2016 and is engaged in medical related consulting services for customers. On February 7, 2017, we formed Avalon RT 9 Properties, LLC, a New Jersey limited liability company, and on January 23, 2017, we incorporated Avalon (BVI) Ltd, a British Virgin Islands company (dormant, to be dissolved in 2018). In July 2017, we formed GenExosome Technologies Inc., a Nevada corporation, or GenExosome. On October 25, 2017, we and GenExosome entered into a Securities Purchase Agreement pursuant to which we acquired 600 shares of GenExosome in consideration of $1,326,087 in cash and 500,000 shares of our common stock. On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which we acquired all assets, including all intellectual property, held by Dr. Zhou pertaining to the business of researching, developing and commercializing exosome technologies in consideration of $876,087 in cash, 500,000 shares of our common stock and 400 shares of common stock of GenExosome. As a result of the above transactions, we hold 60% of GenExosome and Dr. Zhou holds 40% of GenExosome. On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China, Beijing GenExosome, and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000.

The following diagram illustrates our corporate structure as of the date of this prospectus:

The above diagram does not include our wholly-owned subsidiary, Avactis Biosciences, Inc., which was formed on July 18, 2018 and has no current operations.

Sales and Marketing

We seek to develop new business through relationships driven by our senior management, which have extensive contacts throughout the healthcare system. Our senior management will be seeking opportunities for joint ventures, strategic relationships and acquisitions in consulting, biomedical innovations, and telemedicine, and rehabilitation centers.

Services

We currently generate revenue from related party strategic relationships through Avalon Shanghai that provide consultative services in advanced areas of immunotherapy and second opinion/referral services. In addition, our services are targeted at serving our clients and using our insights and deep expertise to produce tangible and significant results. Our services include research studies, executive education, daily online executive briefings, tailored expert advisory services, and consulting and management services. We typically charge an annual fee. Through our services, we attempt to have our clients focus on important problems by providing an analysis of the evolving healthcare industry and the methods prevalent in the industry to solve those problems through counsel, business planning and support. We tailor these solutions to the client’s specific strategic challenges, operational issues, and management concerns. We plan to expand our business services throughout the United States via our two major “Technology + Service” platforms: “Avalon Cell” and “Avalon Rehab”.

 Strategic Partnerships

We are actively seeking potential strategic partnerships in our area of focus. In addition, we are actively seeking target acquisitions that add accretive value to our strategic plan. There is no guarantee that we will be able to successfully sign a definitive agreement, close or implement such business arrangement. Through our recent joint venture in the area of exosome technology, we are actively developing strategic relationships for the distribution and sale of our exosome isolation system and for the commercialization of exosome related products and diagnostic services.

Markets

We will focus on the following markets in developing our core business:

Platform “Avalon Cell”

Regarded as the future of medicine, we believe cell-based therapeutics will replace pharmaceuticals as a more effective and functional modality in disease treatment. We are actively engaging in this revolutionary trend and positioning to take a leading role in cell-based technology and therapeutics. The business model for our “Avalon Cell” platform is based on stringent criteria in the selection and evaluation of candidate projects at different stages of their developmental cycle. We particularly focus on projects that have strong intellectual property and distinctive innovation, as well as being translational, application-driven, and commercialization-ready. Our technology-based platform, “Avalon Cell”, comprises four programs:

●	Exosome technology, small extracellular vesicles that have great potential to be used as a vehicle for drug delivery in the treatment of various diseases and biomarkers for early stage diagnosis. We have commenced developing collaborative sites at Weill Cornell Medical College, MD Anderson Cancer Center and Mayo Clinic in the United States, as well as Lu Daopei Hospital of Daopei Medical Group and Da An Gene Co, Ltd., in China, focusing on exosome-based diagnostics, therapeutics, bio-banking, as well as “Exosomics Big Data”, in the unmet areas of oral cancer, ovary cancer and liver fibrosis;

●	Endothelial cells, namely therapeutics involving the cells that line blood vessels and regulate exchanges between the bloodstream and surrounding tissue. These programs will occur with our collaborative sites at Weill Cornell Medical College Department of Pathology and Ansary Stem Cell Institute, focusing on standardization of endothelial cell banking and therapeutics;

●	Regenerative medicine; and

●	Cell-based immunotherapy (including cells such as NK, DC-CIK, CAR-T).

Platform “Avalon Rehab”

A growing trend in China is in the sector of rehabilitation medicine. With our strong capabilities in integrating global technology and resources in physical medicine and rehabilitation, we will work towards positioning ourselves to take a leading role in this area through our “Avalon Rehab” platform. Our goal with this platform is to provide a turnkey, full suite of rehab services including physical therapy, occupational therapy, robotic engineering, cybernetics, and clinical nutrition. We will also engage in strategic partnerships with our institutional clients, building the leading and most authoritative network of integrated physical medicine and rehabilitation, particularly for cancer rehab patients. We expect our initial flagship clinical bases for Avalon Rehab to include: Hebei Yanda Lu Daopei Hospital, Beijing Lu Daopei Hospital, and Beijing Daopei Hematology Hospital, with participating strategic partners MD Anderson Cancer Center and Kessler Rehabilitation Institute. The focus will be on accretive acquisitions and joint venture strategic partnerships that are in revenue generating, cash flow positive positions to support biomedical innovation development while providing immediate shareholder value.

Revenue

GenExosome Technologies, Inc.

Through our majority-owned subsidiary, GenExosome Technologies, Inc., or GenExosome, we market and sell our proprietary exosome isolation systems. Exosomes are small extracellular vesicles that we believe may be used as a vehicle for drug delivery in the treatment of various diseases, and biomarkers for early stage diagnosis and as enhancements to certain cosmetic treatments and procedures. We currently produce our isolation systems in China and the U.S. and sell these systems primarily to research laboratories and universities.

Further, we generate revenue by performing development services for hospitals and sales of related products developed to hospitals through GenExosome and Beijing Jieteng (GenExosome) Biotech Co., Ltd., or Beijing GenExosome, GenExosome’s wholly-owned subsidiary.

Avalon RT 9 Properties, LLC

In May 2017, we acquired commercial property located in Freehold, New Jersey. This property is now our corporate headquarters and contains several commercial tenants that generate revenue through rental income. The revenue generated from the commercial tenants in our Freehold, New Jersey headquarters is facilitated through a management agreement with a company, which is controlled by Wenzhao Lu, our major shareholder and chairman of the Board of Directors, based in the United States.

Avalon Shanghai

We currently generate revenue by providing medical related consulting services in advanced areas of immunotherapy and second opinion/referral services through Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai. Our medical related consulting services include research studies, executive education, daily online executive briefings, tailored expert advisory services, and consulting and management services. We typically charge an annual fee. Through our services we attempt to have our clients focus on important problems by providing an analysis of the evolving healthcare industry and the methods prevalent in the industry to solve those problems through counsel, business planning and support. The revenue generated from our related parties in China is managed by our employees residing in China and contactors who are retained as needed. Our contracts with the Ludaopei Hematology Research Institute Co., Ltd, a subsidiary of the Daopei Hospital Group (a related party of ours), expired as of March 31, 2018. On April 1, 2018, Avalon Shanghai entered into an advisory service contract with Beijing Ludaopei Blood Disease Research Institute Co., Ltd., a subsidiary of the Daopei Hospital Group (a related party of ours). Under the terms of the contract, we will receive advisory service fees in the aggregate amount of $300,000, of which $150,000 was invoiced on June 30, 2018 and the remaining $150,000 will be invoiced on or before September 30, 2018. The contract expires on December 31, 2018. Consulting services to be provided by Avalon Shanghai under the contract include:

●	providing scientific research consulting services;

●	integrating experts, medical institutions and other resources in the United States in support of scientific research;

●	providing technical education and training; and

●	assisting in publication of academic papers.

Strategic Development

We intend to focus on three components. The initial component will be focused on acquiring and/or managing fixed assets including healthcare real estate as well as stem cell banks. In addition, we intend to pursue the acquisition and development of healthcare related technologies for cell related diagnostics and therapeutics through acquisition, licensing or joint ventures with major universities and biotech companies. We will also consider a third avenue of investing in certain technologies for cell related diagnostics and therapeutics.

Intellectual Property

Our goal is to obtain, maintain and enforce patent rights for our products, formulations, processes, methods of use and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and abroad. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. Even patent protection, however, may not always afford us with complete protection against competitors who seek to circumvent our patents. If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure and use of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions relevant to our technologies and important to our business.

Through GenExosome, we have applied for four patents in China with related trademarks. We are in the process of applying for those same patents and trademarks in the United States and are also in the process of developing additional patents and related intellectual property. We own and control a variety of trade secrets, confidential information, trademarks, trade names, copyrights, and other intellectual property rights that, in the aggregate, are of material importance to our business. We consider our trademarks, service marks, and other intellectual property to be proprietary, and rely on a combination of copyright, trademark, trade secret, non-disclosure, and contractual safeguards to protect our intellectual property rights.

Current patent applications in China are as follows.

Application of an Exosomal MicroRNA in plasma as biomarker to diagnosis LIVER CANCER	Patent application number: CN 2016 1 0675107.5
Clinical application of circulating exosome carried miRNA-33b in the diagnosis of liver cancer	Patent application number: CN 2016 1 0675110.7
Saliva exosome-based methods and composition for the Diagnosis, Staging and Prognosis of ORAL CANCER	Patent application number: CN 2017 1 0330847.X
A novel exosome-based therapeutics against proliferative oral diseases	Patent application number: CN 2017 1 0330835.7

Competition

GenExosome Technologies, Inc.

We currently market for sale our proprietary exosome isolation system. There are other companies that produce exosome isolation systems. However, our internal analysis shows that most exosome isolation systems use a centrifuge process for isolation which takes several hours and results in a low purity. Our isolation system is a membrane system which isolates exosomes in a few minutes with a higher purity than competing systems.

We believe that our proprietary isolation system is superior to competing systems and plan to continue to improve our process to maintain competitive advantages in the market.

Avalon Shanghai

In our current consulting business in the People’s Republic of China, or PRC or China, we compete with a number of advisory firm offering similar service including consulting and strategy firms; market research, data, benchmarking, and forecasting providers; technology vendors and services firms; healthcare information technology firms; technology advisory firms; outsourcing firms; and specialized providers of educational and training services. Other organizations, such as state and national trade associations, group purchasing organizations, non-profit think-tanks, and database companies, also may offer research, consulting, tools, and education services to health care and education organizations.

We believe that the principal competitive factors in our market include quality and timeliness of our services, strength and depth of relationships with our clients, ability to meet the changing needs of current and prospective clients, measurable returns on customer investment, and service and affordability.

As our business develops and we expand through joint ventures, acquisitions and strategic partnerships in the U.S. and PRC, we will have competition with other direct service providers, emerging technologies and medical communication platforms. We will seek to maintain a competitive advantage through intellectual property, superior quality management and cutting edge technology.

Rt. 9 Properties, LLC

Our executive commercial building in Freehold, New Jersey is located on a major highway and is one of the largest buildings in the surrounding areas. It is centrally located and maintains high occupancy. There are other commercial properties in the vicinity that offer similar amenities. However, premier executive offices are limited and as such we expect to continue to maintain high occupancy in the near term.

Manufacturing

GenExosome presently maintains its laboratory, research and manufacturing facilities in leased premises located in Beijing, China and Columbus, Ohio. We manufacture and assemble our exosome isolation systems for sale to research laboratories and universities. The exosome isolation system is comprised of our proprietary reagent with specifically designed membranes. We assemble the isolation system at our premises through commercially available purchased components that we modify in a proprietary manner and assemble in our systems, which are then shipped to our customers.

Legal Proceedings

From time to time, we are subject to ordinary routine litigation incidental to our normal business operations. We are not currently a party to, and our property is not subject to, any material legal proceedings.

Properties

Our principal offices are located at 4400 Route 9 South, Freehold, NJ 07728. The office building is owned by our subsidiary, Avalon RT 9 Properties, LLC, which is in business of owning and operating an income-producing real property. Our property is well maintained, adequately meets our needs, and is being utilized for its intended purpose.

We lease additional office space for operations. Office location is not crucial to our operations, and we anticipate no difficulty in extending these leases or obtaining comparable office space.

We are obligated under various lease agreements providing for office space that expire at various dates through the year 2019. Total rent expense under these lease agreements was $138,307 and $2,000 for the years ended December 31, 2017 and 2016, respectively.

We believe that our current office space is adequate for our current and immediately foreseeable operating needs.

Employees

As of March 31, 2018, we had 13 employees, seven of which are full time employees. Three full time employees and one part time employee are in the U.S. and four full time and five part time employees are in China. None of our employees are represented by a collective bargaining arrangement.

Government Regulation

Overview

The healthcare industry in the PRC and U.S. is highly regulated and subject to changing political, legislative, regulatory, and other influences. Further, the healthcare industry is currently undergoing rapid change. We are uncertain how, when or in what context these new changes will be adopted or implemented. These new regulations could create unexpected liabilities for us, could cause us or our members to incur additional costs and could restrict our or our clients’ operations. Many of the laws are complex and their application to us, our clients, or the specific services and relationships we have with our members are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or our other failure to comply, could create liability for us, result in adverse publicity, and otherwise negatively affect our business.

Despite efforts to develop its legal system over the past several decades, including but not limited to legislation dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, the PRC continues to lack a comprehensive system of laws. Further, the laws that do exist in the PRC are often vague, ambiguous and difficult to enforce, which could negatively affect our ability to do business in China and compete with other companies in our segments.

In September 2006, the Ministry of Commerce, or MOFCOM, promulgated the Regulations on Foreign Investors’ Mergers and Acquisitions of Domestic Enterprises, or the M&A Regulations, in an effort to better regulate foreign investment in the PRC. The M&A Regulations were adopted in part as a needed codification of certain joint venture formation and operating practices, and also in response to the government’s increasing concern about protecting domestic companies in perceived key industries and those associated with national security, as well as the outflow of well-known trademarks, including traditional Chinese brands.

As a U.S. based company doing business in the PRC, we seek to comply with all PRC laws, rules and regulations and pronouncements, and endeavor to obtain all necessary approvals from applicable PRC regulatory agencies such as the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, or SAFE.

Drug Approval Process

The research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of our product candidates are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as the FDA’s refusal to approve a pending new drug application, or NDA, or a pending biologics license application, or BLA, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution.

Pharmaceutical products such as ours may not be commercially marketed without prior approval from the FDA and comparable regulatory agencies in other countries. In the United States, the process to receiving such approval is long, expensive and risky, and includes the following steps:

●	pre-clinical laboratory tests, animal studies, and formulation studies;
●	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;
●	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;
●	submission to the FDA of an NDA or BLA;
●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or cGMPs;
●	a potential FDA audit of the preclinical and clinical trial sites that generated the data in support of the NDA or BLA;

●	the ability to obtain clearance or approval of companion diagnostic tests, if required, on a timely basis, or at all; and
●	FDA review and approval of the NDA or BLA.

Regulation by U.S. and foreign governmental authorities is a significant factor affecting our ability to commercialize any of our products, as well as the timing of such commercialization and our ongoing research and development activities. The commercialization of drug products requires regulatory approval by governmental agencies prior to commercialization. Various laws and regulations govern or influence the research and development, non-clinical and clinical testing, manufacturing, processing, packing, validation, safety, labeling, storage, record keeping, registration, listing, distribution, advertising, sale, marketing and post-marketing commitments of our products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable laws and regulations, require expending substantial resources.

The results of pre-clinical testing, which include laboratory evaluation of product chemistry and formulation, animal studies to assess the potential safety and efficacy of the product and its formulations, details concerning the drug manufacturing process and its controls, and a proposed clinical trial protocol and other information must be submitted to the FDA as part of an IND that must be reviewed and become effective before clinical testing can begin. The study protocol and informed consent information for patients in clinical trials must also be submitted to an independent Institutional Review Board, or IRB, for approval covering each institution at which the clinical trial will be conducted. Once a sponsor submits an IND, the sponsor must wait 30 calendar days before initiating any clinical trials. If the FDA has comments or questions within this 30-day period, the issue(s) must be resolved to the satisfaction of the FDA before clinical trials can begin. In addition, the FDA, an IRB or the company may impose a clinical hold on ongoing clinical trials due to safety concerns. If the FDA imposes a clinical hold, clinical trials can only proceed under terms authorized by the FDA. Our pre-clinical and clinical studies must conform to the FDA’s Good Laboratory Practice, or GLP, and Good Clinical Practice, or GCP, requirements, respectively, which are designed to ensure the quality and integrity of submitted data and protect the rights and well-being of study patients. Information for certain clinical trials also must be publicly disclosed within certain time limits on the clinical trial registry and results databank maintained by the NIH.

Typically, clinical testing involves a three-phase process; however, the phases may overlap or be combined:

●	Phase I clinical trials typically are conducted in a small number of volunteers or patients to assess the early tolerability and safety profile, and the pattern of drug absorption, distribution and metabolism;
●	Phase II clinical trials typically are conducted in a limited patient population with a specific disease in order to assess appropriate dosages and dose regimens, expand evidence of the safety profile and evaluate preliminary efficacy; and
●	Phase III clinical trials typically are larger scale, multicenter, well-controlled trials conducted on patients with a specific disease to generate enough data to statistically evaluate the efficacy and safety of the product, to establish the overall benefit-risk relationship of the drug and to provide adequate information for the registration of the drug.

A therapeutic product candidate being studied in clinical trials may be made available for treatment of individual patients, in certain circumstances. Pursuant to the 21st Century Cures Act (Cures Act), which was signed into law in December 2016. The manufacturer of an investigational product for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational product.

The results of the pre-clinical and clinical testing, chemistry, manufacturing and control information, proposed labeling and other information are then submitted to the FDA in the form of either an NDA or BLA for review and potential approval to begin commercial sales. In responding to an NDA or BLA, the FDA may grant marketing approval, request additional information in a Complete Response Letter, or CRL, or deny the approval if it determines that the NDA or BLA does not provide an adequate basis for approval. A CRL generally contains a statement of specific conditions that must be met in order to secure final approval of an NDA or BLA and may require additional testing. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter, which authorizes commercial marketing of the product with specific prescribing information for specific indications, and sometimes with specified post-marketing commitments and/or distribution and use restrictions imposed under a Risk Evaluation and Mitigation Strategy program. Any approval required from the FDA might not be obtained on a timely basis, if at all.

Among the conditions for an NDA or BLA approval is the requirement that the manufacturing operations conform on an ongoing basis with cGMPs. In complying with cGMPs, we must expend time, money and effort in the areas of training, production and quality control within our own organization and at our contract manufacturing facilities. A successful inspection of the manufacturing facility by the FDA is usually a prerequisite for final approval of a pharmaceutical product. Following approval of the NDA or BLA, we and our manufacturers will remain subject to periodic inspections by the FDA to assess compliance with cGMPs requirements and the conditions of approval. We will also face similar inspections coordinated by foreign regulatory authorities.

Disclosure of Clinical Trial Information

Sponsors of certain clinical trials of FDA-regulated products are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial are then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast Track product at any time during the clinical development of the product. Unique to a Fast Track product, the FDA may consider for review sections of the marketing application on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application.

Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Under the Breakthrough Therapy program, products intended to treat a serious or life-threatening disease or condition may be eligible for the benefits of the Fast Track program when preliminary clinical evidence demonstrates that such product may have substantial improvement on one or more clinically significant endpoints over existing therapies. Additionally, FDA will seek to ensure the sponsor of a breakthrough therapy product receives timely advice and interactive communications to help the sponsor design and conduct a development program as efficiently as possible. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires as a condition for accelerated approval the pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, Breakthrough Therapy designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Regenerative Medicine Advanced Therapies (RMAT) Designation

The FDA has established a Regenerative Medicine Advanced Therapy, or RMAT, designation as part of its implementation of the 21st Century Cures Act, or Cures Act. The RMAT designation program is intended to fulfill the Cures Act requirement that the FDA facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (1) it qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. Like breakthrough therapy designation, RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate, and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of the therapy.

Post-Approval Requirements

Oftentimes, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval requirements are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA or BLA are required to report certain adverse reactions to the FDA, comply with certain requirements concerning advertising and promotional labeling for their products, and continue to have quality control and manufacturing procedures conform to cGMPs after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMPs compliance.

Pricing, Coverage and Reimbursement

Sales of pharmaceutical products depend, in part, on the extent to which the costs of products are covered and paid for by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. Third-party payors may limit coverage to specific products on an approved list or formulary, which might not include all of the FDA-approved products for a particular indication. Also, third-party payors may refuse to include a particular branded drug on their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or another alternative is available. Third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. The current U.S. administration has indicated support for possible new measures to regulate drug pricing.

For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, collectively referred to as the ACA, enacted in March 2010, has had a significant impact on the health care industry by, for example, expanding coverage for the uninsured and seeking to contain overall healthcare costs. With regard to pharmaceutical products, among other things, the ACA contains provisions that may reduce the profitability of drug products such as expanding and increasing industry rebates for drugs covered under Medicaid programs and making changes to the coverage requirements under the Medicare Part D program. Recently, the current U.S. administration and U.S. Congress have expressed a desire to modify, repeal, or otherwise invalidate all, or certain provisions of, the ACA, which has contributed to the uncertainty of the ongoing implementation and impact of the ACA and also underscores the potential for additional health care reform going forward. For example, the newly enacted federal income tax law includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Congress may consider other legislation that would alter other aspects of the ACA. There is still uncertainty with respect to the impact the current U.S. administration and the U.S. Congress may have, if any, and any changes will likely take time to unfold.

Further other legislative changes have been proposed and adopted since the ACA was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2027 unless additional Congressional action is taken. In addition, on February 9, 2018, Congress passed the Bipartisan Budget Act that made a number of healthcare reforms. For example, the law changes the discounts manufacturers are required to apply to their drugs under the Coverage Gap Discount Program from 50% to 70% of the negotiated price starting in 2019. In addition, the law increases civil and criminal penalties for fraud and abuse laws, including, for example, criminal fines for violations of the Anti-Kickback Statute increase from $25,000 to $100,000 and corresponding prison sentences also increase from no more than five years to no more than ten years.

There has also been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which have resulted in several Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, in September 2017, the California State Assembly approved SB17 which requires pharmaceutical companies to notify health insurers and government health plans at least 60 days before any scheduled increases in the prices of their products if they exceed 16% over a two-year period, and further requiring pharmaceutical companies to explain the reasons for such increase.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a product candidate must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, product candidates launched in the EU do not follow price structures of the U.S. and generally tend to have price structures that are significantly lower.

Other Healthcare Fraud and Abuse Laws

In the U.S., our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services (such as the Office of Inspector General and the Health Resources and Service Administration), the U.S. Department of Justice, or the DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA.

The federal false claims and civil monetary penalty laws, including the FCA, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product candidates may in the future be sold in a foreign country, we may be subject to similar foreign laws.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors, or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.

We expect our product, after approval, may be eligible for coverage under Medicare, the federal health care program that provides health care benefits to the aged and disabled, and covers outpatient services and supplies, including certain pharmaceutical products, that are medically necessary to treat a beneficiary’s health condition. In addition, the product may be covered and reimbursed under other government programs, such as Medicaid and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program. As part of the requirements to participate in certain government programs, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average manufacturer price, or AMP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely.

Additionally, the federal Physician Payments Sunshine Act, or the Sunshine Act, within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to report accurately could result in penalties. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

New Legislation and Regulations

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative changes will be enacted or whether FDA regulations, guidance, policies or interpretations will be changed or what the effect of such changes, if any, may be.

Company History

On October 19, 2016, we entered into and closed a Share Exchange Agreement with the shareholders of Avalon Healthcare System, Inc., a Delaware corporation, or AHS, each of which are accredited investors, or the AHS Shareholders, pursuant to which we acquired 100% of the outstanding securities of AHS in exchange for 50,000,000 shares of our common stock, or the AHS Acquisition. Considering that, following the acquisition, the AHS Shareholders control the majority of our outstanding voting common stock and we effectively succeeded our otherwise minimal operations to those that are theirs, AHS is considered the accounting acquirer in this reverse-acquisition transaction. A reverse-acquisition transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of AHS securities for our net monetary assets, which are deminimus, accompanied by a recapitalization. Accordingly, we have not recognized any goodwill or other intangible assets in connection with this reverse acquisition transaction. AHS is the surviving and continuing entity and the historical financials following the reverse acquisition transaction will be those of AHS. We were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately prior to our acquisition of AHS pursuant to the terms of the Share Exchange Agreement. AHS owns 100% of the capital stock of Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai, which is a wholly foreign-owned enterprise organized under the laws of the PRC. Avalon Shanghai was incorporated on April 29, 2016 and is engaged in medical related consulting services for customers. Consequently, we believe that acquisition has caused us to cease to be a shell company as we no longer have nominal operations.

On September 29, 2016, effective October 18, 2016, we filed a Certificate of Amendment of Certificate of Incorporation, or the Certificate, with the State of Delaware to (i) effect a reverse stock split of our outstanding and authorized shares of common stock at a ratio of 1 for 4, or the Reverse Stock Split, and (ii) effectuate a name change, or the Name Change. Fractional shares that resulted from the Reverse Stock Split were rounded up to the next highest number. As a result of the Name Change, our name changed from “Global Technologies Corp.” to “Avalon GloboCare Corp.” The Certificate was approved by the majority of our shareholders and by our Board of Directors. The effective date of the Reverse Stock Split and the Name Change was October 18, 2016.

On December 22, 2016, we entered into an Agreement of Sale, or the Purchase Agreement, with Freehold Craig Road Partnership, a New Jersey partnership, to purchase certain real property located in the Township of Freehold, County of Monmouth, State of New Jersey, having a street address of 4400 Route 9 South, Freehold, NJ 07728. All rights under the Purchase Agreement were assigned by us to Avalon RT 9 Properties, LLC, our wholly-owned subsidiary, or Avalon RT 9. Avalon RT 9 closed on the purchase of the property on May 5, 2017. The purchase price including adjustments paid by us for the property was $7.65 million in cash. The seller also assigned all lease agreements for all tenants on the property to Avalon RT 9.

In July 2017, we formed GenExosome Technologies Inc., a Nevada corporation, or GenExosome. On September 29, 2017, Dr. David K. Jin was appointed as the sole director and as the Chief Executive Officer, Chief Medical Officer and President, Meng Li was appointed as Chief Operating Officer and Secretary and Luisa Ingargiola was appointed as Chief Financial Officer. On October 25, 2017, we and GenExosome entered into a Securities Purchase Agreement pursuant to which we acquired 600 shares of GenExosome in consideration of $1,326,087 in cash and 500,000 shares of our common stock.

On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which we acquired all assets, including all intellectual property, held by Dr. Zhou pertaining to the business of researching, developing and commercializing exosome technologies including, but not limited to, patent application number CN 2016 1 0675107.5 (application of an Exosomal MicroRNA in plasma as biomarker to diagnosis liver cancer), patent application number CN 2016 1 0675110.7 (clinical application of circulating exosome carried miRNA-33b in the diagnosis of liver cancer), patent application number CN 2017 1 0330847.X (saliva exosome based methods and composition for the diagnosis, staging and prognosis of oral cancer) and patent application number CN 2017 1 0330835.7 (a novel exosome-based therapeutics against proliferative oral diseases). In consideration of the assets, GenExosome agreed to pay Dr. Zhou $876,087 in cash no later than November 24, 2017, transfer 500,000 shares of our common stock to Dr. Zhou no later than November 24, 2017 and issue Dr. Zhou 400 shares of common stock of GenExosome no later than November 24, 2017. The above transactions have since been completed and as a result, we hold 60% of GenExosome and Dr. Zhou holds 40% of GenExosome.

On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China, or Beijing GenExosome, and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000, which shall be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised), which we expect to be completed in the second quarter of 2018.

On October 25, 2017, GenExosome increased its size of its board of directors from one to four and appointed Wenzhao “Daniel” Lu, Meng Li and Dr. Zhou to the board of directors. In addition, Dr. Zhou was appointed as Co-Chief Executive Officer of GenExosome.

On October 25, 2017, Dr. Zhou and GenExosome entered into an Executive Retention Agreement pursuant to which Dr. Zhou agreed to serve as Co-Chief Executive Officer in consideration of an annual salary of $160,000. Dr. Zhou and GenExosome also entered into an Invention Assignment, Confidentiality, Non-Compete and Non-Solicit Agreement.

Beijing GenExosome is engaged in the development of exosome technology to improve diagnosis and management of diseases. Exosomes are tiny, subcellular, membrane-bound vesicles in diameter of 30-150 nm that are released by almost all cell types and that can carry membrane and cellular proteins, as well as genetic materials that are representative of the cell of origin. Profiling various bio-molecules in exosomes may serve as useful biomarkers for a wide variety of diseases. Beijing GenExosome’s research kits are designed to be used by researchers for biomarker discovery and clinical diagnostic development, and the advancement of targeted therapies. Currently, research kits and service are available to isolate exosomes or extract exosomal RNA/protein from serum/plasma, urine and saliva samples. Beijing GenExosome is seeking to decode proteomic and genomic alterations underlying a wide-range of pathologies, thus allowing for the introduction of novel non-invasive “liquid biopsies”. Its mission is focused toward diagnostic advancements in the fields of oncology, infectious diseases and fibrotic diseases, and discovery of disease-specific exosomes to provide disease origin insight necessary to enable personalized clinical management. There is no guarantee that Beijing GenExosome will be able to successfully achieve its stated mission.

MANAGEMENT

Directors and Executive Officers

Below are the names of and certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Wenzhao Lu	58	Chairman of the Board of Directors
David Jin, MD, PhD	49	Chief Executive Officer, President and Director
Meng Li	39	Chief Operating Officer and Secretary
Luisa Ingargiola	50	Chief Financial Officer
Steven A. Sanders	72	Director

Yancen Lu Wilbert J. Tauzin II	42 74	Director Director

William B. Stilley, III	50	Director

Tevi Troy	51	Director

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at our annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

The principal occupation and business experience during at least the past five years for our executive officers and directors is as follows:

Wenzhao Lu, Chairman of the Board of Directors

Mr. Wenzhao Lu is our Chairman of the Board. He is a seasoned healthcare entrepreneur with extensive operational knowledge and experience in China. He has been serving as Chairman of the Board for the Daopei Medical Group, or DPMG, since 2010. Under his leadership, DPMG has recently expanded its clinical network involving a state-of-the-art stem cell bank at Wuhan Biolake, three top-ranked private hospitals (located in Beijing, Shanghai, and Hebei), specialty hematology laboratories, as well as a hematology research institute, with more than 100 partnering and collaborating hospitals in China. DPMG was founded by Professor Daopei Lu, a renowned hematologist pioneering in hematopoietic stem cell transplant and member of the Academy of Engineering in China. Mr. Wenzhao Lu received a Bachelor of Arts from Temple University Tyler School of Arts in 1988 and subsequently worked as senior Art Director at Ogilvy & Mather Advertising Company. Prior to joining DPMG, Mr. Lu served as Chief Operating Officer for BioTime Asia Limited, which is a subsidiary of BioTime, Inc. (NYSE American: BTX) in 2009. Mr. Lu is qualified to serve as a director because of his extensive operational knowledge of, and executive level management experience in, the healthcare industry.

David Jin, Chief Executive Officer, President and Director

Dr. David Jin, MD, PhD, is our Chief Executive Officer, President and a member of the Board of Directors. From 2009 to 2017, Dr. Jin has served as the Chief Medical Officer of BioTime, Inc. (NYSE American: BTX), a clinical stage regenerative medicine company with a focus on pluripotent stem cell technology. Dr. Jin also acts as a senior translational clinician-scientist at the Howard Hughes Medical Institute and the Ansary Stem Cell Center at Weill Cornell Medical College of Cornell University. Prior to his current endeavors, Dr. Jin was Chief Consultant/Advisor for various biotech/pharmaceutical companies regarding hematology, oncology, immunotherapy and stem cell-based technology development. Dr. Jin has been Principle Investigator in more than 15 pre-clinical and clinical trials, as well as author/co-author of over 80 peer-reviewed scientific abstracts, articles, reviews, and book chapters. Dr. Jin studied medicine at SUNY Downstate College of Medicine in Brooklyn, New York. He received his clinical training and subsequent faculty tenure at the New York-Presbyterian Hospital (the teaching hospital for both Cornell and Columbia Universities) in the areas of internal medicine, hematology, and clinical oncology. Dr. Jin was honored as Top Chief Medical Officer by ExecRank in 2012, as well as recognized by Leading Physicians of the World in 2015. Dr. Jin is qualified to serve as a director because of his role with us, and his extensive operational knowledge of, and executive level management experience in, the healthcare industry.

Meng Li, Chief Operating Officer and Secretary

Ms. Meng Li is our Chief Operating Officer and Secretary and a former member of the Board of Directors. Ms. Li has over 15 years of executive experience in international marketing, branding, communications, and media investment consultancy. Ms. Li served as Managing Director at Maxus/GroupM (a WPP Group company) where she was responsible for business P&L and corporate management from 2006 to 2015. Prior to joining Maxus/Group M, Ms. Li worked for Zenith Media (a Publicis Group company) from 2000 to 2006 as Senior Manager. Ms. Li received a Bachelor of Arts in International Economic Law from Dalian Maritime University in China.

Luisa Ingargiola, Chief Financial Officer

Luisa Ingargiola is our Chief Financial Officer. Ms. Ingargiola graduated in 1989 from Boston University with a Bachelor’s degree in Business Administration and a concentration in Finance. In 1996, she received her MBA in Health Administration from the University of South Florida. In 1990, Ms. Ingargiola joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division. In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments. In 1992, Ms. Ingargiola joined MetLife Insurance Company as a Budget and Expense Manager. In this capacity she managed a $30 million annual budget. Her responsibilities included budget implementation, expense and variance analysis and financial reporting. From 2007 through 2016, Ms. Ingargiola served as the Chief Financial Officer at MagneGas Corporation (Nasdaq: MNGA) and continues to serve as a director. Ms. Ingargiola serves as the Audit Committee Chair of FTE Networks, Inc. (NYSE American: FTNW) and Electrameccanica Vehicles Corp. (OTCQB:ECCTF) and serves as Director of The JBF Foundation Worldwide, a 501(c)(3) non-profit.

Steven A. Sanders, Director

Steven A. Sanders is a member of the Board of Directors. Since January 2017, Mr. Sanders has been Of Counsel to the law firm of Ortoli Rosenstadt LLP. From July 2007 until January 2017, Mr. Sanders was a Senior Partner of Ortoli Rosenstadt LLP. From January 1, 2004 until June 30, 2007, he was Of Counsel to the law firm of Rubin, Bailin, Ortoli, LLP. From January 1, 2001 to December 31, 2003, he was Counsel to the law firm of Spitzer & Feldman PC. Mr. Sanders also serves as a Director of Helijet International, Inc. and Electrameccanica Vehicles Corp. (OTCQB:ECCTF). Additionally, he has been a director at the American Academy of Dramatic Arts since October 2013 and has been a director of the Bay Street Theater since February 2015. Mr. Sanders received his JD from Cornell University and his BBA from The City College of New York. Mr. Sanders is qualified to serve as a director because of his corporate, securities and international law experience, including working with companies in the life sciences industry.

Yancen Lu, Director

Yancen Lu is a member of the Board of Directors. Mr. Lu has more than 19 years of experience in investment banking and equity investment management. He is Managing Director of FountainVest Partners. In addition to his professionalism in securities, investment and capital management, Mr. Lu has a special focus and comprehensive understanding of the global medical and healthcare industry. He is Director of leading healthcare corporations including Sino Hospital Investment Corporation (Hong Kong), Chang’an Hospital (the largest private hospital in Northwest China), and DIH Medical Technologies. Mr. Lu received Bachelor’s and Master’s degrees in Engineering Economics from Tianjin University. Mr. Lu is qualified to serve as a director because of his extensive operational knowledge of, and executive level management experience in, the healthcare industry.

Wilbert J. Tauzin II, Director

Wilbert J. Tauzin II is a member of the Board of Directors. From December 2010 until March 1, 2014, Congressman Tauzin served as Special Legislative Counsel to Alston & Bird LLP. From December 2004 to June 2010, Congressman Tauzin was President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 13 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in in 1980. From January 2001 through February 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to serving as a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves as a director of Entergy Corporation and LHC Group, Inc., publicly-traded companies, and Lenitiv Scientific, LLC and Resilient Network Systems, LLC, both privately-held companies. Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctor degree from Louisiana State University. Congressman Tauzin is qualified to serve as a director because of his extensive knowledge of the pharmaceutical industry and his experience as a director of several publicly-traded and privately-held companies.

William B. Stilley, III, Director

William B. Stilley is a member of the Board of Directors. Mr. Stilley has been the chief executive officer Adial Pharmaceuticals, Inc. since December 2010, the secretary and treasurer of Adial Pharmaceuticals, Inc. since April 2012 and a member of the board of directors of Adial Pharmaceuticals, Inc. since April 2011. From August 2008 until December 2010, he was the vice president, business development and strategic projects at Clinical Data, Inc. (NASDQ: CLDA). From February 2002, Mr. Stilley was the COO and CFO of Adenosine Therapeutics, LLC until certain assets of Adenosine Therapeutics were acquired by Clinical Data, Inc. in August 2008. Mr. Stilley has served as an advisor of Adenosine Therapeutics, LLC since the sale of its assets to Clinical Data, Inc. and its subsequent acquisition of new assets. Mr. Stilley has advised both public and private companies on financing and M&A transactions, has been the interim CFO of a public company, the interim Chief Business Officer of Diffusion Pharmaceuticals from September 2015 through December 2015, and the COO and CFO of a number of private companies. Before entering the business community, Mr. Stilley served as Captain in the U.S. Marine Corps. Mr. Stilley has an MBA with honors from the Darden School of Business and a B.S. in Commerce/Marketing from the McIntire School of Commerce at the University of Virginia. Mr. Stilley is qualified to serve as a director because of his extensive knowledge of the biotechnology industry, significant executive leadership and operational experience, and knowledge of, and experience in, financing and M&A transactions.

Tevi Troy, Director

Tevi Troy is a member of the Board of Directors. Since February 2018, Dr. Troy has served as Vice President of Public Policy for Juul Labs. From 2014 to 2018, Dr. Troy was the founder and CEO of the American Health Policy Institute. Before that, Dr. Troy was Senior Fellow at Hudson Institute, where he remains an Adjunct Fellow. He has also been a Researcher at the American Enterprise Institute. On August 3, 2007, Dr. Troy was unanimously confirmed by the U.S. Senate as the Deputy Secretary of the U.S. Department of Health and Human Services. As Deputy Secretary, Dr. Troy was the chief operating officer of the largest civilian department in the federal government, with a budget of $716 billion and over 67,000 employees. Dr. Troy has extensive White House experience, having served in several high-level positions over a five-year period, culminating in his service as Deputy Assistant and then Acting Assistant to the President for Domestic Policy. Dr. Troy has held high-level positions on Capitol Hill as well. From 1998 to 2000, Dr. Troy served as the Policy Director for Senator John Ashcroft. From 1996 to 1998, Dr. Troy was Senior Domestic Policy Adviser and later Domestic Policy Director for the House Policy Committee, chaired by Christopher Cox. In addition to his senior level government work and health care expertise, Dr. Troy is also a presidential historian, making him one of only a handful of historians who has both studied the White House as a historian and worked there at the highest levels. Dr. Troy’s many other affiliations include: contributing editor for Washingtonian magazine; member of the publication committee of National Affairs; member of the Board of Fellows of the Jewish Policy Center; a Senior Fellow at the Potomac Institute; and a member of the Blue Ribbon Study Panel examining the United States’ readiness to address bioterrorism and naturally occurring outbreaks. In 2012, he was a Special Policy Adviser to the Mitt Romney presidential campaign and served as Director of Domestic Policy for the nascent Romney transition. Dr. Troy has a B.S. in Industrial and Labor Relations from Cornell University and an M.A and Ph.D. in American Civilization from the University of Texas at Austin. Dr. Troy is qualified to serve as a director because of his extensive knowledge of the healthcare industry and his significant leadership experience.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of 7 members. The primary responsibility of our board of directors is to provide oversight, strategic guidance, counseling, and direction to our management team. Our board of directors meets on a regular basis and additionally as required.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Director Independence

We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent”. However, our board of directors has determined that Yancen Lu, William B. Stilley, III, Steven A. Sanders and Tevi Troy qualify as “independent” in accordance with listing requirements of The Nasdaq Stock Market, or Nasdaq, and the NYSE American LLC, or NYSE. The Nasdaq and NYSE independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq and NYSE rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Family Relationships

There are no family relationships among our directors or executive officers.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors, or the Board, is primarily responsible for overseeing our risk management processes on behalf of our company. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

●	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Audit Committee

We will form an audit committee prior to listing on a national securities exchange. Our board of directors will determine that each of the members of our audit committee will satisfy Nasdaq, NYSE and SEC independence requirements and that the audit committee will have an audit committee financial expert within the meaning of SEC regulations. In making this determination, our board will consider the formal education and nature and scope of his previous experience.

Among other matters, the audit committee will be responsible for:

●	appointing our independent registered public accounting firm;

●	evaluating our independent registered public accounting firm’s qualifications, independence and performance;

●	determining the engagement of our independent registered public accounting firm;

●	reviewing and approving the scope of the annual audit and the audit fee;

●	discussing with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

●	approving the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

●	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

●	reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

●	reviewing our critical accounting policies and estimates; and

●	annually reviewing the audit committee charter and the committee’s performance.

The audit committee will operate pursuant to a charter adopted by our board of directors that satisfies the applicable standards of the SEC and Nasdaq and NYSE, as applicable.

Compensation Committee

We will form a compensation committee prior to listing on a national securities exchange. Prior to such time, the full Board of Directors will determine compensation of directors and officers. Our board of directors will determine that each of the members of our compensation committee will satisfy Nasdaq, NYSE and SEC independence requirements. The compensation committee will operate under a written charter that satisfies the applicable standards of Nasdaq and NYSE, as applicable. The compensation committee’s responsibilities will include:

●	annually reviewing and making recommendations to the board of directors with respect to corporate goals and objectives relevant to the compensation of our chief executive officer;

●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and making recommendations to the board of directors with respect to the compensation of our chief executive officer;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and making recommendations to the board of directors with respect to director compensation;

●	reviewing and discussing with management the compensation discussion and analysis that may be required from time to time to be included in our annual proxy statement or Annual Report on Form 10-K; and

●	reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other key officers.

 Nominating and Corporate Governance Committee

We will form a nominating and corporate governance committee prior to listing on a national securities exchange. Prior to such time, the full Board of Directors will determine candidates for directorships and the size and composition of our board of directors as well as governance matters. The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The nominating and corporate governance committee will operate under a written charter adopted by the board of directors. Our board of directors will determine that each member of the committee satisfies Nasdaq, NYSE and SEC independence requirements. The nominating and corporate governance committee’s responsibilities will include, among other things:

●	developing and recommending to the board of directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

●	reviewing the size and composition of the board of directors to ensure that it is composed of members with the appropriate skills and expertise to advise us;

●	identifying individuals qualified to become members of the board of directors;

●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

●	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;

●	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner; and

●	overseeing the evaluation of the board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of this code is available in our employee handbook and under the “About Us – Code of Conduct” section of our website at www.avalon-globocare.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of our applicable trading market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Indemnification of Directors and Officers

Our directors and executive officers are indemnified as provided by the Delaware law and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her as a result of him or her acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers’ Compensation

The following table sets forth information concerning the annual and long-term compensation earned by or paid to our Chief Executive Officer and to other persons who served as executive officers as at and/or during the fiscal year ended December 31, 2017 or who earned compensation exceeding $100,000 during fiscal year 2017, or the named executive officers, for services as executive officers for the last two fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Award	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
Dr. David Jin	2017	200,000	—	—	—	—	—	200,000
CEO	2016	16,667	—	—	—	—	—	16,667

Luisa Ingargiola	2017	195,855	—	763,889*	—	—	—	959,744
CFO	2016	—	—	—	—	—	—	—

Meng Li	2017	100,000	—	—	—	—	—	100,000
COO and Secretary	2016	8,655	—	—	—	—	—	8,655

Dr. Yu Zhou	2017	22,356	—	—	—	—	—	22,356
Co-CEO of GenExosome	2016	—	—	—	—	—	—	—

* value determined based on aggregate grant date fair value under FASB ASC Topic 718.

Employment Agreements

David Jin

On December 1, 2016, we entered into an Executive Employment Agreement with David Jin, our CEO and President. Pursuant to the agreement, Mr. Jin will be employed as our President and Chief Executive Officer until November 30, 2019, unless earlier terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Jin will be entitled to a base salary at the annualized rate of $200,000 and will be eligible for a discretionary performance bonus, equity awards and to participate in employee benefits plans as we may institute from time to time at the discretion of our Board of Directors. Pursuant to the agreement, Mr. Jin may be terminated for “cause” as defined and Mr. Jin may resign for “good reason” as defined. In the event Mr. Jin is terminated without cause or resigns for good reason, we will be required to pay Mr. Jin all accrued salary and bonuses, reimbursement for all business expenses and Mr. Jin’s salary for one year. In the event Mr. Jin is terminated with cause, resigns without good reason, dies or is disabled, we will be required to pay Mr. Jin all accrued salary and bonuses and reimbursement for all business expenses. Under the agreement Mr. Jin is subject to confidentiality, non-compete and non-solicitation restrictions. On April 3, 2018, we entered into an amendment of the Executive Employment Agreement with Dr. Jin pursuant to which Dr. Jin will be eligible to receive a bonus equal to 100% of his base salary, which shall be payable upon our shares becoming listed on a national securities exchange and, if the Board determines that additional equity funding is required, the closing (whether at the time of listing or subsequent thereto) of a public offering of our equity securities, raising not less than $10 million in gross proceeds in the aggregate.

Meng Li

On January 11, 2017, Avalon Shanghai entered into an Executive Employment Agreement with Meng Li, our COO and Secretary. Pursuant to the agreement, Ms. Li will be employed as Chief Operating Officer and President of Avalon Shanghai through November 30, 2019, unless earlier terminated pursuant to the terms of the agreement. During the term of the agreement, Ms. Li will be entitled to a base salary at the annualized rate of $100,000 and will be eligible for a discretionary performance bonus, equity awards and to participate in employee benefits plans as the Avalon Shanghai may institute from time to time at the discretion of its Board of Directors. Pursuant to the agreement, Ms. Li may be terminated for “cause” as defined and Ms. Li may resign for “good reason” as defined. In the event Ms. Li is terminated without cause or resigns for good reason, Avalon Shanghai will be required to pay Ms. Li all accrued salary and bonuses, reimbursement for all business expenses and Ms. Li’s salary for one year. In the event Ms. Li is terminated with cause, resigns without good reason, dies or is disabled, Avalon Shanghai will be required to pay Ms. Li all accrued salary and bonuses and reimbursement for all business expenses. Under the agreement Ms. Li is subject to confidentiality, non-compete and non-solicitation restrictions. On April 3, 2018, we entered into an amendment of the Executive Employment Agreement with Ms. Li pursuant to which Ms. Li will be eligible to receive a bonus equal to 100% of her base salary, which shall be payable upon our shares becoming listed on a national securities exchange and, if the Board determines that additional equity funding is required, the closing (whether at the time of listing or subsequent thereto) of a public offering of our equity securities, raising not less than $10 million in gross proceeds in the aggregate.

Luisa Ingargiola

On February 21, 2017, we and Ms. Ingargiola entered into an Executive Retention Agreement effective February 9, 2017 pursuant to which Ms. Ingargiola agreed to serve as Chief Financial Officer in consideration of an annual salary of $200,000 to be increased to $225,000 on the 60 day anniversary. We have agreed to provide a bonus of 50% of her base salary upon our timely filing of our annual report on Form 10-K for the year ended December 31, 2017 and our raising gross proceeds of $20 million in debt and/or equity capital and a bonus of 100% of her base salary upon our achieving (i) any merger or sale of our company or our assets, (ii) our achieving adjusted EBITDA of $10 million in a fiscal year, (iii) our achieving a listing on a national exchange and then or subsequently raising gross proceeds in the amount of $10 million. We also granted Ms. Ingargiola a Stock Option to acquire two million shares of our common stock at an exercise price of $0.50 per share for a period of ten years. The Stock Options vest in 36 equal tranches commencing on the grant date for a period of 3 years. We and Ms. Ingargiola also entered into an Indemnification Agreement.

The employment of Ms. Ingargiola is at will and may be terminated at any time, with or without formal cause. Pursuant to the terms of executive retention agreement with Ms. Ingargiola, we have agreed to provide specified severance and bonus amounts and to accelerate the vesting on her equity awards upon termination upon a change of control or an involuntary termination, as each term is defined in the agreements.

In the event of a termination upon a change of control, Ms. Ingargiola is entitled to receive an amount equal to 12 months of her base salary and the target bonus then in effect for the executive officer for the year in which such termination occurs, such bonus payment to be pro-rated to reflect the full number of months the executive remained employed by us. In addition, the vesting on any stock option held by the executive officer will be accelerated in full. At the election of the executive officer, we will also continue to provide health related employee insurance coverage for twelve months, at our expense.

In the event of an involuntary termination, Ms. Ingargiola is entitled to receive an amount equal to six months of her base salary and the target bonus then in effect for the executive officer for the six months in which such termination occurs, such bonus payment to be pro-rated to reflect the full number of months the executive remained employed by us. Such payment will be increased to 12 months upon the one year anniversary of the retention agreement. In addition, the vesting on any stock option held by the executive officer will be accelerated in full. At the election of the executive officer, we will also continue to provide health related employee insurance coverage for twelve months, at our expense.

Yu Zhou

On October 25, 2017, Dr. Yu Zhou and GenExosome entered into an Executive Retention Agreement pursuant to which Dr. Zhou agreed to serve as Co-Chief Executive Officer of GenExosome for an initial term of three years in consideration of an annual salary of $160,000. Dr. Zhou and GenExosome also entered into an Invention Assignment, Confidentiality, Non-Compete and Non-Solicit Agreement.

Grants of Plan Based Awards

We granted options awards to the Named Executive Officers in the fiscal year ended December 31, 2017, as follows:

Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Options Awards
Luisa Ingargiola	2/9/2017	n/a	n/a	2,000,000	0	0	$0.50	$2,500,000

Option Exercises and Stock Vested

There were no options exercised or stock vested during the year ended December 31, 2017.

Outstanding Equity Awards

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during 2017, and each person who served as an executive officer of the company as of December 31, 2017:

Outstanding Equity Awards
	Option Awards					Stock Awards
Name and principal position	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised options (#)	Options exercise price ($)	Option expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Luisa Ingargiola	611,111	1,388,889	2,000,000	0.50	2/8/2027	—	—	—	—
David Jin	—	—	—	—	—	—	—	—	—
Meng Li	—	—	—	—	—	—	—	—	—
Yu Zhou	—	—	—	—	—	—	—	—	—

No Pension Benefits

We do not maintain any plan that provide for payments or other benefits to our executive officers at, following or in connection with retirement and including, without limitation, any tax-qualified defined benefit plans or supplemental executive retirement plans.

No Nonqualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards $	Non-equity Incentive Plan Compensation $	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation $	Total $*
Steven Sukel	—	—	22,500	—	—	—	22,500
Yancen Lu	—	—	22,500	—	—	—	22,500
Wilbert Tauzin	—	—	34,992	—	—	—	34,992
Wenzhao Lu	—	—	—	—	—	—	—
David Jin	—	—	—	—	—	—	—
Meng Li	—	—	—	—	—	—	—

* value determined based on aggregate grant date fair value under FASB ASC Topic 718.

On April 28, 2017, Steven P. Sukel and Yancen Lu were appointed to the Board of Directors of our company to serve as directors. Mr. Sukel and Mr. Yancen Lu both entered into agreements pursuant to which they will serve as directors. The director agreements provide that they will receive options to acquire 40,000 shares of common stock per year at an exercise price equal to the closing price on December 31st of the prior year. The options shall vest in equal amounts quarterly and shall be exercisable for a period of five years. The options granted to Mr. Sukel and Mr. Lu for the year ended December 31, 2017 were pro-rated and, as a result, each of Mr. Sukel and Mr. Lu received stock options to acquire 30,000 shares of common stock for a term of five years, 10,000 shares of which vested at the beginning of each quarter commencing April 1, 2017 through December 31, 2017. The exercise price for these options was set at $1.49 per share.   On July 30, 2018, Mr. Sukel resigned as a director of the Company.

On November 1, 2017, Congressman Wilbert J. Tauzin II was appointed to the Board of Directors. Mr. Tauzin entered into an agreement pursuant to which he will serve as a director. The director agreement provides that he will receive options to acquire 40,000 shares of common stock per year commencing January 1, 2018 at an exercise price equal to the closing price on December 31st of the prior year. The options shall vest in equal amounts quarterly and shall be exercisable for a period of five years. In addition, for the year ended December 31, 2017, we granted Mr. Tauzin options to acquire 50,000 shares of common stock at an exercise price of $1.00 for a term of five years with 10,000 options vesting immediately and the balance vesting at the rate of 10,000 options at the beginning of each quarter in 2018 for a period of one year. We also entered into an agreement with Tauzin Consultants, LLC, or Tauzin Consultants. The agreement provides that, in addition to other compensation, Tauzin Consultants will receive options to acquire 180,000 shares of common stock at an exercise price of $1.00 per share, 90,000 shares of which vested on January 31, 2018 with the remaining 90,000 shares vesting on April 30, 2018. The options shall be exercisable for a period of three years. Tauzin Consultants has assigned 100,000 options to Thomas Tauzin and 80,000 options to Congressman Tauzin. Thomas Tauzin is Congressman Tauzin’s son.

The following table provides information about the options held by our non-employee directors as of December 31, 2017:

Name	Number of Aggregate Option Awards Outstanding
Steven Sukel	30,000
Yancen Lu	30,000
Wilbert Tauzin	50,000

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

SEC rules require us to disclose any transaction since January 1, 2016 or currently proposed transaction in which we are a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Medical Related Consulting Services Revenue from Related Parties and Accounts Receivable – Related Parties

During the years ended December 31, 2017 and 2016, medical related consulting services revenue from related parties was as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Medical related consulting services provided to:
Beijing Nanshan (1)	$155,035	$162,500
Shanghai Daopei (2)	67,576	313,946
Hebei Yanda (3)	—	140,000
	$222,611	$616,446

(1)	Beijing Nanshan is a subsidiary of an entity whose chairman is Wenzhao Lu, our major shareholder and Chairman of the Board.
(2)	Shanghai Daopei is a subsidiary of an entity whose chairman is Wenzhao Lu, our major shareholder and Chairman of the Board.
(3)	Hebei Yanda is a subsidiary of an entity whose chairman is Wenzhao Lu, our major shareholder and Chairman of the Board.

Accounts receivable – related parties, net of allowance for doubtful accounts, at December 31, 2017 and 2016 amounted to $0 and $70,228, respectively, and no allowance for doubtful accounts is deemed to be required on its accounts receivable – related parties at December 31, 2017 and 2016.

Due to Related Parties

During the year ended December 31, 2017, we received advance from a company, which is controlled by Wenzhao Lu, our major shareholder and chairman of the Board of Directors, of $190,000 for general working capital purpose. The advance is unsecured, non-interest bearing and repayable on demand, and was repaid in full in year 2017.

In connection with the acquisition discussed in Note 1 and Note 4 to the consolidated financial statements included elsewhere in this prospectus, we acquired Beijing GenExosome for a cash payment of $450,000, which will be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised), which we expect to be completed in the second quarter of 2018. On October 25, 2017, Dr. Yu Zhou, the former sole shareholder of Beijing GenExosome, was appointed to the board of directors of GenExosome and served as co-chief executive officer of GenExosome. As of December 31, 2017, the unpaid acquisition consideration of $450,000 was payable to Dr. Yu Zhou, co-chief executive officer and board member of GenExosome, and reflected as due to related parties on the accompanying consolidated balance sheets included elsewhere in this prospectus.

Distribution to AHS’s Founders

On September 14, 2016, AHS entered into a stock purchase agreement, or the September Agreement, to acquire 1,500,000 shares of restricted common stock, or the Control Shares, of Global Technologies Corp., which subsequently changed its name on October 18, 2016 to Avalon GloboCare Corp., for a purchase price of $230,000. Upon purchase of the Control Shares, AHS beneficially owned shares of common stock representing control of Global Technologies Corp. AHS subsequently assigned the Control Shares to its three founders resulting in Wenzhao Lu receiving 900,000 shares, David Jin receiving 450,000 shares and Meng Li receiving 150,000 shares. AHS recorded the assignment as a distribution to its founders/owners with a corresponding debit to additional paid-in capital of $230,000, which was treated as a return of capital in the equity accounts and was recorded as a reduction in additional paid-in capital.

Operating Lease

On October 17, 2016, AHS entered into a lease for office space in New Jersey with a related party, or the AHS Office Lease. Pursuant to the AHS Office Lease, the monthly rent is $1,000. The AHS Office Lease was terminated in August 2017. For the years ended December 31, 2017 and 2016, rent expense related to the AHS Office Lease amounted to $8,000 and $2,000, respectively.

Real Property Management Agreement

We pay a company, which is controlled by Wenzhao Lu, our major shareholder and chairman of the Board of Directors, for the management of our commercial real property located in New Jersey. The monthly property management fee is $5,417. The term of the property management agreement is two years commencing on May 5, 2017 and will expire on May 4, 2019. For the year ended December 31, 2017, the management fee related to the property management agreement amounted to $43,336.

Warranty Agreement

We entered into and closed a Subscription Agreement with an accredited investor, or the March 2017 Accredited Investor, pursuant to which the March 2017 Accredited Investor purchased 3,000,000 shares of our common stock, or the March 2017 Shares, for a purchase price of $3,000,000. The closing occurred on March 3, 2017. We, Avalon (Shanghai) Healthcare Technology Co., Ltd., or Avalon Shanghai, Beijing DOING Biomedical Technology Co., Ltd., or DOING, and the March 2017 Accredited Investor entered into a Share Subscription Agreement whereby the parties acknowledged, among other things, that DOING agreed to transfer the purchase price to Avalon Shanghai on behalf of the March 2017 Accredited Investor and the March 2017 Accredited Investor agreed to transfer the March 2017 Shares to DOING upon DOING completing the registration of the acquisition of the March 2017 Shares with the Beijing Commerce Commission, or the BCC, and obtaining an Enterprise Overseas Investment Certificate, or the Investment Certificate, from BCC. If DOING fails to complete the registration and acquire the Investment Certificate within one year of the closing then Avalon Shanghai shall transfer $3,000,000 with interest of 20% to DOING upon the request of DOING, or the BCC Repayment Obligation. As of the date of this prospectus, we are obligated to DOING in the principal amount of $2,000,000. The BCC Repayment Obligation is a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the company. Further, Wenzhao Lu, our director and major shareholder, and DOING entered into a Warranty Agreement. Pursuant to the Warranty Agreement, Mr. Wenzhao agreed to (i) cause us to be liable to DOING in the event the March 2017 Accredited Investor defaults in its obligations to DOING, (ii) cause the March 2017 Accredited Investor to transfer the March 2017 Shares to DOING upon DOING’s receipt of the Investment Certificate from BCC, (iii) within three years from the date of the Warranty Agreement, DOING may require Mr. Wenzhao to acquire the March 2017 Shares at $1.20 per share upon three-month notice, and (iv) in the event Mr. Wenzhao does not acquire the March 2017 Shares within the three month period, interest of 15% per annum will be added to the purchase price.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, all relevant facts and circumstances will be considered, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

The following table sets forth certain information, as of March 31, 2018 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. The numbers below reflect a 1:4 reverse stock split implemented on October 18, 2016. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Wenzhao Lu *	25,900,000	37.0%
David Jin, MD, PhD *	15,450,000	22.1%
Meng Li *	5,150,000	7.4%
Luisa Ingargiola* (3)	888,889	1.3%
Yancen Lu* (4)	5,050,000	7.2%
Steven P. Sukel*(5)	250,000	**
Wilbert J. Tauzin II* (6)	130,000	**
All officers and directors as a group (7 persons)	52,818,889	75.5%

* Officer and/or director of the company.
** Less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Avalon GloboCare Corp., 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728.

(2)	Applicable percentage ownership is based on 69,758,622 shares of common stock outstanding as of March 31, 2018, together with securities exercisable or convertible into shares of common stock within 60 days of March 31, 2018 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2018 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents stock option to acquire 888,889 shares of common stock of our company at an exercise price of $0.50 per share for a period of ten years, which included 111,111 shares to be vested within 60 days.

(4)	Yancen Lu holds (i) 5,000,000 shares of common stock through Emerald Vest LLC of which he is the sole owner and manager and (ii) 50,000 options that are exercisable for a term of five years, of which 40,000 shares have vested and an additional 10,000 shares shall vest within 60 days.

(5)	Steven P. Sukel holds (i) 200,000 shares of common stock and (ii) 50,000 options that are exercisable for a term of five years, of which 40,000 shares have vested and an additional 10,000 shares shall vest within 60 days.

(6)	Wilbert J. Tauzin II holds 50,000 options that are exercisable for a term of five years, of which 30,000 shares have vested and an additional 20,000 shares shall vest within 60 days. In addition, we entered into an agreement with Tauzin Consultants, LLC, or Tauzin Consultants. The agreement provides that, in addition to other compensation, Tauzin Consultants will receive options to acquire 180,000 shares of common stock, 90,000 shares of which vested on January 31, 2018 with the remaining 90,000 shares vesting within 60 days. The options shall be exercisable for a period of three years. Tauzin Consultants has assigned 100,000 options to Thomas Tauzin and 80,000 options to Congressman Tauzin. Thomas Tauzin is Congressman Tauzin’s son.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 490,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2018, we had 70,278,622 shares of common stock issued and 69,758,622 shares of common stock outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which is sometimes referred to in corporate parlance as a “poison pill”.

Options and Restricted Stock

As of March 31, 2018, options to purchase 2,410,000 shares of our common stock were outstanding.

Other Convertible Securities

As of March 31, 2018, other than the securities described above, we do not have any outstanding convertible securities.

Stockholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meetings of the stockholders of the company may be taken without a meeting, without prior notice and without a vote, by a consent or consents in writing, setting forth the action so taken, (a) signed by stockholders of the company holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares of the company entitled to vote thereon were present and voted and (b) delivered to the company in accordance with Section 228 of the DGCL.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Transfer Agent

The stock transfer agent for our securities is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was little to no trading activity in our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

We expect that approximately                of shares of our common stock will be subject to the 180-day lock-up period under the lock-up agreements entered into with the underwriter. Upon expiration of the lock-up period, these shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Rule 144

Some of our stockholders will be forced to hold their shares of our common stock for at least a six-month period before they are eligible to sell those shares, and even after that six-month period, sales may not be made under Rule 144 promulgated under the Securities Act unless we and such stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this prospectus, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons subject to the alternative minimum tax;
●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We have entered into an underwriting agreement with Boustead Securities, LLC, as the underwriter, with respect to the shares of our common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriter, and the underwriter has agreed to offer and sell, on a best efforts all-or-any-basis, shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to delivery of legal opinions. The underwriter is under no obligation to purchase any shares of our common stock for its own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are (i) either members of the Financial Industry Regulatory Authority, Inc., or FINRA or (ii) a non-U.S. bank, broker, dealer or other institution not required to register for membership with FINRA. The underwriter proposes to offer the shares to investors at the public offering price, and will receive the underwriting commissions, set forth on the cover of this prospectus.

If we complete this offering, then on the closing date, we will pay the underwriter a commission fee of 5.0% of the value of the shares of common stock sold in this offering.

The following table summarizes the compensation and estimated expenses we will pay in the offering:

	Per Share	Total
Public offering price	$	$
Underwriting fee and commissions (5.0%)	$	$
Proceeds, before expenses, to us	$	$

We have also agreed to reimburse the underwriter for all of its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel in an amount not to exceed $45,000 and costs of third party due diligence reports in an amount not to exceed $25,000, in connection with the offering.

We expect our total cash expenses for this offering to be approximately $300,000, exclusive of the above commissions. If we complete this offering, then on the closing date, we will issue shares to investors.

In addition, as disclosed elsewhere in this prospectus, on April 13, 2018 we entered into subscription agreements with accredited investors pursuant to which they agreed to purchase an aggregate of 3,107,000 shares of our common stock for an aggregate purchase price of $5,437,250. The closing with respect to $3,500,000 occurred on April 20, 2018, with respect to $157,500 on April 26, 2018, with respect to $997,500 on May 5, 2018 and with respect to $782,250 on May 24, 2018. In connection with this private placement, we will be required to issue to Boustead Securities, LLC, as placement agent, warrants to purchase our common stock exercisable for a period of five years in an amount equal to 7.0% of the gross proceeds received by us at closing, divided by and exercisable at a strike price equal to 100% of the fair market value of our common stock as of the date of the closing of the private placement. The warrants are not exercisable for more than five years from the effectiveness of the underlying offerings. Furthermore, the warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days after the date of effectiveness or commencement of sales of the public offering, except as provided for in FINRA Rule 5110(g)(2). This restriction is imposed pursuant to the requirements of FINRA Rule 5110(g)(1). The warrant holder has a piggyback registration right on the warrant shares or the Company has obligation to include the resale of the warrant shares in its next registration statement other than those on Form S-8 or Form S-4; provided, the piggyback registration rights shall not last for more than seven years from the effective date of this registration statement pursuant to FINRA Rule 5110(f)(2)(G)(v).

On October 20, 2017, we issued 3,750,000 shares of common stock for a purchase price of $3,750,000. The aggregate purchase price was subsequently increased to $5,150,000 with the final closing occurring as of November 20, 2017. As a result, the number of shares was increased to 5,150,000. In connection with this private placement, we will be required to issue to Boustead Securities, LLC, as placement agent, warrants to purchase our common stock exercisable for a period of five years in an amount equal to 7.0% of the gross proceeds received by us at closing, divided by and exercisable at a strike price equal to 100% of the fair market value of our common stock as of the date of the closing. The warrants are not exercisable for more than five years from the effectiveness of the private placement.  Furthermore, the warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days after the date of effectiveness or commencement of sales of the public offering, except as provided for in FINRA Rule 5110(g)(2). This restriction is imposed pursuant to the requirements of FINRA Rule 5110(g)(1). The warrant holder has a piggyback registration right on the warrant shares or the Company has obligation to include the resale of the warrant shares in its next registration statement other than those on Form S-8 or Form S-4; provided, the piggyback registration rights shall not last for more than seven years from the effective date of this registration statement pursuant to FINRA Rule 5110(f)(2)(G)(v).

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter intends to offer our common stock to its retail customers only in states in which we are permitted to offer our common stock.

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriter and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the underwriter and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Lock-Up Agreements

All of our executive officers and directors and certain shareholders have agreed not to register, offer, sell, contract to sell or grant (except for private transfers and in such case only with the express requirement that such shares continue to be subject to the same lock-up) any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or any warrants to purchase our shares of common stock (including, without limitation, securities of our company which may be deemed to be beneficially owned by such individuals in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of 180 days after the closing date of this offering. Upon the expiration of these lock-up agreements, additional shares of common stock will be available for sale in the public market.

Market and Pricing Considerations

Prior to this offering, our common stock was quoted on the OTCQB Marketplace, and there was a limited public market for our common stock. The public offering price was determined based upon the price at which our common stock was quoted on the OTCQB Marketplace, as well as by negotiations between us and the underwriter. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company.

An active trading market for our common stock may not develop. It is possible that after this offering the shares of common stock will not trade in the public market at or above the initial offering price.

Discretionary Shares

The underwriter will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Application for Listing on the NASDAQ Capital Market and the NYSE American LLC

We have applied to list our common stock on the Nasdaq Capital Market and intend to apply to list our common stock on the NYSE American LLC. However, our common stock will not be listed on either exchange upon completion of this offering. If our common stock is eventually listed on the Nasdaq Capital Market or the NYSE American LLC, we will be subject to continued listing requirements and corporate governance standards. We expect these rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriter is not required to engage in these activities, and may end any of these activities at any time. We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP, New York, New York. Certain legal matters with respect to U.S. federal securities and New York state laws related to this offering will be passed upon for the underwriter by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements for Avalon GloboCare Corp. as of December 31, 2017 and 2016 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2017 and 2016, included in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, have been audited by RBSM LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports and other reports and information with the SEC. You may inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets as of March 31, 2018 (Unaudited) and December 31, 2017	F-36

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2018 and 2017	F-37

Unaudited Condensed Consolidated Statement of Changes in Equity for the Three Months Ended March 31, 2018	F-38

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017	F-39

Notes to Unaudited Condensed Consolidated Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Avalon GloboCare Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Avalon GloboCare Corp. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a limited operating history with net loss and net cash flow used in operating activities, had working capital deficit and accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

We have served as the Company’s auditors since 2016.

New York, New York

March 12, 2018

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2017	December 31, 2016
ASSETS

CURRENT ASSETS:
Cash	$3,027,033	$2,886,189
Accounts receivable - net of allowance for doubtful accounts	10,179	—
Accounts receivable - related parties, net of allowance for doubtful accounts	—	70,228
Tenants receivable, net of allowance for doubtful accounts	38,469	—
Security deposit	6,916	—
Inventory	2,667	—
Prepaid expenses and other current assets	149,713	749,796

Total Current Assets	3,234,977	3,706,213

OTHER ASSETS:
Security deposit - noncurrent portion	25,322	—
Prepayment for long-term assets	153,688	—
Property, plant and equipment, net	48,029	295
Investment in real estate, net	7,623,757	—
Intangible assets, net	1,583,260	—

Total Other Assets	9,434,056	295

Total Assets	$12,669,033	$3,706,508

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$29	$—
Accrued liabilities and other payables	262,174	22,334
Accrued liabilities and other payables - related parties	39,927	8,587
Deferred rental income	12,769	—
Loan payable	1,500,000	—
Income taxes payable	—	20,976
VAT and other taxes payable	2,997	11,270
Tenants’ security deposit	92,288	—
Due to related parties	450,000	97,150
Refundable deposit	3,000,000	—

Total Current Liabilities	5,360,184	160,317

Commitments and Contingencies - (Note 19)

EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.0001 par value; 490,000,000 shares authorized; 70,278,622 and 61,628,622 shares issued and outstanding at December 31, 2017 and 2016, respectively	7,028	6,163
Additional paid-in capital	11,490,285	3,681,387
Accumulated deficit	(3,517,654)	(53,369)
Statutory reserve	6,578	6,578
Accumulated other comprehensive loss - foreign currency translation adjustment	(91,994)	(94,568)
Total Avalon GloboCare Corp. stockholders’ equity	7,894,243	3,546,191
Non-controlling interest	(585,394)	—

Total Equity	7,308,849	3,546,191

Total Liabilities and Equity	$12,669,033	$3,706,508

The accompanying notes are an integral part of these consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended	For the Year Ended
	December 31, 2017	December 31, 2016

REVENUES
Real property rental	$828,663	$—
Medical related consulting services - related parties	222,611	616,446
Development services and sales of developed products	26,276	—
Total Revenues	1,077,550	616,446

COSTS AND EXPENSES
Real property operating expenses	542,371	—
Medical related consulting services - related parties	272,400	73,066
Development services and sales of developed products	15,016	—
Total Costs and Expenses	829,787	73,066

REAL PROPERTY OPERATING INCOME	286,292	—
GROSS (LOSS) PROFIT FROM MEDICAL RELATED CONSULTING SERVICES	(49,789)	543,380
GROSS PROFIT FROM DEVELOPMENT SERVICES AND SALES OF DEVELOPED PRODUCTS	11,260	—

OTHER OPERATING EXPENSES:
Selling expenses	15,253	6,894
Compensation and related benefits	1,291,183	10,088
Professional fees	1,033,308	395,780
Other general and administrative	464,544	53,685
Impairment loss	1,321,338	—

Total Other Operating Expenses	4,125,626	466,447

(LOSS) INCOME FROM OPERATIONS	(3,877,863)	76,933

OTHER INCOME (EXPENSE)
Interest income	1,370	575
Interest expense	(138,110)	—
Foreign currency transaction loss	(57,244)	—
Grant income	22,202	—

Total Other (Expense) Income, net	(171,782)	575

(LOSS) INCOME BEFORE INCOME TAXES	(4,049,645)	77,508

INCOME TAXES	—	21,927

NET (LOSS) INCOME	$(4,049,645)	$55,581

LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(585,360)	—

NET (LOSS) INCOME ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS	$(3,464,285)	$55,581

COMPREHENSIVE LOSS:
NET (LOSS) INCOME	(4,049,645)	55,581
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	2,540	(94,568)
COMPREHENSIVE LOSS	$(4,047,105)	$(38,987)
LESS: COMPREHENSIVE LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(585,394)	—
COMPREHENSIVE LOSS ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS	$(3,461,711)	$(38,987)

NET (LOSS) INCOME PER COMMON SHARE ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS:
Basic and diluted	$(0.05)	$0.00

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	65,033,472	51,139,475

The accompanying notes are an integral part of these consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

 For the Years Ended December 31, 2016 and 2017

	Avalon GloboCare Corp. Stockholders’ Equity
	Preferred Stock		Common Stock		Additional			Accumulated
	Number of		Number of		Paid-in	Accumulated	Statutory	Other	Non-controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Reserve	Comprehensive Loss	Interest	Equity

Balance, December 31, 2015	—	$—	50,000,000	$5,000	$84,000	$(102,372)	$—	$—	$—	$(13,372)

Reorganization of company	—	—	1,750,000	175	(175)	—	—	—	—	—

Common shares issued for services	—	—	2,608,622	261	52,289	—	—	—	—	52,550

Common shares sold for cash	—	—	7,270,000	727	3,634,273	—	—	—	—	3,635,000

AHS founders’ contribution	—	—	—	—	141,000	—	—	—	—	141,000

Distribution of Avalon GloboCare Corp.’s shares to AHS’s founders	—	—	—	—	(230,000)	—	—	—	—	(230,000)

Appropriation to statutory reserve	—	—	—	—	—	(6,578)	6,578	—	—	—

Foreign currency translation adjustment	—	—	—	—	—	—	—	(94,568)	—	(94,568)

Net income for the year	—	—	—	—	—	55,581	—	—	—	55,581

Balance, December 31, 2016	—	—	61,628,622	6,163	3,681,387	(53,369)	6,578	(94,568)	—	3,546,191

Common shares issued in connection with Share Subscription Agreement	—	—	3,000,000	300	(300)	—	—	—	—	—

Common shares issued for cash, net of issuance costs of $50,625	—	—	5,150,000	515	5,098,860	—	—	—	—	5,099,375

Stock-based compensation	—	—	—	—	992,997	—	—	—	—	992,997

Intangible assets purchase	—	—	500,000	50	1,717,341	—	—	—	—	1,717,391

Foreign currency translation adjustment	—	—	—	—	—	—	—	2,574	(34)	2,540

Net loss for the year	—	—	—	—	—	(3,464,285)	—	—	(585,360)	(4,049,645)

Balance, December 31, 2017	—	$—	70,278,622	$7,028	$11,490,285	$(3,517,654)	$6,578	$(91,994)	$(585,394)	$7,308,849

The accompanying notes are an integral part of these consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31, 2017	December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,049,645)	$55,581
Adjustments to reconcile net (loss) income from operations to net cash (used in) provided by operating activities:
Depreciation and amortization	181,637	26
Stock-based compensation	992,997	52,550
Impairment loss	1,321,338	—
Changes in operating assets and liabilities, net of assets and liabilities assumed in business acquisition:
Accounts receivable	(9,803)	—
Accounts receivable - related parties	72,187	(73,413)
Tenants receivable	(38,469)	—
Inventory	(1,509)	—
Prepaid expenses and other current assets	(98,917)	(50,619)
Security deposit	(30,294)	—
Accounts payable	28	—
Accrued liabilities and other payables	214,628	5,758
Accrued liabilities and other payables - related parties	31,331	(9,607)
Deferred rental income	12,769	—
Income taxes payable	(21,561)	21,927
VAT and other taxes payable	(8,697)	11,781
Tenants’ security deposit	92,288	—

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,339,692)	13,984

CASH FLOWS FROM INVESTING ACTIVITIES:
Prepayment made for acquisition of real property	—	(700,000)
Purchase of Avalon GloboCare Corp.’s shares by AHS	—	(230,000)
Prepayment made for purchase of long-term assets	(148,010)	—
Purchase of property, plant and equipment	(53,812)	(334)
Purchase of intangible assets	(876,087)	—
Purchase of commercial real estate	(7,008,571)	—
Cash acquired on acquisition of business	72,032	—

NET CASH USED IN INVESTING ACTIVITIES	(8,014,448)	(930,334)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from loan payable	2,100,000	—
Repayments for loan	(600,000)	—
Proceeds received from related parties’ advance	210,000	9,000
Repayment for related parties’ advance	(307,150)	—
Proceeds received from AHS’s founders’ contribution	—	141,000
Refundable deposit in connection with Share Subscription Agreement	3,000,000	—
Proceeds received from sale of common stock	5,150,000	3,635,000
Payment of issuance costs related to sale of common stock	(50,625)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	9,502,225	3,785,000

EFFECT OF EXCHANGE RATE ON CASH	(7,241)	(92,047)

NET INCREASE IN CASH	140,844	2,776,603

CASH - beginning of year	2,886,189	109,586

CASH - end of year	$3,027,033	$2,886,189

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$21,561	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in connection with Share Subscription Agreement	$300	$—
Distribution of Avalon GloboCare Corp.’s shares to AHS’s founders	$—	$230,000
Acquisition of real estate by decreasing prepayment for property	$700,000	$—
Common stock issued on purchase of intangible assets	$500,000	$—
GenExosome’s shares issued on purchase of intangible assets	$1,217,391	$—
Business acquired on credit	$450,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Avalon GloboCare Corp. (f/k/a Global Technologies Corp.) (the “Company” or “AVCO”) is a Delaware corporation. The Company was incorporated under the laws of the State of Delaware on July 28, 2014. On October 18, 2016, the Company changed its name to Avalon GloboCare Corp. and completed a reverse split its shares of common stock at a ratio of 1:4. On October 19, 2016, the Company entered into and closed a Share Exchange Agreement with the shareholders of Avalon Healthcare System, Inc., a Delaware corporation (“AHS”), each of which are accredited investors (“AHS Shareholders”) pursuant to which we acquired 100% of the outstanding securities of AHS in exchange for 50,000,000 shares of our common stock (the “AHS Acquisition”). AHS was incorporated on May 18, 2015 under the laws of the State of Delaware. As a result of such acquisition, the Company’s operations now are focused on integrating and managing global healthcare services and resources, as well as empowering high-impact biomedical innovations and technologies to accelerate their clinical applications. Operating through two major platforms, namely “Avalon Cell”, and “Avalon Rehab”, our “technology + service” ecosystem covers the areas of regenerative medicine, cell-based immunotherapy, exosome technology, as well as rehabilitation medicine. We plan to integrate these services through joint ventures and acquisitions that bring shareholder value both in the short term, through operational entities as part of Avalon Rehab and in the long term, through biomedical innovations as part of Avalon Cell. AHS owns 100% of the capital stock of Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”), which is a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“PRC”). Avalon Shanghai was incorporated on April 29, 2016 and is engaged in medical related consulting services for customers.

For accounting purposes, AHS was the surviving entity. The transaction was accounted for as a recapitalization of AHS pursuant to which AHS was treated as the accounting acquirer, surviving and continuing entity although the Company is the legal acquirer. The Company did not recognize goodwill or any intangible assets in connection with this transaction. Accordingly, the Company’s historical financial statements are those of AHS and its wholly-owned subsidiary, Avalon Shanghai immediately following the consummation of this reverse merger transaction.

On January 23, 2017, the Company incorporated Avalon (BVI) Ltd, a British Virgin Island company (dormant to be dissolved). There was no activity for the subsidiary since its incorporation through December 31, 2017.

On February 7, 2017, the Company formed Avalon RT 9 Properties, LLC (“Avalon RT 9”), a New Jersey limited liability company. On May 5, 2017, Avalon RT 9 purchased a real property located in Township of Freehold, County of Monmouth, State of New Jersey, having a street address of 4400 Route 9 South, Freehold, NJ 07728. This property was purchased to serve as the Company’s world-wide headquarters for all corporate administration and operation. In addition, the property generates rental income. Avalon RT 9 owns this office building. Currently, Avalon RT 9’s business consists of the ownership and operation of the income-producing real estate property in New Jersey.

On July 31, 2017, the Company formed GenExosome Technologies Inc. (“GenExosome”) in Nevada.

On October 25, 2017, GenExosome and the Company entered into a Securities Purchase Agreement pursuant to which the Company acquired 600 shares of GenExosome in consideration of $1,326,087 in cash and 500,000 shares of common stock of the Company.

On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which the Company acquired all assets, including all intellectual property, held by Dr. Zhou pertaining to the business of researching, developing and commercializing exosome technologies including, but not limited to, patent application number CN 2016 1 0675107.5 (application of an Exosomal MicroRNA in plasma as biomarker to diagnosis liver cancer), patent application number CN 2016 1 0675110.7 (clinical application of circulating exosome carried miRNA-33b in the diagnosis of liver cancer), patent application number CN 2017 1 0330847.X (saliva exosome based methods and composition for the diagnosis, staging and prognosis of oral cancer) and patent application number CN 2017 1 0330835.7 (a novel exosome-based therapeutics against proliferative oral diseases). In consideration of the assets, GenExosome agreed to pay Dr. Zhou $876,087 in cash, transfer 500,000 shares of common stock of the Company to Dr. Zhou and issue Dr. Zhou 400 shares of common stock of GenExosome.

As a result of the above transactions, effective October 25, 2017, the Company holds 60% of GenExosome and Dr. Zhou holds 40% of GenExosome. GenExosome is engaged in developing proprietary diagnostic and therapeutic products leveraging its exosome technology and marketing and distributing its proprietary Exosome Isolation Systems.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (continued)

On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China on August 7, 2015 (“Beijing GenExosome”) and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000, which shall be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised).

Beijing GenExosome is engaged in the development of exosome technology to improve diagnosis and management of diseases. Exosomes are tiny, subcellular, membrane-bound vesicles in diameter of 30-150 nm that are released by almost all cell types and that can carry membrane and cellular proteins, as well as genetic materials that are representative of the cell of origin. Profiling various bio-molecules in exosomes may serve as useful biomarkers for a wide variety of diseases. Beijing GenExosome’s research kits are designed to be used by researchers for biomarker discovery and clinical diagnostic development, and the advancement of targeted therapies. Currently, research kits and service are available to isolate exosomes or extract exosomal RNA/protein from serum/plasma, urine and saliva samples. Beijing GenExosome is seeking to decode proteomic and genomic alterations underlying a wide-range of pathologies, thus allowing for the introduction of novel non-invasive “liquid biopsies”. Its mission is focused toward diagnostic advancements in the fields of oncology, infectious diseases and fibrotic diseases, and discovery of disease-specific exosomes to provide disease origin insight necessary to enable personalized clinical management.

Details of the Company’s subsidiaries which are included in these consolidated financial statements as of December 31, 2017 are as follows:

Name of Subsidiaries	Place and date of Incorporation	Percentage of Ownership	Principal Activities
Avalon Healthcare System, Inc. (“AHS”)	Delaware May 18, 2015	100% held by AVCO	Provides medical related consulting services and developing Avalon Cell and Avalon Rehab in United States of America (“USA”)

Avalon (BVI) Ltd. (“Avalon BVI”) Dormant, to be Dissolved	British Virgin Island January 23, 2017	100% held by AVCO	Dormant

Avalon RT 9 Properties LLC (“Avalon RT 9”)	New Jersey February 7, 2017	100% held by AVCO	Owns and operates an income-producing real property and holds and manages the corporate headquarters

Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”)	PRC April 29, 2016	100% held by AHS	Provides medical related consulting services and developing Avalon Cell and Avalon Rehab in China

GenExosome Technologies Inc. (“GenExosome”)	Nevada July 31, 2017	60% held by AVCO	Develops proprietary diagnostic and therapeutic products leveraging exosome technology and markets and distributes proprietary Exosome Isolation Systems in USA

Beijing Jieteng (GenExosome) Biotech Co., Ltd. (“Beijing GenExosome”)	PRC August 7, 2015	100% held by GenExosome	Provides development services for hospitals and sales of related products developed to hospitals in China

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and with the rules and regulations of the U.S. Securities and Exchange Commission for financial information.

The Company’s consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

The Company currently has limited operations. These consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had working capital deficit (total current liabilities in excess of total current assets) and an accumulated deficit of $2,125,207 and $3,517,654 at December 31, 2017, respectively, and had a net loss and net cash flow used in operating activities of $4,049,645 and $1,339,692 for the year ended December 31, 2017, respectively. The Company has a limited operating history and its continued growth is dependent upon the continuation of providing medical related consulting services to its only three clients who are related parties and through performing development services for hospitals and sales of related products developed to its several clients, generating rental revenue from its income-producing real estate property in New Jersey and generating revenue from proprietary Exosome Isolation Systems by developing proprietary diagnostic and therapeutic products leveraging exosome technology; and obtaining additional financing to fund future obligations and pay liabilities arising from normal business operations.

In addition, the current cash balance cannot be projected to cover the operating expenses for the next twelve months from the release date of this report. The Company’s capital requirements for the next twelve months primarily relate to working capital requirements, including marketing expenses, salaries and fees related to third parties’ professional services, capital expenditures and reduction of accrued liabilities, mergers, acquisitions and the development of business opportunities. These uses of cash will depend on numerous factors including its sales and other revenues, and its ability to control costs. All funds received have been expended in the furtherance of growing the business. The Company will need to raise additional funds, particularly if it is unable to generate positive cash flow as a result of its operations. The Company estimates that based on current plans and assumptions, that its available cash will be insufficient to satisfy its cash requirements under its present operating expectations. Other than funds received from the sale of its equity and advances from its related parties, the Company presently has no other significant alternative source of working capital. The Company has used these funds to fund its operating expenses, pay its obligations and grow its business. The Company will need to raise significant additional capital to fund its operations and to provide working capital for its ongoing operations and obligations.

These matters raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, implement its business plan, and generate significant revenues. There are no assurances that the Company will be successful in its efforts to generate significant revenues, maintain sufficient cash balance or report profitable operations or to continue as a going concern. The Company plans on raising capital through the sale of equity or debt instruments to implement its business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to the Company on satisfactory terms and conditions, if any.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the years ended December 31, 2017 and 2016 include the allowance for doubtful accounts, reserve for obsolete inventory, the useful life of property, plant, equipment and investment in real estate and intangible assets, assumptions used in assessing impairment of long-term assets, the fair value of assets acquired and liabilities assumed in acquisition, valuation of deferred tax assets, accruals for taxes due, the value of stock-based compensation, and valuation of options.

Fair Value of Financial Instruments and Fair Value Measurements

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts receivable – related parties, tenants receivable, security deposit, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities and other payables, accrued liabilities and other payables – related parties, deferred rental income, loan payable, income taxes payable, Value Added Tax (“VAT”) and other taxes payable, tenants’ security deposit, due to related parties, and refundable deposit, approximate their fair market value based on the short-term maturity of these instruments.

At December 31, 2017 and 2016, intangible assets were measured at fair value on a nonrecurring basis as shown in the following tables.

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2017	Impairment Loss
Patents and other technologies	$—	$—	$1,583,260	$1,583,260	$923,769
Goodwill	—	—	—	—	397,569
Total	$—	$—	$1,583,260	$1,583,260	$1,321,338

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2016	Impairment Loss
Intangible assets	$—	$—	$—	$—	$—

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments and Fair Value Measurements (continued)

A rollforward of the level 3 valuation of the financial instrument is as follows:

	Patents and other technologies	Goodwill	Total
Balance at December 31, 2016	$—	$—	$—
Intangible assets acquired	2,593,478	397,569	2,991,047
Amortization of intangible assets	(86,449)	—	(86,449)
Impairment loss	(923,769)	(397,569)	(1,321,338)
Balance at December 31, 2017	$1,583,260	$—	$1,583,260

In December 2017, the Company assessed its long-lived assets for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and it calculated that the estimated undiscounted cash flows were less than the carrying amount of the intangible assets. Based on its analysis, the Company recognized an impairment loss of $1,321,338 for the year ended December 31, 2017, which reduced the value of intangible assets acquired to $1,583,260. There were no intangible assets at December 31, 2016 and the Company did not record any impairment charge for the year ended December 31, 2016

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash

Cash consists of cash on hand and cash in banks. The Company maintains cash with various financial institutions in the PRC and United States. At December 31, 2017 and 2016, cash balances in PRC are $1,327,009 and $2,525,630, respectively, are uninsured. At December 31, 2017 and 2016, cash balances in United States are $1,700,024 and $360,559, respectively. The Company has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

Concentrations of Credit Risk

Currently, a portion of the Company’s operations are carried out in PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, trade accounts receivable and tenants receivable. A portion of the Company’s cash is maintained with state-owned banks within the PRC, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A portion of the Company’s sales are credit sales which is to the customer whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable and tenants receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

At December 31, 2017 and 2016, the Company’s cash balances by geographic area were as follows:

Country:	December 31, 2017		December 31, 2016
United States	$1,700,024	56.2%	$360,559	12.5%
China	1,327,009	43.8%	2,525,630	87.5%
Total cash	$3,027,033	100.0%	$2,886,189	100.0%

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Management believes that the accounts receivable are fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its accounts receivable at December 31, 2017. The Company historically has not experienced uncollectible accounts from customers granted with credit sales.

Tenants Receivable and Allowance for Doubtful Accounts

Tenants receivable are presented net of an allowance for doubtful accounts. Tenants receivable balance consists of base rents, tenant reimbursements and receivables arising from straight-lining of rents primarily represent amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to the Company’s revenue recognition policy. An allowance for the uncollectible portion of tenant receivable is determined based upon an analysis of the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in Freehold, New Jersey in which the property is located.

Management believes that the tenants receivable is fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its tenants receivable at December 31, 2017.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. A reserve is established when management determines that certain inventory may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserve for the difference between the cost and the market value. These reserve is recorded based on estimates. The Company did not record any inventory reserve at December 31, 2017.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Investment In Real Estate and Depreciation

Investment in real estate is carried at cost less accumulated depreciation. The Company depreciates real estate building on a straight-line basis over estimated useful life. The Company capitalizes all capital improvements associated with replacements, improvements or major repairs to real property that extend its useful life and depreciate them using the straight-line method over its estimated useful life. Real estate depreciation expense was $84,814 for the year ended December 31, 2017.

The Company charges maintenance and repair costs that do not extend an asset’s useful life to expense as incurred.

Intangible Assets

Intangible assets consist of goodwill and patents and other technologies. Goodwill represents the excess of the purchase price paid over the fair value of net assets acquired in the business acquisition incurred on October 25, 2017. Goodwill is not amortized, but is tested for impairment at December 31, 2017. Patents and other technologies are being amortized on a straight-line method over the estimated useful life of 5 years.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

In December 2017, the Company assessed its long-lived assets for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and it calculated that the estimated undiscounted cash flows were less than the carrying amount of the intangible assets. Based on its analysis, the Company recognized an impairment loss of $1,321,338 for the year ended December 31, 2017, which reduced the value of intangible assets acquired to $1,583,260. There were no intangible assets at December 31, 2016 and the Company did not record any impairment charge for the year ended December 31, 2016

Acquisition Consideration

On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China (“Beijing GenExosome”) and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000, which shall be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised).

On October 25, 2017, Dr. Zhou was appointed to the board of directors of GenExosome and served as Co-chief executive officer of GenExosome. As of December 31, 2017, the unpaid acquisition consideration of $450,000 was included in due to related parties on the accompanying consolidated balance sheets.

Deferred Rental Income

Deferred rental income represents rental income collected but not earned as of the reporting date. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. As of December 31, 2017 and 2016, deferred rental income totaled $12,769 and $0, respectively.

Value Added Tax

Avalon Shanghai is subject to a value added tax (“VAT”) of 6% for providing medical related consulting services and Beijing GenExosome is subject to a VAT of 3% for performing development services and sales of related products developed. The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of medical related consulting services provided and the invoiced amount of development services provided and sales of related products developed (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). The Company reports revenue net of PRC’s value added tax for all the periods presented in the consolidated statements of operations and comprehensive loss.

Revenue Recognition

Pursuant to the guidance of ASC Topic 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the purchase price is fixed or determinable and collectability is reasonably assured.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

Types of revenue:

●	Rental revenue from leasing commercial property under operating leases with terms of generally two years or more.

●	Service fees under consulting agreements with related parties to provide medical related consulting services to its clients. The Company is paid for its services by its clients pursuant to the terms of the written consulting agreements. Each contract calls for a fixed payment in a fixed period of time.

●	Service fees under agreements to perform development services for hospitals. The Company does not perform contracts that are contingent upon successful results.

●	Sales of developed products to hospitals in connection with performing development services.

Revenue recognition criteria:

●	The Company recognizes rental revenue from its commercial leases on a straight-line basis over the life of the lease including rent holidays, if any. Straight-line rent receivable consists of the difference between the tenants’ rents calculated on a straight-line basis from the date of lease commencement over the remaining terms of the related leases and the tenants’ actual rents due under the lease agreements and is included in tenants receivable in the accompanying consolidated balance sheets. Revenues associated with operating expense recoveries are recognized in the period in which the expenses are incurred.

●	The Company recognizes revenue by providing medical related consulting services under written service contracts with its customers. Revenue related to its service offerings is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. Prepayments, if any, received from customers prior to the services being performed are recorded as advance from customers. In these cases, when the services are performed, the amount recorded as advance from customers is recognized as revenue.

●	Revenue from development services performed under hospital contracts is recognized when it is earned pursuant to the terms of the contract. Each contract calls for a fixed dollar amount with a specified time period. These contracts generally involve up-front payment. Revenue is recognized for these projects as services are provided.

●	Revenue from sales of developed items to hospitals resulting from its development services, which call for the transfer of other items developed during the projects to the customers, is recognized when the item is shipped to the customer and title is transferred.

The Company does not offer promotional payments, customer coupons, rebates or other cash redemption offers to its customers.

Government Grant

Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions are complied with.

Real Property Operating Expenses

Real property operating expenses consist of property management fees, property insurance, real estate taxes, depreciation, repairs and maintenance fees, utilities and other expenses related to the Company’s rental properties.

Medical Related Consulting Services Costs

Costs of medical related consulting services includes the cost of internal labor and related benefits, travel expenses related to consulting services, subcontractor costs, other related consulting costs, and other overhead costs. Subcontractor costs were costs related to medical related consulting services incurred by our subcontractor, such as medical professional’s compensation and travel costs.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Development Services and Sales of Developed Products Costs

Costs of development services and sales of developed items to hospitals includes inventory costs, materials and supplies costs, depreciation, internal labor and related benefits, and other overhead costs incurred.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment topic of Accounting Standards Codification (“ASC”) 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award. The Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is recognized over the period of services or the vesting period, whichever is applicable. Compensation expense for unvested options to non-employees is re-measured at each balance sheet date and is being amortized over the vesting period of the options.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in selling expenses. The Company did not incur any shipping and handling costs in the years ended December 31, 2017 and 2016.

Research and Development

Expenditures for research and product development costs are expensed as incurred. The Company did not incur any research and development costs during the years ended December 31, 2017 and 2016.

Advertising and Marketing Costs

All costs related to advertising and marketing are expensed as incurred. The Company did not incur any advertising and marketing expenses during the years ended December 31, 2017 and 2016.

Income Taxes

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2017 and 2016, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. Tax year that remains subject to examination is the years ended December 31, 2017, 2016 and 2015. The Company recognizes interest and penalties related to significant uncertain income tax positions in other expense. However, no such interest and penalties were recorded as of December 31, 2017 and 2016.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the parent company, AHS, Avalon RT 9, and GenExosome, is the U.S. dollar and the functional currency of Avalon Shanghai and Beijing GenExosome, is the Chinese Renminbi (“RMB”). For the subsidiaries whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in the functional currency of the operating subsidiaries. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2017 and 2016 were translated at 6.5067 RMB to $1.00 and at 6.9448 RMB to $1.00, respectively, which were the exchange rates on the balance sheet dates. Equity accounts were stated at their historical rates. The average translation rates applied to the statements of operations for the years ended December 31, 2017 and 2016 were 6.7563 RMB and 6.6435 RMB to $1.00, respectively. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate.

Comprehensive Loss

Comprehensive loss is comprised of net (loss) income and all changes to the statements of equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the years ended December 31, 2017 and 2016 consisted of net (loss) income and unrealized gain (loss) from foreign currency translation adjustment.

Per Share Data

ASC Topic 260 “Earnings per Share,” requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net (loss) income per share are computed by dividing net (loss) income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income per share is computed by dividing net (loss) income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of common stock options (using the treasury stock method). Common stock equivalents are not included in the calculation of diluted net (loss) income per share if their effect would be anti-dilutive. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact. The following table presents a reconciliation of basic and diluted net (loss) income per share:

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Per Share Data (continued)

	Year Ended December 31, 2017	Year Ended December 31, 2016
Net (loss) income available to Avalon GloboCare Corp. for basic and diluted net (loss) income per share of common stock	$(3,464,285)	$55,581
Weighted average common stock outstanding - basic and diluted	65,033,472	51,139,475
Net (loss) income per common share attributable to Avalon GloboCare Corp. - basic and diluted	$(0.05)	$0.00

For the year ended December 31, 2017, stock options to purchase 2,290,000 shares of common stock have been excluded from the computation of diluted loss per share as their effect would be anti-dilutive. The Company did not have any common stock equivalents and potentially dilutive common stock outstanding during the year ended December 31, 2016.

Non-controlling Interest

As of December 31, 2017, Dr. Yu Zhou, director and Co-Chief Executive Officer of GenExosome who owned 40% of the equity interests of GenExosome, which is not under the Company’s control.

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer (“CEO”) and president of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.

The Company has determined that it has three reportable business segments: real property operating segment, medical related consulting services segment, and development services and sales of developed products segment. These reportable segments offer different types of services and products, have different types of revenue, and are managed separately as each requires different operating strategies and management expertise.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

Business Acquisition

The Company accounts for business acquisition in accordance with ASC No. 805, Business Combinations. The assets acquired and liabilities assumed from the acquired business are recorded at fair value, with the residual of the purchase price recorded as goodwill. The result of operations of the acquired business is included in the Company’s operating result from the date of acquisition.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the previously reported financial position, results of operations and cash flows.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reverse Stock Split

The Company effected a one-for-four reverse stock split of its common stock on October 18, 2016. All share and per share information has been retroactively adjusted to reflect this reverse stock split.

Fiscal Year End

The Company has adopted a fiscal year end of December 31st.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”), which modified lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases under previous accounting standards and disclosing key information about leasing arrangements. This pronouncement is effective for reporting periods beginning after December 15, 2018 using a modified retrospective adoption method. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the classification of certain specific cash flow issues including debt prepayment or extinguishment costs, settlement of certain debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of certain insurance claims and distributions received from equity method investees. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. An entity that elects early adoption must adopt all of the amendments in the same period. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. This guidance will be effective for the Company in the first fiscal quarter of 2018 on a prospective basis, and early adoption is permitted. The Company does not expect the standard to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation: Scope of Modification Accounting. The guidance clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Entities will apply the modification accounting guidance if the value, vesting conditions or classification of the award changes. This guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 4 – ACQUISITION

The Company accounts for acquisition using the acquisition method of accounting, whereby the results of operations are included in the financial statements from the date of acquisition. The purchase price is allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill.

Effective October 25, 2017, pursuant to the Stock Purchase Agreement as discussed in Note 1, the Company’s majority owned subsidiary, GenExosome, acquired 100% of Beijing GenExosome.

In according to the acquisition, Beijing GenExosome’s assets and liabilities were recorded at their fair values as of the effective date, October 25, 2017, and the results of operations of Beijing GenExosome are consolidated with results of operations of the Company, starting on October 25, 2017.

The purchase price exceeded the fair value of net assets acquired by $397,569. The Company allocated the $397,569 excess to goodwill. The results of operations of Beijing GenExosome are included in the consolidated results of operations of the Company from the effective date of October 25, 2017 to December 31, 2017. For the period from the effective date of October 25, 2017 to December 31, 2017, revenue and net loss included in the consolidated statements of operations from Beijing GenExosome amounted to $26,276 and $30,327, respectively.

In connection with the combination, for the year ended December 31, 2017, the Company incurred acquisition related costs of $101,236 which, pursuant to ASC 805, are expensed and included in professional fees on the accompanying consolidated statements of operations.

In connection with the acquisition, the Company entered into an at will employment agreement with the former sole shareholder of Beijing GenExosome. The Company determined that the consideration under this employment agreement did not qualify as additional purchase consideration.

The fair value of the assets acquired and liabilities assumed from Beijing GenExosome are as follows:

October 25, 2017
Assets acquired:
Cash	$72,032
Inventory	1,081
Prepaid expenses	142
Security deposit	753
Property, plant and equipment	3,346
Intangible assets - goodwill	397,569
Total assets	474,923
Liabilities assumed:
Accrued liabilities and other payables	24,923
Total liabilities	24,923
Purchase price	$450,000

Net assets were valued at their respective carrying amounts, which the Company believes approximate their current fair values at the acquisition date. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired.

In December 2017, the Company assessed goodwill for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and the Company calculated that the estimated undiscounted cash flows were less than the carrying amount of goodwill. Based on the Company’s analysis, the Company recognized an impairment loss of $397,569 for the year ended December 31, 2017, which reduced the value of goodwill resulted from the acquisition to zero (See Note 10).

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 4 – ACQUISITION (continued)

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Beijing GenExosome had occurred as of the beginning of the following periods:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Net revenues	$1,077,550	$671,863
Net loss	$(4,171,807)	$(405,983)
Net loss attributable to Avalon GloboCare Corp.	$(3,561,650)	$(420,879)
Net loss per share	$(0.05)	$(0.01)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

NOTE 5 – INVENTORY

At December 31, 2017 and 2016, inventory consisted of the following:

	December 31, 2017	December 31, 2016
Raw material	$2,667	$—
	2,667	—
Less: reserve for obsolete inventory	—	—
	$2,667	$—

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

At December 31, 2017 and 2016, prepaid expenses and other current assets consisted of the following:

	December 31, 2017	December 31, 2016
Prepaid professional fees	$65,000	$32,004
Prepaid dues and subscriptions	49,167	—
Prepayment for acquisition of real property	—	700,000
Other	35,546	17,792
	$149,713	$749,796

NOTE 7 – PREPAYMENT FOR LONG-TERM ASSETS

At December 31, 2017 and 2016, prepayment for long-term assets consisted of the following:

	December 31, 2017	December 31, 2016
Prepayment for manufacturing equipment purchased	$153,688	$—
	$153,688	$—

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT

At December 31, 2017 and 2016, property, plant and equipment consisted of the following:

	Useful life	December 31, 2017	December 31, 2016
Laboratory equipment	5 Years	$3,685	$—
Office equipment and furniture	3 – 10 Years	31,440	320
Leasehold improvement	1.75 Years	24,551	—
		59,676	320
Less: accumulated depreciation		(11,647)	(25)
		$48,029	$295

For the years ended December 31, 2017 and 2016, depreciation expense of property, plant and equipment amounted to $10,374 and $26, respectively, of which, $1,321 and $0 was included in real property operating expenses, $112 and $0 was included in costs of development services and sales of developed products, and $8,941 and $26 was included in other operating expenses, respectively.

NOTE 9 – INVESTMENT IN REAL ESTATE

At December 31, 2017 and 2016, investment in real estate consisted of the following:

	Useful life	December 31, 2017	December 31, 2016
Commercial real property	39 Years	$7,708,571	$—
Less: accumulated depreciation		(84,814)	—
		$7,623,757	$—

For the year ended December 31, 2017, depreciation expense of this commercial real property amounted to $84,814, which was included in real property operating expenses.

NOTE 10 – INTANGIBLE ASSETS

On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which the Company acquired four patents and other technologies from Dr. Zhou in consideration of $876,087 in cash and 500,000 shares of common stock of the Company and 400 shares of common stock of GenExosome (See Note 1).

In connection with the intangible assets purchase, the fair value of 500,000 shares of the Company’s common stock given to acquire those intangible assets was $500,000 which was valued based on the most recent sale price of the Company’s common share and the fair value of 400 shares of GenExosome’s common stock given to acquire those intangible assets was $1,217,391 which was valued based on the most recent sale price of 600 shares of GenExosome’s common stock, which was sold to the Company on October 25, 2017 pursuant to the Securities Purchase Agreement entered into by GenExosome and the Company. To determine the fair value of GenExosome’s equity consideration given to acquire those intangible assets, the Company used the fair value of the Company’s common share since it was determined to be a better indicator of the fair value of the consideration given to acquire those intangible assets.

The valuation of identifiable intangible assets acquired, representing developed technologies, reflects management’s estimates, and is amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of five years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

In December 2017, the Company assessed its four patents and other technologies for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and the Company calculated that the estimated undiscounted cash flows were less than the carrying amount of those patents and other technologies. Based on the Company’s analysis, the Company recognized an impairment loss of $923,769 for the year ended December 31, 2017, which reduced the value of four patents and other technologies purchased to $1,583,260.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 10 – INTANGIBLE ASSETS (continued)

In addition, in connection with the acquisition of Beijing GenExosome (See Note 4), the purchase price exceeded the fair value of net assets acquired by $397,569. The Company allocated the $397,569 excess to goodwill. Goodwill is not amortized, but is tested for impairment at December 31, 2017.

In December 2017, the Company assessed its goodwill for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and the Company calculated that the estimated undiscounted cash flows were less than the carrying amount of goodwill. Based on the Company’s analysis, the Company recognized an impairment loss of $397,569 for the year ended December 31, 2017, which reduced the value of goodwill acquired to zero.

At December 31, 2017 and 2016, intangible assets consisted of the following:

	Useful Life	December 31, 2017	December 31, 2016
Patents and other technologies	5 Years	$2,593,478	$—
Goodwill		397,569	—
Less: accumulated amortization		(86,449)	—
Less: impairment loss		(1,321,338)	—
		$1,583,260	$—

For the years ended December 31, 2017 and 2016, amortization expense amounted to $86,449 and $0, respectively.

Amortization of intangible assets attributable to future periods is as follows:

Year ending December 31:	Amortization amount
2018	$327,571
2019	327,571
2020	327,571
2021	327,571
2022	272,976
$1,583,260

NOTE 11 – ACCRUED LIABILITIES AND OTHER PAYABLES

At December 31, 2017 and 2016, accrued liabilities and other payables consisted of the following:

	December 31, 2017	December 31, 2016
Accrued interest	$138,110	$—
Accrued professional fees	82,913	14,080
Other	41,151	8,254
	$262,174	$22,334

NOTE 12 – LOAN PAYABLE

On April 19, 2017, the Company entered into a loan agreement, providing for the issuance of a loan in the principal amount of $2,100,000. The term of the loan is one year. The annual interest rate for the loan is 10%. The loan is guaranteed by the Company’s Chairman, Mr. Wenzhao Lu. The Company repaid principal of $600,000 in the fourth quarter of 2017.

At December 31, 2017, the outstanding principal balance of the loan and related accrued and unpaid interest for the loan was $1,500,000 and $138,110, respectively.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 13 – VAT AND OTHER TAXES PAYABLE

At December 31, 2017 and 2016, VAT and other taxes payable consisted of the following:

	December 31, 2017	December 31, 2016
VAT payable	$819	$8,768
Other taxes payable	2,178	2,502
	$2,997	$11,270

NOTE 14 – RELATED PARTY TRANSACTIONS

Medical Related Consulting Services Revenue from Related Parties and Accounts Receivable – Related Parties

During the years ended December 31, 2017 and 2016, medical related consulting services revenue from related parties was as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Medical related consulting services provided to:
Beijing Nanshan (1)	$155,035	$162,500
Shanghai Daopei (2)	67,576	313,946
Hebei Yanda (3)	—	140,000
	$222,611	$616,446

(1)	Beijing Nanshan is a subsidiary of an entity whose chairman is Wenzhao Lu, the major shareholder of the Company.

(2)	Shanghai Daopei is a subsidiary of an entity whose chairman is Wenzhao Lu, the major shareholder of the Company.

(3)	Hebei Yanda is a subsidiary of an entity whose chairman is Wenzhao Lu, the major shareholder of the Company.

Accounts receivable – related parties, net of allowance for doubtful accounts, at December 31, 2017 and 2016 amounted to $0 and $70,228, respectively, and no allowance for doubtful accounts is deemed to be required on its accounts receivable – related parties at December 31, 2017 and 2016.

Accrued Liabilities and Other Payables – Related Parties

At December 31, 2017 and 2016, the Company owed David Jin, its shareholder, chief executive officer, president and board member, of $15,387 and $6,278, respectively, for travel and other miscellaneous reimbursements, which have been included in accrued liabilities and other payable – related parties on the accompanying consolidated balance sheets.

At December 31, 2017 and 2016, the Company owed Meng Li, its shareholder, chief operating officer and board member, of $0 and $309, respectively, for travel and other miscellaneous reimbursements, which have been included in accrued liabilities and other payables – related parties on the accompanying consolidated balance sheets.

On October 17, 2016, the Company entered into a lease for office space in New Jersey with a related party (the “AHS Office Lease”). Pursuant to the AHS Office Lease, the monthly rent was $1,000. The AHS Office Lease was terminated in August 2017. As of December 31, 2017 and 2016, the accrued and unpaid rent expense related to this AHS Office Lease amounted to $0 and $2,000, respectively, which was included in accrued liabilities and other payables – related parties on the accompanying consolidated balance sheets.

At December 31, 2017, the Company owed Yu Zhou, co-chief executive officer of GenExosome, of $24,540 for December 2017 accrued payroll, travel and other miscellaneous reimbursements, which have been included in accrued liabilities and other payable – related parties on the accompanying consolidated balance sheets.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 14 – RELATED PARTY TRANSACTIONS (continued)

Due to Related Parties

From time to time, David Jin, shareholder, chief executive officer, president and board member of the Company, provided advances to the Company to supplement its working capital needs. Those advances are short-term in nature, non-interest bearing, unsecured and payable on demand. During the year ended December 31, 2017, the Company repaid $500 working capital advance to David Jin. As of December 31, 2017 and 2016, the working capital advance balance was $0 and $500, respectively, which was reflected as due to related parties on the accompanying consolidated balance sheets.

From time to time, Meng Li, shareholder, chief operating officer and board member of the Company, provided advances to the Company to supplement its working capital needs. Those advances are short-term in nature, non-interest bearing, unsecured and payable on demand. During the year ended December 31, 2017, the Company repaid $87,650 working capital advance to Meng Li. As of December 31, 2017 and 2016, the working capital advance was $0 and $87,650, respectively, which was reflected as due to related parties on the accompanying consolidated balance sheets.

From time to time, Wenzhao Lu, major shareholder and chairman of the Board of Directors of the Company, provided advances to the Company to supplement its working capital needs. Those advances are short-term in nature, non-interest bearing, unsecured and payable on demand. During the year ended December 31, 2017, the Company received working capital advance from Wenzhao Lu of $20,000 and repaid $29,000 to him. As of December 31, 2017 and 2016, the working capital advance was $0 and $9,000, respectively, which was reflected as due to related parties on the accompanying consolidated balance sheets.

During the year ended December 31, 2017, the Company received advance from a company, which is controlled by Wenzhao Lu, the Company’s major shareholder and chairman of the Board of Directors of the Company, of $190,000 for general working capital purpose. The advance is unsecured, non-interest bearing and repayable on demand, and repaid in full in year 2017.

In connection with the acquisition discussed in Note 1 and Note 4, the Company acquired Beijing GenExosome in cash payment of $450,000, which will be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised). On October 25, 2017, Dr. Yu Zhou, the former sole shareholder of Beijing GenExosome, was appointed to the board of directors of GenExosome and served as co-chief executive officer of GenExosome. As of December 31, 2017, the unpaid acquisition consideration of $450,000 was payable to Dr. Yu Zhou, co-chief executive officer and board member of GenExosome, and reflected as due to related parties on the accompanying consolidated balance sheets.

Distribution to AHS’s Founders

On September 14, 2016, AHS entered into a stock purchase agreement (the “September Agreement”) to acquire 1,500,000 shares of restricted common stock (the “Control Shares”) of Global Technologies Corp., which subsequently changed its name on October 18, 2016 to Avalon GloboCare Corp., for a purchase price of $230,000. Upon purchase of the Control Shares, AHS beneficially owned shares of common stock representing control of Global Technologies Corp.. AHS subsequently assigned the Control Shares to its three founders resulting in Wenzhao Lu receiving 900,000 shares, David Jin receiving 450,000 shares and Meng Li receiving 150,000 shares. AHS recorded the assignment as a distribution to its founders/owners with a corresponding debit to additional paid-in capital of $230,000, which was treated as a return of capital in the equity accounts and was recorded as a reduction in additional paid-in capital.

Operating Lease

On October 17, 2016, AHS entered into a lease for office space in New Jersey with a related party (the “AHS Office Lease”). Pursuant to the AHS Office Lease, the monthly rent is $1,000. The AHS Office Lease was terminated in August 2017. For the years ended December 31, 2017 and 2016, rent expense related to the AHS Office Lease amounted to $8,000 and $2,000, respectively.

Real Property Management Agreement

The Company pays a company, which is controlled by Wenzhao Lu, the Company’s major shareholder and chairman of the Board of Directors, for the management of its commercial real property located in New Jersey. The monthly property management fee is $5,417. The term of the property management agreement is two years commencing on May 5, 2017 and will expire on May 4, 2019. For the year ended December 31, 2017, the management fee related to the property management agreement amounted to $43,336.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 15 – INCOME TAXES

The Company is governed by the Income Tax Law of the PRC and the U.S. Internal Revenue Code of 1986, as amended. Under the Income Tax Laws of PRC, Chinese companies are generally subject to an income tax at an effective rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Avalon Shanghai, is subject to the statutory rate of 25%. Beijing GenExosome is subjected to PRC income tax at a preferential rate of 10% due to its small size with minimal taxable income in according to PRC taxes laws. The Company has a cumulative deficit from its foreign subsidiaries of approximately $183,000 as of December 31, 2017, which is included in the consolidated accumulated deficit.

The U.S. tax reform bill that Congress voted to approve December 20, 2017, also known as the “Tax Cuts and Jobs Act”, made sweeping modifications to the Internal Revenue Code, including a much lower corporate tax rate, changes to credits and deductions, and a move to a territorial system for corporations that have overseas earnings.

The act replaced the prior-law graduated corporate tax rate, which taxed income over $10 million at 35%, with a flat rate of 21%.

As of December 31, 2017, the Company has incurred an aggregate net operating loss of approximately $1,481,000 for income taxes purposes. The net operating loss carries forward for United States income taxes and may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2037. Management believes that it appears more likely than not that the Company will not realize these tax benefits due to the Company’s limited operating history and continuing losses for United States income taxes purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit related to the U.S. net operating loss carry forward to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

The Company’s (loss) income before income taxes includes the following components:

	Year Ended December 31, 2017	Year Ended December 31, 2016
United States loss before income taxes	$(3,794,872)	$(10,202)
China (loss) income before income taxes	(254,773)	87,710
Total (loss) income before income taxes	$(4,049,645)	$77,508

Note: included in the United States loss before income taxes is $1,433,074, which will not be included in the Company’s consolidated income tax return, because the Company owns only 60% of GenExosome. The U.S. tax law requires 80% ownership to consolidate.

Components of income taxes expense consisted of the following:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Current:
U.S. federal	$—	$—
U.S. state and local	—	—
China	—	21,927
Total current income taxes expense	$—	$21,927
Deferred:
U.S. federal	$—	$—
U.S. state and local	—	—
China	—	—
Total deferred income taxes expense	$—	$—
Total income taxes expense	$—	$21,927

The table below summarizes the differences between the U.S. statutory rate and the Company’s effective tax rate for the years ended December 31, 2017 and 2016:

	Year Ended December 31, 2017	Year Ended December 31, 2016
U.S. federal rate	34.0%	34.0%
U.S. state rate	5.0%	5.0%
Non-deductible expenses	(22.3)%	—
U.S. effective rate in excess of China tax rate	(1.0)%	(15.8)%
U.S. valuation allowance	(15.7)%	5.1%
Total provision for income taxes	0.0%	28.3%

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 15 – INCOME TAXES (continued)

For the year ended December 31, 2017, the Company did not incur any income taxes expense since it did not generate any taxable income in 2017. For the year ended December 31, 2016, income taxes expense related to our operations in the PRC amounted to $21,927.

The Company’s approximate net deferred tax assets as of December 31, 2017 and 2016 were as follows:

Deferred tax assets:	December 31, 2017	December 31, 2016
Net U.S. operating loss carryforward	$420,695	$43,904
Valuation allowance	(420,695)	(43,904)
Net deferred tax assets	$—	$—

At December 31, 2017 and 2016, the valuation allowance was $420,695 and $43,904 related to the U.S. net operating loss carryforward, respectively. During the year ended December 31, 2017, the valuation allowance increased by approximately $377,000.  The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2017 and 2016 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The potential tax benefit arising from the loss carryforward will expire in 2037. Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to special tax rules which may limit their usage under IRS Section 382 (Change of Ownership) and possibly the Separate Return Limitation Year (“SRLY”) rules. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company has been notified and assessed an IRS Section 6038 penalty of $10,000 for failure to file a foreign entity tax disclosure. The Company has appealed the penalty and awaits the Internal Revenue Service’s review of the appeal. There is no assurance such appeal will be successful.

The Company does not have any significant uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2017, 2016 and 2015 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 16 – EQUITY

Shares Authorized

The Company is authorized to issue 10,000,000 shares of preferred stock and 490,000,000 shares of common shares with a par value of $0.0001 per share.

There are no shares of its preferred stock issued and outstanding as of December 31, 2017 and 2016.

There are 70,278,622 and 61,628,622 shares of its common stock issued and outstanding as of December 31, 2017 and 2016, respectively.

Common Shares Issued for Services

On October 19, 2016, pursuant to a legal service agreement, the Company issued 1,056,122 shares of its common stock to a third party for legal services rendered. These shares were valued at the fair value of services rendered at $21,500. For the year ended December 31, 2016, in connection with the issuance of these shares, the Company recorded stock-based professional fees of $21,500.

On October 19, 2016, pursuant to a consulting service agreement, the Company issued 1,552,500 shares of its common stock to a third party for consulting services rendered in the areas of capital markets advisory. These shares were valued at the fair value of services rendered at $31,050. In connection with the issuance of these shares, the Company recorded stock-based professional fees of $31,050 for the year ended December 31, 2016.

Common Shares Sold for Cash

On December 19, 2016, the Company sold 7,270,000 shares of common stock at a purchase price of $0.50 per share to several investors pursuant to subscription agreements. The Company did not engage a placement agent with respect to the sale. The Company received proceeds of $3,635,000.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 16 – EQUITY (continued)

Common Shares Sold for Cash (continued)

During the fourth quarter of 2017, the Company sold 5,150,000 shares of common stock at a purchase price of $1.00 per share to several investors pursuant to subscription agreements. The Company received net proceeds of $5,099,375, net of placement agent service fee of $50,625.

The offer, sale and issuance of the above securities was made to accredited investors and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sales were made to accredited investors and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.  The accredited investors acknowledged that they were not aware of nor did it review any registration statement or prospectus filed by the Company with the SEC.

AHS’s Founders’ Contribution

During the year ended December 31, 2016, AHS’s founders contributed $141,000 to the Company for working capital needs and the Company recorded an increase in additional paid-in capital.

Distribution of Avalon GloboCare Corp’s Shares to AHS’s Founders

During the year ended December 31, 2016, AHS made a distribution of Avalon GloboCare Corp.’s shares to AHS’s three founders/owners which was treated as a return of capital in the equity accounts and was recorded as a reduction in additional paid-in capital.

Common Shares Issued for Share Subscription Agreement

On March 3, 2017, the Company entered into and closed a Subscription Agreement with an accredited investor (the “March 2017 Accredited Investor”) pursuant to which the March 2017 Accredited Investor purchased 3,000,000 shares of the Company’s common stock (“March 2017 Shares”) for a purchase price of $3,000,000 (the “Purchase Price”).

The offer, sale and issuance of the above securities was made to an accredited investor and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sale was made to an accredited investor and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

The Company, Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”), Beijing DOING Biomedical Technology Co., Ltd. (“DOING”), who is an unaffiliated third party, and the March 2017 Accredited Investor entered into a Share Subscription Agreement whereby the parties acknowledged, among other things, that DOING agreed to transfer the Purchase Price to Avalon Shanghai on behalf of the March 2017 Accredited Investor and the March 2017 Accredited Investor agreed to transfer the March 2017 Shares to DOING upon DOING completing the registration of the acquisition of the March 2017 Shares with the Beijing Commerce Commission (“BCC”) and obtaining an Enterprise Overseas Investment Certificate (the “Investment Certificate”) from BCC. If DOING fails to complete the registration and acquire the Investment Certificate within one year of the closing then Avalon Shanghai shall transfer $3,000,000 with an annual interest of 20% to DOING upon the request of DOING (the “BCC Repayment Obligation”). As of the date hereof, the Company is obligated to DOING in the principal amount of $3,000,000. The BCC Repayment Obligation is a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company. Further, Wenzhao Lu, a director and shareholder of the Company, and DOING entered into a Warranty Agreement. Pursuant to the Warranty Agreement, Mr. Lu agreed to (i) cause the Company to be liable to DOING in the event the March 2017 Accredited Investor defaults in its obligations to DOING, (ii) cause the March 2017 Accredited Investor to transfer the March 2017 Shares to DOING upon DOING’s receipt of the Investment Certificate from BCC, (iii) within three years from the date of the Warranty Agreement, DOING may require Mr. Lu to acquire the March 2017 Shares at $1.20 per share upon three-month notice, and (iv) in the event Mr. Lu does not acquire the March 2017 Shares within the three-month period, interest of 15% per annum will be added to the purchase price.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 16 – EQUITY (continued)

Common Shares Issued for Share Subscription Agreement (continued)

The Company received cash payment of $3,000,000 as an earnest money from DOING in connection with the 3,000,000 common stock issued to the March 2017 Accredited Investor who is an entrusted party that holds the shares on behalf of DOING and recorded the $3,000,000 as refundable deposit on the accompanying consolidated balance sheets. Upon DOING completing the registration of the acquisition of the March 2017 Shares with the BCC and obtaining an Enterprise Overseas Investment Certificate from BCC, the Company will cancel the stock certificate issued under the March 2017 Accredited Investor’s name as an entrusted holder of the shares and the Company will issue a new stock certificate under DOING’s name. The $3,000,000 refundable deposit, which paid by DOING as an earnest money will be applied as the proceeds for issuance of the 3,000,000 shares of the Company’s common stock under DOING’s name at the closing date.

The Company is subject to the contingency of paying interest liability upon the request of DOING if DOING fails to complete the registration and obtain the Enterprise Overseas Investment Certificate within one year. The Company records accrual for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history and the specifics of this matter. The Company did not accrue any interest for the BCC Repayment Obligation since management has evaluated the claim and concluded the likelihood of the claim is remote.

Common Shares Issued for Intangible Assets Purchased

On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which the Company acquired four patents and other technologies from Dr. Zhou in consideration of $876,087 in cash and 500,000 shares of common stock of the Company and 400 shares of common stock of GenExosome (See Note 1).

The fair value of 500,000 shares of the Company’s common stock given to acquire those intangible assets was $500,000 which was valued based on the most recent sale price of the Company’s common share.

A portion of consideration given for the intangible assets acquisition is in the form of GenExosome’s equity interest. The fair value of 400 shares of GenExosome’s common stock given to acquire those intangible assets was $1,217,391 which was valued based on the most recent sale price of 600 shares of GenExosome’s common stock, which was sold to the Company on October 25, 2017 pursuant to the Securities Purchase Agreement entered into by GenExosome and the Company. The fair value of 400 shares of GenExosome’s common stock was recorded as additional paid-in capital. To determine the fair value of GenExosome’s equity consideration given to acquire those intangible assets, the Company used the fair value of equity interest issued since it was determined to be a better indicator than the fair value of the intangible assets acquired. Therefore, the measurement of fair value of GenExosome’s equity interest is based on the fair value of the 400 shares of GenExosome’s common stock given for the intangible assets acquisition since it is determined to be more clearly evident and, thus, more reliably measurable.

Options

The Company did not have any options activity during the year ended December 31, 2016.

Employee stock option activities for the year ended December 31, 2017 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2016	—	$—
Granted	2,110,000	0.54
Exercised	—	—
Outstanding at December 31, 2017	2,110,000	0.54
Options exercisable at December 31, 2017	681,111	$0.59
Options expected to vest	1,428,889	$0.51

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 16 – EQUITY (continued)

Options (continued)

Non-employee stock option activities for the year ended December 31, 2017 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2016	—	$—
Granted	180,000	1.00
Exercised	—	—
Outstanding at December 31, 2017	180,000	1.00
Options exercisable at December 31, 2017	—	$—
Options expected to vest	180,000	$1.00

During the year ended December 31, 2017, the Company granted 2,000,000 options to its Chief Financial Officer (“CFO”) at a fixed exercise price of $0.50 per share and granted 60,000 and 50,000 options to its three directors at a fixed exercise price of $1.49 and $1.00, respectively, per share. The 2,000,000 options granted to the Company’s CFO are exercisable for ten years and the 110,000 options granted to the Company’s three directors are exercisable for five years. In addition, the Company granted 180,000 options to a consulting services provider at a fixed exercise price of $1.00 per share for a term of three years in the fourth quarter of 2017. The fair value of these options granted during the year ended December 31, 2017 was determined using the Black-Scholes option-pricing model and using the following assumptions:

Dividend rate	0
Terms (in years)	3.0-10.0
Volatility	298.49% to 597.16%
Risk-free interest rate	1.74% to 2.40%

The aggregate fair value of the options granted to employee and directors during the year ended December 31, 2017 was $2,719,960, of which, $843,881 has been reflected as compensation and related benefits on the accompanying consolidated statements of operations because the options were fully earned and non-cancellable. As of December 31, 2017, the aggregate value of nonvested employee options was $1,876,079, which will be amortized as stock-based compensation expense as the options are vesting, over the remaining 2.1 years.

The aggregate fair value of the options granted to non-employee during the year ended December 31, 2017 was $447,348, of which, $149,116 has been reflected as professional fees on the accompanying consolidated statements of operations. As of December 31, 2017, the aggregate value of nonvested non-employee options was $298,232, which will be amortized as stock-based compensation expense over the remaining 0.33 years.

The aggregate intrinsic values of the stock options outstanding and the stock options exercisable at December 31, 2017 was $4,405,600 and $1,297,822, respectively.

A summary of the status of the Company’s nonvested employee stock options granted as of December 31, 2017 and changes during the year ended December 31, 2017 is presented below:

	Number of Options	Weighted Average Exercise Price	Grant Date Fair Value
Nonvested at December 31, 2016	—	$—	$—
Granted	2,110,000	0.54	2,719,960
Vested	681,111	0.59	843,881
Forfeited	—	—	—
Nonvested at December 31, 2017	1,428,889	$0.51	$1,876,079

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 16 – EQUITY (continued)

Options (continued)

A summary of the status of the Company’s nonvested non-employee stock options granted as of December 31, 2017 and changes during the year ended December 31, 2017 is presented below:

	Number of Options	Weighted Average Exercise Price	Fair Value at December 31, 2017
Nonvested at December 31, 2016	—	$—	$—
Granted	180,000	1.00	447,348
Vested	—	—	—
Forfeited	—	—	—
Nonvested at December 31, 2017	180,000	$1.00	$447,348

The following table summarizes the shares of the Company’s common stock issuable upon exercise of options outstanding at December 31, 2017:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2017	Range of Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2017	Weighted Average Exercise Price
$0.50	2,000,000	9.11	$0.50	611,111	$0.50
1.49	60,000	4.32	1.49	60,000	1.49
1.00	230,000	3.27	1.00	10,000	1.00
$0.50–1.49	2,290,000	8.40	$0.58	681,111	$0.59

NOTE 17 - STATUTORY RESERVE

Avalon Shanghai and Beijing GenExosome operate in the PRC, are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends. The Company did not make any appropriation to statutory reserve for Avalon Shanghai and Beijing GenExosome during the year ended December 31, 2017 as they incurred net losses in the year. The Company made an appropriation to statutory reserve for Avalon Shanghai of $6,578 during the year ended December 31, 2016.

NOTE 18 – NONCONTROLLING INTEREST

As of December 31, 2017, Dr. Yu Zhou, director and Co-Chief Executive Officer of GenExosome who owned 40% of the equity interests of GenExosome, which is not under the Company’s control. The following is a summary of noncontrolling interest activities in the year ended December 31, 2017.

Amount
Noncontrolling interest at December 31, 2016	$—
Net loss attributable to noncontrolling interest	(585,360)
Foreign currency translation adjustment attributable to noncontrolling interest	(34)
Noncontrolling interest at December 31, 2017	$(585,394)

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 19 – SEGMENT INFORMATION

For the year ended December 31, 2017, the Company operated in three reportable business segments - (1) the real property operating segment, (2) the medical related consulting services segment, and (3) the performing development services for hospitals and sales of related products developed to hospitals segment. For the year ended December 31, 2016, the Company operated in one reportable business segment – the medical related consulting services segment. The Company’s reportable segments are strategic business units that offer different services and products. They are managed separately based on the fundamental differences in their operations. Information with respect to these reportable business segments for the years ended December 31, 2017 and 2016 was as follows:

	Year Ended	Year Ended
	December 31, 2017	December 31, 2016
Revenues
Real property operating	$828,663	$—
Medical related consulting services	222,611	616,446
Development services and sales of developed products	26,276	—
	1,077,550	616,446
Depreciation and amortization
Real property operating	86,135	—
Medical related consulting services	8,774	26
Development services and sales of developed products	86,728	—
	181,637	26
Interest expense
Real property operating	138,110	—
Medical related consulting services	—	—
Development services and sales of developed products	—	—
	138,110	—
Net (loss) income
Real property operating	(309,415)	—
Medical related consulting services	(385,515)	55,581
Development services and sales of developed products	(1,463,401)	—
Other (a)	(1,891,314)	—
	$(4,049,645)	$55,581

Identifiable long-lived tangible assets at December 31, 2017 and 2016	December 31, 2017	December 31, 2016
Real property operating	$7,645,371	$—
Medical related consulting services	20,558	295
Development services and sales of developed products	5,857	—
	$7,671,786	$295

Identifiable long-lived tangible assets at December 31, 2017 and 2016	December 31, 2017	December 31, 2016
United States	$7,646,270	$—
China	25,516	295
	$7,671,786	$295

(a)	The Company does not allocate any general and administrative expense of its being a public company activities to its reportable segments as these activities are managed at a corporate level.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 20 – COMMITMENTS AND CONTINCENGIES

Severance Payments

The Company has employment agreements with certain employees that provided severance payments upon termination of employment under certain circumstances, as defined in the applicable agreements. The Company has estimated its possible severance payments of approximately $528,900 and $302,000 as of December 31, 2017 and 2016, respectively, which have not been reflected in its consolidated financial statements since the Company concluded that the likelihood is remote at this moment.

Legal Service Contract

On November 22, 2016, the Company entered into a legal service agreement with a law firm who has agreed to provide legal and corporate advisory services to the Company. The term of this agreement is on a month to month basis. In accordance to this service agreement, the Company pays a flat fee of $15,000 per month. At December 31, 2017 and 2016, the accrued legal service fees related to the service agreement was $30,000 and $10,000, respectively, which was included in accrued liabilities and other payables on the accompanying consolidated balance sheets.

Financial Consulting Service Contract

On October 17, 2016, the Company entered into a one-year consulting service agreement with a consultant who has agreed to provide financial consulting service to the Company. In accordance with this agreement, the Company paid a flat fee of $4,800 per month commenced on October 20, 2016. On April 19, 2017, the Company renewed the consulting agreement. In accordance with the renewed agreement, the Company pays a flat fee of $10,000 per month commencing on April 19, 2017. At December 31, 2017 and 2016, the accrued service fees related to the service agreement was $10,000 and $1,600, respectively, which was included in accrued liabilities and other payables on the accompanying consolidated balance sheets.

Investor Relations Service Contract

In October 2017, the Company entered into an investor relations service agreement with a company who has agreed to provide investor relations services to the Company. The Company may terminate the agreement at any time after December 31, 2017 by providing 30 days written notice. In accordance to this service agreement, the Company pays a service fee of $5,000 per month in cash and issues $15,000 of restricted shares at the close of each quarter based on the closing price of the Company’s stock on the last day of the quarter. At December 31, 2017, the accrued investor relations service fees related to the service agreement was $10,000, which was included in accrued liabilities and other payables on the accompanying consolidated balance sheets.

Consulting Service Agreement

In November 2017, the Company entered into a consulting service agreement with a company who has agreed to provide consulting services to the Company. The term of this agreement is 6 months. In accordance to this service agreement, the Company paid cash $30,000 and will issue a stock grant equal to the sum of $15,000 at a time mutually agreed for work has been completed through October 31, 2017. In addition, the Company pays a flat fee of $10,000 per month commencing on November 1, 2017 and issues options to acquire 90,000 shares of common stock at an exercise price of $1.00 per share for a term of three years at the end of every quarter. Further, the Company shall issue a 5% equity interest, or mutually agreed upon equivalent, in any partnership or joint venture in which the consulting services provider helps to facilitate, including Fox Rehabilitation. At December 31, 2017, the accrued consulting service fees related to the service agreement was $25,000, which was included in accrued liabilities and other payables on the accompanying consolidated balance sheets.

Real Property Management Agreement

On June 6, 2017, the Company entered into a two-year real property management agreement with a related party which agreed to provide real property management service to the Company. In accordance with this agreement, the Company pays a flat fee of $5,417 per month commencing on May 5, 2017 (See Note 14 for real property management agreement).

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 20 – COMMITMENTS AND CONTINCENGIES (continued)

Underwritten and Financial Advisory Service Agreement

In October 2017, the Company entered into a service agreement with a company with respect to a planned underwritten public offering and NASDAQ listing advisory service. In accordance to this agreement, the company pays:

a)	Success Fees:

●	Debt Financing: For any debt financing: (i) a Success Fee, payable in cash, equal to 3% of the gross proceeds received by the Company from such closing; plus (ii) warrants in the entity financed, equal to 3% of the gross proceeds received by the Company from such closing, divisible by and exercisable at a strike price equal to 100% of the fair market value of the common stock for the Company as of the date of the closing of the transaction, in whole or in part, at any time within 5 years from issuance.

●	Equity Financing: For any equity investment into the Company: (i) a Success Fee, payable in cash, equal to 7% of the gross proceeds received by the Company from such closing; plus (ii) warrants in the entity financed, equal to 7% of the gross proceeds received by the Company from such closing, divisible by and exercisable at a strike price equal to 100% of the fair market value of the common stock for the Company as of the date of the closing of the transaction ,in whole or in part, at any time within 5 years from issuance.

b)	Expenses: The Company agrees to reimburse for all reasonable out-of-pocket invoiced expenses.

c)	Advisory Fees: (i) an initial advisory fee of $30,000 upon the execution of this agreement; plus (ii) an additional advisory fee of $30,000 upon the issuance of a conditional approval letter to list on NASDAQ.

Operating Leases

Beijing GenExosome Office Lease

In March 2017, Beijing GenExosome signed an agreement to lease its facilities and equipment under operating lease. Pursuant to the signed lease, the annual rent is RMB 41,000 (approximately $6,000). The term of the lease is one year commencing on March 15, 2017 and expires on March 14, 2018. During the period from the acquisition date, October 25, 2017 through December 31, 2017, rent expense related to the operating lease amounted to $1,011. Future minimum rental payment required under this operating lease is as follows:

Year Ending December 31:	Amount
2018	$1,264

GenExosome Office Lease

In December 2017, GenExosome signed an agreement to lease its office space in Ohio, United States under operating lease. Pursuant to the singed lease, the monthly rent is $300. The term of the lease is one year commencing on January 1, 2018 and expires on December 31, 2018. Future minimum rental payment required under this operating lease is as follows:

Year Ending December 31:	Amount
2018	$3,600

Avalon Shanghai Office Lease

On January 19, 2017, Avalon Shanghai entered into a lease for office space in Beijing, China with a third party (the “Beijing Office Lease”). Pursuant to the Beijing Office Lease, the monthly rent is RMB 50,586 (approximately $8,000) with a required security deposit of RMB 164,764 (approximately $25,000). In addition, Avalon Shanghai needs to pay monthly maintenance fees of RMB 4,336 (approximately $700). The term of the Beijing Office Lease is 26 months commencing on January 1, 2017 and will expire on February 28, 2019 with two months of free rent in the months of December 2017 and February 2019. For the year ended December 31, 2017, rent expense and maintenance fees related to the Beijing Office Lease amounted to approximately $87,000. Future minimum rental payment required under the Beijing Office Lease is as follows:

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 20 – COMMITMENTS AND CONTINCENGIES (continued)

Operating Leases (continued)

Avalon Shanghai Office Lease (continued)

Year Ending December 31:	Amount
2018	$97,547
2019	8,771
Total	$106,318

Laboratory Equity Purchase Commitment

The Company has entered into contract to purchase laboratory equipment amounting to approximately $140,000. As of December 31, 2017, the Company has an outstanding commitment amounting to approximately $94,000.

NOTE 21 - CONCENTRATIONS

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended December 31, 2017 and 2016.

Customer	Year Ended December 31, 2017	Year Ended December 31, 2016
A (Beijing Nanshan, a related party)	14%	26%
B (Shanghai Daopei, a related party)	*	51%
C (Hebei Yanda, a related party)	*	23%
D	20%	0
E	13%	0
F	11%	0

*Less than 10%

Two customers accounted for 48.9% of the Company’s total outstanding accounts receivable and tenants receivable at December 31, 2017.

One customer, who was a related party, accounted for 100% of the Company’s total outstanding accounts receivable at December 31, 2016.

Suppliers

No supplier accounted for 10% or more of the Company’s purchase during the years ended December 31, 2017 and 2016.

One supplier accounted for 100% of the Company’s total outstanding accounts payable at December 31, 2017.

No supplier accounted for 10% or more of the Company’s total outstanding accounts payable at December 31, 2016.

Concentrations of Credit Risk

At December 31, 2017 and 2016, cash balances in the PRC are $1,327,009 and $2,525,630, respectively, are uninsured. The Company has not experienced any losses in PRC bank accounts and believes it is not exposed to any risks on its cash in PRC bank accounts.

The Company maintains its cash in United States bank and financial institution deposits that at times may exceed federally insured limits. At December 31, 2017 and 2016, the Company’s cash balances in United States bank accounts had approximately $1,162,000 and $80,000 in excess of the federally-insured limits, respectively. The Company has not experienced any losses in its United States bank accounts through and as of the date of this report.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

NOTE 22 – RESTRICTED NET ASSETS

A portion of the Company’s operations are conducted through its PRC subsidiaries, which can only pay dividends out of their retained earnings determined in accordance with the accounting standards and regulations in the PRC and after they have met the PRC requirements for appropriation to statutory reserve. In addition, a portion of the Company’s businesses and assets are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. These currency exchange control procedures imposed by the PRC government authorities may restrict the ability of the Company’s PRC subsidiaries to transfer their net assets to the Parent Company through loans, advances or cash dividends.

Schedule I of Article 5-04 of Regulation S-X requires the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of this test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of its consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company in the form of loans, advances or cash dividends without the consent of a third party.

The Company’s PRC subsidiaries’ net assets as of December 31, 2017 and 2016 did not exceed 25% of the Company’s consolidated net assets. Accordingly, Parent Company’s condensed financial statements have not been required in accordance with Rule 5-04 and Rule 12-04 of SEC Regulation S-X.

NOTE 23 – SUBSEQUENT EVENTS

If DOING fails to complete the registration and acquire the Investment Certificate within one year of the closing then Avalon Shanghai shall transfer $3,000,000 with interest of 20% to DOING upon the request of DOING (the “BCC Repayment Obligation”). As of the date hereof, the Company is obligated to DOING in the principal amount of $3,000,000. The Company and DOING are presently negotiating an extension of the BCC Repayment Obligation through July 2018. There is no guarantee that such extension will be signed. (See Note 16 – Common Shares Issued for Share Subscription Agreement).

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$2,125,656	$3,027,033
Accounts receivable, net of allowance for doubtful accounts	7,027	10,179
Tenants receivable, net of allowance for doubtful accounts	37,990	38,469
Security deposit	28,016	6,916
Inventory	10,111	2,667
Prepaid expenses and other current assets	74,406	149,713

Total Current Assets	2,283,206	3,234,977

OTHER ASSETS:
Security deposit - noncurrent portion	—	25,322
Prepayment for long-term assets	47,714	153,688
Property and equipment, net	158,415	48,029
Investment in real estate, net	7,591,952	7,623,757
Intangible assets, net	1,501,367	1,583,260

Total Other Assets	9,299,448	9,434,056

Total Assets	$11,582,654	$12,669,033

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$—	$29
Accrued liabilities and other payables	302,500	124,064
Accrued liabilities and other payables - related parties	25,481	39,927
Deferred rental income	7,254	12,769
Loan payable	1,500,000	1,500,000
Interest payable	375,096	138,110
VAT and other taxes payable	34,357	2,997
Tenants’ security deposit	73,400	92,288
Due to related party	450,000	450,000
Refundable deposit	3,000,000	3,000,000

Total Current Liabilities	5,768,088	5,360,184

Commitments and Contingencies - (Note 20)

EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized;
no shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.0001 par value; 490,000,000 shares authorized;
70,278,622 shares issued and 69,758,622 shares outstanding at March 31, 2018;
70,278,622 shares issued and outstanding at December 31, 2017	7,028	7,028
Additional paid-in capital	12,016,633	11,490,285
Less: common stock held in treasury, at cost;
520,000 and 0 shares at March 31, 2018 and December 31, 2017, respectively	(522,500)	—
Accumulated deficit	(4,999,233)	(3,517,654)
Statutory reserve	6,578	6,578
Accumulated other comprehensive loss - foreign currency translation adjustment	(39,316)	(91,994)
Total Avalon GloboCare Corp. stockholders’ equity	6,469,190	7,894,243
Non-controlling interest	(654,624)	(585,394)

Total Equity	5,814,566	7,308,849

Total Liabilities and Equity	$11,582,654	$12,669,033

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended	For the Three Months Ended
	March 31, 2018	March 31, 2017

REVENUES
Real property rental	$296,623	$—
Development services and sales of developed products	11,290	—
Medical related consulting services - related party	—	66,286
Total Revenues	307,913	66,286

COSTS AND EXPENSES
Real property operating expenses	210,274	—
Development services and sales of developed products	16,520	—
Medical related consulting services - related party	—	99,581
Total Costs and Expenses	226,794	99,581

REAL PROPERTY OPERATING INCOME	86,349	—
GROSS LOSS FROM DEVELOPMENT SERVICES AND SALES OF DEVELOPED PRODUCTS	(5,230)	—
GROSS LOSS FROM MEDICAL RELATED CONSULTING SERVICES	—	(33,295)

OTHER OPERATING EXPENSES:
Selling expenses	—	8,711
Compensation and related benefits	538,814	182,927
Professional fees	571,772	207,218
Other general and administrative	285,252	60,732

Total Other Operating Expenses	1,395,838	459,588

LOSS FROM OPERATIONS	(1,314,719)	(492,883)

OTHER INCOME (EXPENSE)
Interest income	408	794
Interest expense	(236,986)	—
Foreign currency transaction loss	—	(57,244)
Other income	328	—

Total Other Expense, net	(236,250)	(56,450)

LOSS BEFORE INCOME TAXES	(1,550,969)	(549,333)

INCOME TAXES	—	—

NET LOSS	$(1,550,969)	$(549,333)

LESS: NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(69,390)	—

NET LOSS ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS	$(1,481,579)	$(549,333)

COMPREHENSIVE LOSS:
NET LOSS	(1,550,969)	(549,333)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	52,838	(39,771)
COMPREHENSIVE LOSS	$(1,498,131)	$(589,104)
LESS: COMPREHENSIVE LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(69,230)	—
COMPREHENSIVE LOSS ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS	$(1,428,901)	$(589,104)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS:
Basic and diluted	$(0.02)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	69,781,733	62,595,289

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the Three Months Ended March 31, 2018

	Avalon GloboCare Corp. Stockholders’ Equity
	Preferred Stock		Common Stock		Additional				Accumulated	Non-
	Number of		Number of		Paid-in	Treasury	Accumulated	Statutory	Other	controlling	Total
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Reserve	Comprehensive Loss	Interest	Equity

Balance, December 31, 2017	—	$—	70,278,622	$7,028	$11,490,285	$—	$(3,517,654)	$6,578	$(91,994)	$(585,394)	$7,308,849

Treasury stock purchase	—	—	—	—	—	(522,500)	—	—	—	—	(522,500)

Stock-based compensation and service fees	—	—	—	—	526,348	—	—	—	—	—	526,348

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	52,678	160	52,838

Net loss for the three months ended March 31, 2018	—	—	—	—	—	—	(1,481,579)	—	—	(69,390)	(1,550,969)

Balance, March 31, 2018	—	$—	70,278,622	$7,028	$12,016,633	$(522,500)	$(4,999,233)	$6,578	$(39,316)	$(654,624)	$5,814,566

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended	For the Three Months Ended
	March 31, 2018	March 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,550,969)	$(549,333)
Adjustments to reconcile net loss from operations to
net cash used in operating activities:
Depreciation and amortization	123,379	26
Stock-based compensation and service fees	526,348	138,334
Changes in operating assets and liabilities:
Accounts receivable	3,469	—
Accounts receivable - related parties	—	547
Tenants receivable	479	—
Inventory	(7,372)	—
Prepaid expenses and other current assets	75,693	2,254
Security deposit	5,284	(23,922)
Accounts payable	(30)	—
Accrued liabilities and other payables	178,136	29,202
Accrued liabilities and other payables - related parties	(14,498)	16,257
Deferred rental income	(5,515)	—
Interest payable	236,986	—
Income taxes payable	—	(21,150)
VAT and other taxes payable	31,264	(5,029)
Tenants’ security deposit	(18,888)	—

NET CASH USED IN OPERATING ACTIVITIES	(416,234)	(412,814)

CASH FLOWS FROM INVESTING ACTIVITIES:
Prepayment made for acquisition of real property	—	(2,000)
Purchase of property and equipment	(7,852)	—

NET CASH USED IN INVESTING ACTIVITIES	(7,852)	(2,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	(522,500)	—
Refundable deposit in connection with Share Subscription Agreement	—	3,000,000

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(522,500)	3,000,000

EFFECT OF EXCHANGE RATE ON CASH	45,209	(40,147)

NET (DECREASE) INCREASE IN CASH	(901,377)	2,545,039

CASH - beginning of period	3,027,033	2,886,189

CASH - end of period	$2,125,656	$5,431,228

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$21,150

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in connection with Share Subscription Agreement	$—	$300
Acquisition of equipment by decreasing prepayment for long-term assets	$110,103	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Avalon GloboCare Corp. (f/k/a Global Technologies Corp.) (the “Company” or “AVCO”) is a Delaware corporation. The Company was incorporated under the laws of the State of Delaware on July 28, 2014. On October 18, 2016, the Company changed its name to Avalon GloboCare Corp. and completed a reverse split its shares of common stock at a ratio of 1:4. On October 19, 2016, the Company entered into and closed a Share Exchange Agreement with the shareholders of Avalon Healthcare System, Inc., a Delaware corporation (“AHS”), each of which are accredited investors (“AHS Shareholders”) pursuant to which we acquired 100% of the outstanding securities of AHS in exchange for 50,000,000 shares of our common stock (the “AHS Acquisition”). AHS was incorporated on May 18, 2015 under the laws of the State of Delaware. As a result of such acquisition, the Company’s operations now are focused on integrating and managing global healthcare services and resources, as well as empowering high-impact biomedical innovations and technologies to accelerate their clinical applications. Operating through two major platforms, namely “Avalon Cell”, and “Avalon Rehab”, our “technology + service” ecosystem covers the areas of regenerative medicine, cell-based immunotherapy, exosome technology, as well as rehabilitation medicine. We plan to integrate these services through joint ventures and acquisitions that bring shareholder value both in the short term, through operational entities as part of Avalon Rehab and in the long term, through biomedical innovations as part of Avalon Cell. AHS owns 100% of the capital stock of Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”), which is a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“PRC”). Avalon Shanghai was incorporated on April 29, 2016 and is engaged in medical related consulting services for customers.

For accounting purposes, AHS was the surviving entity. The transaction was accounted for as a recapitalization of AHS pursuant to which AHS was treated as the accounting acquirer, surviving and continuing entity although the Company is the legal acquirer. The Company did not recognize goodwill or any intangible assets in connection with this transaction. Accordingly, the Company’s historical financial statements are those of AHS and its wholly-owned subsidiary, Avalon Shanghai immediately following the consummation of this reverse merger transaction.

On January 23, 2017, the Company incorporated Avalon (BVI) Ltd, a British Virgin Island company (dormant, will be dissolved in 2018). There was no activity for the subsidiary since its incorporation through March 31, 2018.

On February 7, 2017, the Company formed Avalon RT 9 Properties, LLC (“Avalon RT 9”), a New Jersey limited liability company. On May 5, 2017, Avalon RT 9 purchased a real property located in Township of Freehold, County of Monmouth, State of New Jersey, having a street address of 4400 Route 9 South, Freehold, NJ 07728. This property was purchased to serve as the Company’s world-wide headquarters for all corporate administration and operation. In addition, the property generates rental income. Avalon RT 9 owns this office building. Currently, Avalon RT 9’s business consists of the ownership and operation of the income-producing real estate property in New Jersey.

On July 31, 2017, the Company formed GenExosome Technologies Inc. (“GenExosome”) in Nevada.

On October 25, 2017, GenExosome and the Company entered into a Securities Purchase Agreement pursuant to which the Company acquired 600 shares of GenExosome in consideration of $1,326,087 in cash and 500,000 shares of common stock of the Company.

On October 25, 2017, GenExosome entered into and closed an Asset Purchase Agreement with Yu Zhou, MD, PhD, pursuant to which the Company acquired all assets, including all intellectual property, held by Dr. Zhou pertaining to the business of researching, developing and commercializing exosome technologies including, but not limited to, patent application number CN 2016 1 0675107.5 (application of an Exosomal MicroRNA in plasma as biomarker to diagnosis liver cancer), patent application number CN 2016 1 0675110.7 (clinical application of circulating exosome carried miRNA-33b in the diagnosis of liver cancer), patent application number CN 2017 1 0330847.X (saliva exosome based methods and composition for the diagnosis, staging and prognosis of oral cancer) and patent application number CN 2017 1 0330835.7 (a novel exosome-based therapeutics against proliferative oral diseases). In consideration of the assets, GenExosome agreed to pay Dr. Zhou $876,087 in cash, transfer 500,000 shares of common stock of the Company to Dr. Zhou and issue Dr. Zhou 400 shares of common stock of GenExosome.

As a result of the above transactions, effective October 25, 2017, the Company holds 60% of GenExosome and Dr. Zhou holds 40% of GenExosome. GenExosome is engaged in developing proprietary diagnostic and therapeutic products leveraging its exosome technology and marketing and distributing its proprietary Exosome Isolation Systems.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (continued)

On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China on August 7, 2015 (“Beijing GenExosome”) and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000, which shall be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised).

Beijing GenExosome is engaged in the development of exosome technology to improve diagnosis and management of diseases. Exosomes are tiny, subcellular, membrane-bound vesicles in diameter of 30-150 nm that are released by almost all cell types and that can carry membrane and cellular proteins, as well as genetic materials that are representative of the cell of origin. Profiling various bio-molecules in exosomes may serve as useful biomarkers for a wide variety of diseases. Beijing GenExosome’s research kits are designed to be used by researchers for biomarker discovery and clinical diagnostic development, and the advancement of targeted therapies. Currently, research kits and service are available to isolate exosomes or extract exosomal RNA/protein from serum/plasma, urine and saliva samples. Beijing GenExosome is seeking to decode proteomic and genomic alterations underlying a wide-range of pathologies, thus allowing for the introduction of novel non-invasive “liquid biopsies”. Its mission is focused toward diagnostic advancements in the fields of oncology, infectious diseases and fibrotic diseases, and discovery of disease-specific exosomes to provide disease origin insight necessary to enable personalized clinical management.

Details of the Company’s subsidiaries which are included in these consolidated financial statements as of March 31, 2018 are as follows:

Name of Subsidiaries	Place and date of Incorporation	Percentage of Ownership	Principal Activities
Avalon Healthcare System, Inc. (“AHS”)	Delaware May 18, 2015	100% held by AVCO	Provides medical related consulting services and developing Avalon Cell and Avalon Rehab in United States of America (“USA”)

Avalon (BVI) Ltd. (“Avalon BVI”)	British Virgin Island January 23, 2017	100% held by AVCO	Dormant, will be dissolved in 2018

Avalon RT 9 Properties LLC (“Avalon RT 9”)	New Jersey February 7, 2017	100% held by AVCO	Owns and operates an income-producing real property and holds and manages the corporate headquarters

Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”)	PRC April 29, 2016	100% held by AHS	Provides medical related consulting services and developing Avalon Cell and Avalon Rehab in China

GenExosome Technologies Inc. (“GenExosome”)	Nevada July 31, 2017	60% held by AVCO	Develops proprietary diagnostic and therapeutic products leveraging exosome technology and markets and distributes proprietary Exosome Isolation Systems in USA

Beijing Jieteng (GenExosome) Biotech Co., Ltd. (“Beijing GenExosome”)	PRC August 7, 2015	100% held by GenExosome	Provides development services for hospitals and sales of related products developed to hospitals in China

NOTE 2 – BASIS OF PRESENTATION

These interim condensed consolidated financial statements of the Company and its subsidiaries are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the unaudited condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company’s unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 2 – BASIS OF PRESENTATION (continued)

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 13, 2018.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the three months ended March 31, 2018 and 2017 include the allowance for doubtful accounts, reserve for obsolete inventory, the useful life of property and equipment and investment in real estate and intangible assets, assumptions used in assessing impairment of long-term assets, valuation of deferred tax assets and the associated valuation allowances, and valuation of options.

Fair Value of Financial Instruments and Fair Value Measurements

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the condensed consolidated balance sheets for cash, accounts receivable, tenants receivable, security deposit, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities and other payables, accrued liabilities and other payables – related parties, deferred rental income, loan payable, interest payable, Value Added Tax (“VAT”) and other taxes payable, tenants’ security deposit, due to related party, and refundable deposit, approximate their fair market value based on the short-term maturity of these instruments. At March 31, 2018 and December 31, 2017, intangible assets were measured at fair value on a nonrecurring basis as shown in the following tables.

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at March 31, 2018	Impairment Loss
Patents and other technologies	$—	$—	$1,501,367	$1,501,367	$—

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2017	Impairment Loss
Patents and other technologies	$—	$—	$1,583,260	$1,583,260	$923,769
Goodwill	—	—	—	—	397,569
Total	$—	$—	$1,583,260	$1,583,260	$1,321,338

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments and Fair Value Measurements (continued)

In December 2017, the Company assessed its long-lived assets for any impairment and concluded that there were indicators of impairment as of December 31, 2017 and it calculated that the estimated undiscounted cash flows were less than the carrying amount of the intangible assets. Based on its analysis, the Company recognized an impairment loss of $1,321,338 for the year ended December 31, 2017, which reduced the value of intangible assets acquired to $1,583,260. The Company did not record any impairment charge for the three months ended March 31, 2018.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash

Cash consists of cash on hand and cash in banks. The Company maintains cash with various financial institutions in the PRC and United States. At March 31, 2018 and December 31, 2017, cash balances in PRC are $1,251,993 and $1,327,009, respectively, are uninsured. At March 31, 2018 and December 31, 2017, cash balances in United States are $873,663 and $1,700,024, respectively. The Company has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

Concentrations of Credit Risk

Currently, a portion of the Company’s operations are carried out in PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, trade accounts receivable and tenants receivable. A portion of the Company’s cash is maintained with state-owned banks within the PRC, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A portion of the Company’s sales are credit sales which is to the customer whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable and tenants receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

At March 31, 2018 and December 31, 2017, the Company’s cash balances by geographic area were as follows:

Country:	March 31, 2018		December 31, 2017
United States	$873,663	41.1%	$1,700,024	56.2%
China	1,251,993	58.9%	1,327,009	43.8%
Total cash	$2,125,656	100.0%	$3,027,033	100.0%

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable and Allowance for Doubtful Accounts (continued)

Management believes that the accounts receivable are fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its accounts receivable at March 31, 2018 and December 31, 2017. The Company historically has not experienced uncollectible accounts from customers granted with credit sales.

Tenants Receivable and Allowance for Doubtful Accounts

Tenants receivable are presented net of an allowance for doubtful accounts. Tenants receivable balance consist of base rents, tenant reimbursements and receivables arising from straight-lining of rents primarily represent amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to the Company’s revenue recognition policy. An allowance for the uncollectible portion of tenant receivable is determined based upon an analysis of the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in Freehold, New Jersey in which the property is located.

Management believes that the tenants receivable are fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its tenants receivable at March 31, 2018 and December 31, 2017.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. A reserve is established when management determines that certain inventory may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserve for the difference between the cost and the market value. These reserve is recorded based on estimates. The Company did not record any inventory reserve at March 31, 2018 and December 31, 2017.

Property and Equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Investment in Real Estate and Depreciation

Investment in real estate is carried at cost less accumulated depreciation. The Company depreciates real estate building on a straight-line basis over estimated useful life. The Company capitalizes all capital improvements associated with replacements, improvements or major repairs to real property that extend its useful life and depreciate them using the straight-line method over its estimated useful life. Real estate depreciation expense was $31,805 and $0 for the three months ended March 31, 2018 and 2017, respectively.

The Company charges maintenance and repair costs that do not extend an asset’s useful life to expense as incurred.

Intangible Assets

Intangible assets consist of patents and other technologies. Patents and other technologies are being amortized on a straight-line method over the estimated useful life of 5 years.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge for the three months ended March 31, 2018 and 2017.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Acquisition Consideration

On October 25, 2017, GenExosome entered into and closed a Stock Purchase Agreement with Beijing Jieteng (GenExosome) Biotech Co. Ltd., a corporation incorporated in the People’s Republic of China (“Beijing GenExosome”) and Dr. Zhou, the sole shareholder of Beijing GenExosome, pursuant to which GenExosome acquired all of the issued and outstanding securities of Beijing GenExosome in consideration of a cash payment in the amount of $450,000, which shall be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised).

On October 25, 2017, Dr. Zhou was appointed to the board of directors of GenExosome and served as Co-chief executive officer of GenExosome. As of March 31, 2018 and December 31, 2017, the unpaid acquisition consideration of $450,000 was recorded as due to related party on the accompanying condensed consolidated balance sheets.

Deferred Rental Income

Deferred rental income represents rental income collected but not earned as of the reporting date. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. As of March 31, 2018 and December 31, 2017, deferred rental income totaled $7,254 and $12,769, respectively.

Value Added Tax

Avalon Shanghai is subject to a value added tax (“VAT”) of 6% for providing medical related consulting services and Beijing GenExosome is subject to a VAT of 3% for performing development services and sales of related products developed. The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of medical related consulting services provided and the invoiced amount of development services provided and sales of related products developed (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). The Company reports revenue net of PRC’s value added tax for all the periods presented in the unaudited condensed consolidated statements of operations and comprehensive loss.

Office Lease

When a lease contains “rent holidays”, the Company records rental expense on a straight-line basis over the term of the lease and the difference between the average rental amount charged to expense and the amount payable under the lease is recorded as prepaid expenses in the consolidated balance sheets. The Company begins recording rent expense on the lease possession date.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in cost of sales. For the three months ended March 31, 2018 and 2017, shipping and handling costs amounted to $25 and $0, respectively.

Research and Development

Expenditures for research and product development costs are expensed as incurred. The Company did not incur any research and development costs during the three months ended March 31, 2018 and 2017.

Advertising and Marketing Costs

All costs related to advertising and marketing are expensed as incurred. The Company did not incur any advertising and marketing expenses during the three months ended March 31, 2018 and 2017.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

Pursuant to the guidance of ASC Topic 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the purchase price is fixed or determinable and collectability is reasonably assured.

Types of revenue:

●	Rental revenue from leasing commercial property under operating leases with terms of generally two years or more.

●	Service fees under consulting agreements with related parties to provide medical related consulting services to its clients. The Company is paid for its services by its clients pursuant to the terms of the written consulting agreements. Each contract calls for a fixed payment in a fixed period of time.

●	Service fees under agreements to perform development services for hospitals. The Company does not perform contracts that are contingent upon successful results.

●	Sales of developed products to hospitals in connection with performing development services.

Revenue recognition criteria:

●	The Company recognizes rental revenue from its commercial leases on a straight-line basis over the life of the lease including rent holidays, if any. Straight-line rent receivable consists of the difference between the tenants’ rents calculated on a straight-line basis from the date of lease commencement over the remaining terms of the related leases and the tenants’ actual rents due under the lease agreements and is included in tenants receivable in the accompanying consolidated balance sheets. Revenues associated with operating expense recoveries are recognized in the period in which the expenses are incurred.

●	The Company recognizes revenue by providing medical related consulting services under written service contracts with its customers. Revenue related to its service offerings is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. Prepayments, if any, received from customers prior to the services being performed are recorded as advance from customers. In these cases, when the services are performed, the amount recorded as advance from customers is recognized as revenue.

●	Revenue from development services performed under hospital contracts is recognized when it is earned pursuant to the terms of the contract. Each contract calls for a fixed dollar amount with a specified time period. These contracts generally involve up-front payment. Revenue is recognized for these projects as services are provided.

●	Revenue from sales of developed items to hospitals resulting from its development services, which call for the transfer of other items developed during the projects to the customers, is recognized when the item is shipped to the customer and title is transferred.

The Company does not offer promotional payments, customer coupons, rebates or other cash redemption offers to its customers.

Sales tax collected is not recognized as revenue and amounts outstanding are included in accrued liabilities and other payables in the consolidated balance sheets.

Real Property Operating Expenses

Real property operating expenses consist of property management fees, property insurance, real estate taxes, depreciation, repairs and maintenance fees, utilities and other expenses related to the Company’s rental properties.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Development Services and Sales of Developed Products Costs

Costs of development services and sales of developed items to hospitals includes inventory costs, materials and supplies costs, depreciation, internal labor and related benefits, other overhead costs and shipping and handling costs incurred.

Medical Related Consulting Services Costs

Costs of medical related consulting services includes the cost of internal labor and related benefits, travel expenses related to consulting services, subcontractor costs, other related consulting costs, and other overhead costs. Subcontractor costs were costs related to medical related consulting services incurred by our subcontractor, such as medical professional’s compensation and travel costs.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment topic of Accounting Standards Codification (“ASC”) 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award. The Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is recognized over the period of services or the vesting period, whichever is applicable. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company’s compensation expense for unvested options to non-employees is re-measured at each balance sheet date and is being amortized over the vesting period of the options.

Income Taxes

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of March 31, 2018 and December 31, 2017, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. Tax year that remains subject to examination is the years ended December 31, 2017, 2016 and 2015. The Company recognizes interest and penalties related to significant uncertain income tax positions in other expense. However, no such interest and penalties were recorded as of March 31, 2018 and December 31, 2017.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the parent company, AHS, Avalon RT 9, and GenExosome, is the U.S. dollar and the functional currency of Avalon Shanghai and Beijing GenExosome, is the Chinese Renminbi (“RMB”). For the subsidiaries whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation (continued)

All of the Company’s revenue transactions are transacted in the functional currency of the operating subsidiaries. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at March 31, 2018 and December 31, 2017 were translated at 6.2874 RMB to $1.00 and at 6.5067 RMB to $1.00, respectively, which were the exchange rates on the balance sheet dates. Equity accounts were stated at their historical rates. The average translation rates applied to the statements of operations for the three months ended March 31, 2018 and 2017 were 6.3577 RMB and 6.8877 RMB to $1.00, respectively. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate.

Comprehensive Loss

Comprehensive loss is comprised of net loss and all changes to the statements of equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the three months ended March 31, 2018 and 2017 consisted of net loss and unrealized gain (loss) from foreign currency translation adjustment.

Per Share Data

ASC Topic 260 “Earnings per Share,” requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net loss per share are computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of common stock options (using the treasury stock method). Common stock equivalents are not included in the calculation of diluted net loss per share if their effect would be anti-dilutive. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact. The following table presents a reconciliation of basic and diluted net loss per share:

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net loss available to Avalon GloboCare Corp. for basic and diluted net loss per share of common stock	$(1,481,579)	$(549,333)
Weighted average common stock outstanding - basic and diluted	69,781,733	62,595,289
Net loss per common share attributable to Avalon GloboCare Corp. - basic and diluted	$(0.02)	$(0.01)

For the three months ended March 31, 2018 and 2017, stock options to purchase 2,410,000 and 111,111 shares of common stock, respectively, have been excluded from the computation of diluted loss per share as their effect would be anti-dilutive.

Business Acquisition

The Company accounts for business acquisition in accordance with ASC No. 805, Business Combinations. The assets acquired and liabilities assumed from the acquired business are recorded at fair value, with the residual of the purchase price recorded as goodwill. The result of operations of the acquired business is included in the Company’s operating result from the date of acquisition.

Non-controlling Interest

As of March 31, 2018, Dr. Yu Zhou, director and Co-Chief Executive Officer of GenExosome, who owned 40% of the equity interests of GenExosome, which is not under the Company’s control.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer (“CEO”) and president of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company has determined that it has three reportable business segments: real property operating segment, development services and sales of developed products segment, and medical related consulting services segment. These reportable segments offer different types of services and products, have different types of revenue, and are managed separately as each requires different operating strategies and management expertise.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the previously reported financial position, results of operations and cash flows.

Reverse Stock Split

The Company effected a one-for-four reverse stock split of its common stock on October 18, 2016. All share and per share information has been retroactively adjusted to reflect this reverse stock split.

Fiscal Year End

The Company has adopted a fiscal year end of December 31st.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”), which modified lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases under previous accounting standards and disclosing key information about leasing arrangements. This pronouncement is effective for reporting periods beginning after December 15, 2018 using a modified retrospective adoption method.  The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 4 – ACQUISITION

The Company accounts for acquisition using the acquisition method of accounting, whereby the results of operations are included in the financial statements from the date of acquisition. The purchase price is allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill.

Effective October 25, 2017, pursuant to the Stock Purchase Agreement as discussed in elsewhere in this report, the Company’s majority owned subsidiary, GenExosome, acquired 100% of Beijing GenExosome.

In according to the acquisition, Beijing GenExosome’s assets and liabilities were recorded at their fair values as of the effective date, October 25, 2017, and the results of operations of Beijing GenExosome are consolidated with results of operations of the Company, starting on October 25, 2017.

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Beijing GenExosome had occurred as of the beginning of the following period:

Three Months Ended March 31, 2017
Net revenues	$66,286
Net loss	$(1,056,378)
Net loss attributable to Avalon GloboCare Corp.	$(1,053,082)
Net loss per share	$(0.02)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the period presented and is not intended to be a projection of future results.

NOTE 5 – INVENTORY

At March 31, 2018 and December 31, 2017, inventory consisted of the following:

	March 31, 2018	December 31, 2017
Raw material	$10,111	$2,667
	10,111	2,667
Less: reserve for obsolete inventory	—	—
	$10,111	$2,667

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

At March 31, 2018 and December 31, 2017, prepaid expenses and other current assets consisted of the following:

	March 31, 2018	December 31, 2017
Prepaid professional fees	$15,000	$65,000
Prepaid dues and subscriptions	11,168	49,167
Other	48,238	35,546
	$74,406	$149,713

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 7 – PREPAYMENT FOR LONG-TERM ASSETS

At March 31, 2018 and December 31, 2017, prepayment for long-term assets consisted of the following:

	March 31, 2018	December 31, 2017
Prepayment for manufacturing equipment purchased	$47,714	$153,688
	$47,714	$153,688

NOTE 8 – PROPERTY AND EQUIPMENT

At March 31, 2018 and December 31, 2017, property and equipment consisted of the following:

	Useful life	March 31, 2018	December 31, 2017
Laboratory equipment	5 Years	$122,837	$3,685
Office equipment and furniture	3 – 10 Years	31,954	31,440
Leasehold improvement	1.75 Years	25,407	24,551
		180,198	59,676
Less: accumulated depreciation		(21,783)	(11,647)
		$158,415	$48,029

For the three months ended March 31, 2018 and 2017, depreciation expense of property and equipment amounted to $9,681 and $26, respectively, of which, $819 and $0 was included in real property operating expenses, $3,768 and $0 was included in costs of development services and sales of developed products, and $5,094 and $26 was included in other operating expenses, respectively.

NOTE 9 – INVESTMENT IN REAL ESTATE

At March 31, 2018 and December 31, 2017, investment in real estate consisted of the following:

	Useful life	March 31, 2018	December 31, 2017
Commercial real property	39 Years	$7,708,571	$7,708,571
Less: accumulated depreciation		(116,619)	(84,814)
		$7,591,952	$7,623,757

For the three months ended March 31, 2018 and 2017, depreciation expense of this commercial real property amounted to $31,805 and $0, which was included in real property operating expenses.

NOTE 10 – INTANGIBLE ASSETS

At March 31, 2018 and December 31, 2017, intangible assets consisted of the following:

	Useful Life	March 31, 2018	December 31, 2017
Patents and other technologies	5 Years	$1,583,260	$2,593,478
Goodwill		—	397,569
Less: accumulated amortization		(81,893)	(86,449)
Less: impairment loss		—	(1,321,338)
		$1,501,367	$1,583,260

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 10 – INTANGIBLE ASSETS (continued)

For the three months ended March 31, 2018 and 2017, amortization expense amounted to $81,893 and $0, respectively. Amortization of intangible assets attributable to future periods is as follows:

Twelve-month periods ending March 31:	Amortization amount
2019	$327,571
2020	327,571
2021	327,571
2022	327,571
2023	191,083
$1,501,367

NOTE 11 – ACCRUED LIABILITIES AND OTHER PAYABLES

At March 31, 2018 and December 31, 2017, accrued liabilities and other payables consisted of the following:

	March 31, 2018	December 31, 2017
Accrued professional fees	$211,262	$82,913
Accrued dues and subscriptions	25,000	—
Accrued payroll liability	7,036	6,767
Other	59,202	34,384
	$302,500	$124,064

NOTE 12 – LOAN PAYABLE

On April 19, 2017, the Company entered into a loan agreement, providing for the issuance of a loan in the principal amount of $2,100,000. The term of the loan is one year. On May 3, 2018, the Company signed an extension agreement with the maturity date of March 31, 2019. The annual interest rate for the loan is 10%. The loan is guaranteed by the Company’s Chairman, Mr. Wenzhao Lu. The Company repaid principal of $600,000 and $500,000 in November 2017 and in April 2018, respectively (See Note 22 – Loan Payable).

At March 31, 2018, the outstanding principal balance of the loan and related accrued and unpaid interest for the loan was $1,500,000 and $175,096, respectively.

NOTE 13 – VAT AND OTHER TAXES PAYABLE

At March 31, 2018 and December 31, 2017, VAT and other taxes payable consisted of the following:

	March 31, 2018	December 31, 2017
Franchise tax due	$27,498	$—
VAT payable	—	819
Other taxes payable	6,859	2,178
	$34,357	$2,997

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 14 – RELATED PARTY TRANSACTIONS

Medical Related Consulting Services Revenue from Related Party

During the three months ended March 31, 2018 and 2017, medical related consulting services revenue from related party was as follows:

	Three Months Ended March 31, 2018	Three Month Ended March 31, 2017
Medical related consulting services provided to:
Shanghai Daopei (1)	$—	$66,286
	$—	$66,286

(1)	Shanghai Daopei is a subsidiary of an entity whose chairman is Wenzhao Lu, the major shareholder of the Company.

Accrued Liabilities and Other Payables – Related Parties

At March 31, 2018 and December 31, 2017, the Company owed David Jin, its shareholder, chief executive officer, president and board member, of $17,457 and $15,387, respectively, for travel and other miscellaneous reimbursements, which have been included in accrued liabilities and other payable – related parties on the accompanying condensed consolidated balance sheets.

At March 31, 2018 and December 31, 2017, the Company owed Yu Zhou, co-chief executive officer of GenExosome, of $8,024 and $24,540, respectively, for accrued payroll, travel and other miscellaneous reimbursements, which have been included in accrued liabilities and other payable – related parties on the accompanying condensed consolidated balance sheets.

Due to Related Party

In connection with the acquisition discussed in elsewhere in this report, the Company acquired Beijing GenExosome in cash payment of $450,000, which will be paid upon Beijing GenExosome recording the change in ownership with the Ministry of Commerce of the People’s Republic of China in accordance with the Interim Measures for Record Management regarding the Establishment and Change of Foreign-invested Enterprises (revised). On October 25, 2017, Dr. Yu Zhou, the former sole shareholder of Beijing GenExosome, was appointed to the board of directors of GenExosome and served as co-chief executive officer of GenExosome. As of March 31, 2018 and December 31, 2017, the unpaid acquisition consideration of $450,000 was payable to Dr. Yu Zhou, co-chief executive officer and board member of GenExosome, and reflected as due to related parties on the accompanying condensed consolidated balance sheets.

Real Property Management Agreement

The Company pays a company, which is controlled by Wenzhao Lu, the Company’s major shareholder and chairman of the Board of Directors, for the management of its commercial real property located in New Jersey. The monthly property management fee is $5,417. The term of the property management agreement is two years commencing on May 5, 2017 and will expire on May 4, 2019. For the three months ended March 31, 2018 and 2017, the management fee related to the property management agreement amounted to $16,251.

NOTE 15 – EQUITY

Shares Authorized

The Company is authorized to issue 10,000,000 shares of preferred stock and 490,000,000 shares of common shares with a par value of $0.0001 per share.

There are no shares of its preferred stock issued and outstanding as of March 31, 2018 and December 31, 2017.

There are 70,278,622 shares of its common stock issued as of March 31, 2018 and December 31, 2017.

There are 69,758,622 and 70,278,622 shares of its common stock outstanding as of March 31, 2018 and December 31, 2017, respectively.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 15 – EQUITY (continued)

Common Shares Issued for Share Subscription Agreement

On March 3, 2017, the Company entered into and closed a Subscription Agreement with an accredited investor (the “March 2017 Accredited Investor”) pursuant to which the March 2017 Accredited Investor purchased 3,000,000 shares of the Company’s common stock (“March 2017 Shares”) for a purchase price of $3,000,000 (the “Purchase Price”).

The offer, sale and issuance of the above securities was made to an accredited investor and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sale was made to an accredited investor and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

The Company, Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”), Beijing DOING Biomedical Technology Co., Ltd. (“DOING”), who is an unaffiliated third party, and the March 2017 Accredited Investor entered into a Share Subscription Agreement whereby the parties acknowledged, among other things, that DOING agreed to transfer the Purchase Price to Avalon Shanghai on behalf of the March 2017 Accredited Investor and the March 2017 Accredited Investor agreed to transfer the March 2017 Shares to DOING upon DOING completing the registration of the acquisition of the March 2017 Shares with the Beijing Commerce Commission (“BCC”) and obtaining an Enterprise Overseas Investment Certificate (the “Investment Certificate”) from BCC. If DOING fails to complete the registration and acquire the Investment Certificate within one year of the closing then Avalon Shanghai shall transfer $3,000,000 with an annual interest of 20% to DOING upon the request of DOING (the “BCC Repayment Obligation”). As of March 31, 2018, the Company is obligated to DOING in the principal amount of $3,000,000. The BCC Repayment Obligation is a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company. Further, Wenzhao Lu, a director and shareholder of the Company, and DOING entered into a Warranty Agreement. Pursuant to the Warranty Agreement, Mr. Lu agreed to (i) cause the Company to be liable to DOING in the event the March 2017 Accredited Investor defaults in its obligations to DOING, (ii) cause the March 2017 Accredited Investor to transfer the March 2017 Shares to DOING upon DOING’s receipt of the Investment Certificate from BCC, (iii) within three years from the date of the Warranty Agreement, DOING may require Mr. Lu to acquire the March 2017 Shares at $1.20 per share upon three-month notice, and (iv) in the event Mr. Lu does not acquire the March 2017 Shares within the three-month period, interest of 15% per annum will be added to the purchase price.

The Company received cash payment of $3,000,000 as an earnest money from DOING in connection with the 3,000,000 common stock issued to the March 2017 Accredited Investor who is an entrusted party that holds the shares on behalf of DOING and recorded the $3,000,000 as refundable deposit as of March 31, 2018 and December 31, 2017 on the accompanying consolidated balance sheets.

On April 23, 2018, the Company, Avalon Shanghai, DOING and March 2017 Accredited Investor entered into a Supplementary Agreement Related to Share Subscription pursuant to which Avalon Shanghai agreed to pay RMB 8,256,000 (approximately $1.3 million based on the exchange rate on April 23, 2018) to DOING representing one-third of the DOING Investment plus 20% interest for the one-third DOING Investment resulting in a reduction in the March 2017 Shares by one-third to 2,000,000 shares. Further, the parties agreed that the BCC Repayment Obligation shall be extended to July 31, 2018 at which time DOING may require that the Company pay $2,000,000 plus 20% interest to DOING resulting in the cancellation of the remaining March 2017 Shares. However, DOING may, in its discretion, require that the remaining March 2017 Shares be transferred to a new nominal holder who shall pay the required subscription price, which funds will, in turn, be used to satisfy the BCC Repayment Obligation. As of March 31, 2018, the accrued and unpaid interest for the $1 million BCC Repayment Obligation was $200,000, which was paid in full in May 2018 (See Note 22 - DOING Biomedical Technology Co., Ltd. Investment).

As of the report date, the Company is subject to the contingency of paying interest liability for the remaining $2,000,000 BCC Repayment Obligation upon the request of DOING. The Company records accrual for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history and the specifics of this matter. The Company did not accrue any interest for the remaining $2,000,000 BCC Repayment Obligation since management has evaluated the claim and concluded the likelihood of the claim is remote.

Treasury Stock

The Company records treasury stock using the cost method. On March 27, 2018, the Company repurchased 520,000 shares of its common stock from a third party through a privately negotiated transaction at an aggregate price of $522,500, of which $2,500 was paid to an escrow agent as share repurchase cost.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 15 – EQUITY (continued)

Options

The following table summarizes the shares of the Company’s common stock issuable upon exercise of options outstanding at March 31, 2018:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at March 31, 2018	Range of Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at March 31, 2018	Weighted Average Exercise Price
$0.50	2,000,000	8.87	$0.50	777,778	$0.50
1.49	60,000	4.08	1.49	60,000	1.49
1.00	230,000	3.02	1.00	110,000	1.00
2.50	120,000	4.76	2.50	30,000	2.50
$0.50–2.50	2,410,000	7.98	$0.67	977,778	$0.68

Stock options granted to employee and director

Employee and director stock option activities for the three months ended March 31, 2018 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2017	2,110,000	$0.54
Granted	120,000	2.50
Exercised	—	—
Outstanding at March 31, 2018	2,230,000	0.65
Options exercisable at March 31, 2018	887,778	$0.65
Options expected to vest	1,342,222	$0.65

The fair values of these options granted to employee and director during the three months ended March 31, 2018 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Dividend rate	0
Terms (in years)	5.0
Volatility	185.28%
Risk-free interest rate	2.25%

The aggregate fair value of the options granted to employee and director during the three months ended March 31, 2018 was $289,150, of which, $72,287 has been reflected as compensation and related benefits on the accompanying unaudited condensed consolidated statements of operations because the options were fully earned and non-cancellable.

As of March 31, 2018, the aggregate value of nonvested employee and director options was $1,849,616, which will be amortized as stock-based compensation expense as the options are vesting, over the remaining 1.83 years.

The aggregate intrinsic values of the employee and director stock options outstanding and the employee and director stock options exercisable at March 31, 2018 was $3,945,700 and $1,568,956, respectively.

A summary of the status of the Company’s nonvested employee and director stock options granted as of March 31, 2018 and changes during the three months ended March 31, 2018 is presented below:

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 15 – EQUITY (continued)

Options (continued)

	Number of Options	Weighted Average Exercise Price	Grant Date Fair Value
Nonvested at December 31, 2017	1,428,889	$0.51	$1,876,079
Granted	120,000	2.50	289,150
Vested	(206,667)	(0.81)	(315,613)
Forfeited	—	—	—
Nonvested at March 31, 2018	1,342,222	$0.65	$1,849,616

Stock options granted to non-employee

Non-employee stock option activities for the three months ended March 31, 2018 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2017	180,000	$1.00
Granted	—	—
Vested	(90,000)	(1.00)
Exercised	—	—
Outstanding at March 31, 2018	90,000	1.00
Options exercisable at March 31, 2018	90,000	$1.00
Options expected to vest	90,000	$1.00

Stock-based compensation expense associated with stock options granted to non-employee is recognized as the stock options vest. The stock-based compensation expense related to non-employee will fluctuate as the fair value of the Company’s common stock fluctuates.

The fair values of these non-employee options vested in the three months ended March 31, 2018 and nonvested non-employee options as of March 31, 2018 were estimated using the Black-Scholes option-pricing model with the following assumptions:

Dividend rate	0
Terms (in years)	3.0
Volatility	183.23% - 188.29%
Risk-free interest rate	2.29% - 2.37%

As of March 31, 2018, the aggregate value of nonvested non-employee options was $67,398, which will be amortized as stock-based compensation expense over the remaining 0.08 years. The aggregate intrinsic values of the non-employee stock options outstanding and the non-employee stock options exercisable at March 31, 2018 was $253,800 and $126,900, respectively.

A summary of the status of the Company’s nonvested non-employee stock options granted as of March 31, 2018 and changes during the three months ended March 31, 2018 is presented below:

	Number of Options	Weighted Average Exercise Price	Fair Value at March 31, 2018
Nonvested at December 31, 2017	180,000	$1.00
Granted	—	—
Vested	(90,000)	(1.00)
Forfeited	—	—
Nonvested at March 31, 2018	90,000	$1.00	$202,193

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 16 - STATUTORY RESERVE

Avalon Shanghai and Beijing GenExosome operate in the PRC, are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends. The Company did not make any appropriation to statutory reserve for Avalon Shanghai and Beijing GenExosome during the three months ended March 31, 2018 as they incurred net losses in the period.

NOTE 17 - CONCENTRATIONS

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the three months ended March 31, 2018 and 2017.

Customer	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
A	27%	0
B	18%	0
C	14%	0
B (Shanghai Daopei, a related party)	*	100%

*Less than 10%

The largest customer accounted for 37.4% of the Company’s total outstanding accounts receivable and tenants receivable at March 31, 2018.

Two customers accounted for 48.9% of the Company’s total outstanding accounts receivable and tenants receivable at December 31, 2017.

Suppliers

No supplier accounted for 10% or more of the Company’s purchase during the three months ended March 31, 2018 and 2017.

The Company did not have any outstanding accounts payable at March 31, 2018.

One supplier accounted for 100% of the Company’s total outstanding accounts payable at December 31, 2017.

Concentrations of Credit Risk

At March 31, 2018 and December 31, 2017, cash balances in the PRC are $1,251,993 and $1,327,009, respectively, are uninsured. The Company has not experienced any losses in PRC bank accounts and believes it is not exposed to any risks on its cash in PRC bank accounts.

The Company maintains its cash in United States bank and financial institution deposits that at times may exceed federally insured limits. At March 31, 2018 and December 31, 2017, the Company’s cash balances in United States bank accounts had approximately $182,000 and $1,162,000 in excess of the federally-insured limits, respectively. The Company has not experienced any losses in its United States bank accounts through and as of the date of this report.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 18 – SEGMENT INFORMATION

For the three months ended March 31, 2018, the Company operated in three reportable business segments - (1) the real property operating segment, (2) the performing development services for hospitals and sales of related products developed to hospitals segment, and (3) the medical related consulting services segment. For the three months ended March 31, 2017, the Company operated in one reportable business segment – the medical related consulting services segment. The Company’s reportable segments are strategic business units that offer different services and products. They are managed separately based on the fundamental differences in their operations. Information with respect to these reportable business segments for the three months ended March 31, 2018 and 2017 was as follows:

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Revenues
Real property operating	$296,623	$—
Development services and sales of developed products	11,290	—
Medical related consulting services – related party	—	66,286
	307,913	66,286
Depreciation and amortization
Real property operating	32,624	—
Development services and sales of developed products	86,749	—
Medical related consulting services – related party	4,006	26
	123,379	26
Interest expense
Real property operating	236,986	—
Development services and sales of developed products	—	—
Medical related consulting services – related party	—	—
	236,986	—
Net loss
Real property operating	(237,700)	—
Development services and sales of developed products	(173,474)	—
Medical related consulting services	(100,132)	(549,333)
Other (a)	(1,039,663)	—
	$(1,550,969)	$(549,333)

Identifiable long-lived tangible assets at March 31, 2018 and December 31, 2017	March 31, 2018	December 31, 2017
Real property operating	$7,612,747	$7,645,371
Development services and sales of developed products	120,396	5,857
Medical related consulting services	17,224	20,558
	$7,750,367	$7,671,786

Identifiable long-lived tangible assets at March 31, 2018 and December 31, 2017	March 31, 2018	December 31, 2017
United States	$7,613,567	$7,646,270
China	136,800	25,516
	$7,750,367	$7,671,786

(a)	The Company does not allocate any general and administrative expense of its being a public company activities to its reportable segments as these activities are managed at a corporate level.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 19 – NONCONTROLLING INTEREST

As of March 31, 2018, Dr. Yu Zhou, director and Co-Chief Executive Officer of GenExosome, who owned 40% of the equity interests of GenExosome, which is not under the Company’s control. The following is a summary of noncontrolling interest activities in the three months ended March 31, 2018.

Amount
Noncontrolling interest at December 31, 2017	$(585,394)
Net loss attributable to noncontrolling interest	(69,390)
Foreign currency translation adjustment attributable to noncontrolling interest	160
Noncontrolling interest at March 31, 2018	$(654,624)

NOTE 20 – COMMITMENTS AND CONTINCENGIES

Severance Payments

The Company has employment agreements with certain employees that provided severance payments upon termination of employment under certain circumstances, as defined in the applicable agreements. The Company has estimated its possible severance payments of approximately $528,900 as of March 31, 2018 and December 31, 2017, which have not been reflected in its condensed consolidated financial statements since the Company concluded that the likelihood is remote at this moment.

Investor Relations Service Contract

In October 2017, the Company entered into an investor relations service agreement with a company who has agreed to provide investor relations services to the Company. The Company may terminate the agreement at any time after December 31, 2017 by providing 30 days written notice. In accordance to this service agreement, the Company pays a service fee of $5,000 per month in cash and issues $15,000 of restricted shares at the close of each quarter based on the closing price of the Company’s stock on the last day of the quarter. At March 31, 2018 and December 31, 2017, the accrued investor relations service fees related to the service agreement was $30,000 and $10,000, respectively, which was included in accrued liabilities and other payables on the accompanying condensed consolidated balance sheets.

Consulting Service Agreement

In November 2017, the Company entered into a consulting service agreement with a company who has agreed to provide consulting services to the Company. The term of this agreement is 6 months. In accordance to this service agreement, the Company paid cash $30,000 and will issue a stock grant equal to the sum of $15,000 at a time mutually agreed for work has been completed through October 31, 2017. In addition, the Company pays a flat fee of $10,000 per month commencing on November 1, 2017 and issues options to acquire 90,000 shares of common stock at an exercise price of $1.00 per share for a term of three years at the end of every quarter. Further, the Company shall issue a 5% equity interest, or mutually agreed upon equivalent, in any partnership or joint venture in which the consulting services provider helps to facilitate, including Fox Rehabilitation. At March 31, 2018 and December 31, 2017, the accrued consulting service fees related to the service agreement was $35,000 and $25,000, respectively, which was included in accrued liabilities and other payables on the accompanying condensed consolidated balance sheets.

Real Property Management Agreement

On June 6, 2017, the Company entered into a two-year real property management agreement with a related party which agreed to provide real property management service to the Company. In accordance with this agreement, the Company pays a flat fee of $5,417 per month commencing on May 5, 2017 (See Note 14 - Real Property Management Agreement).

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 20 – COMMITMENTS AND CONTINCENGIES (continued)

Underwritten and Financial Advisory Service Agreement

In October 2017, the Company entered into a service agreement with an investment bank with respect to a planned underwritten public offering and NASDAQ listing advisory service. In accordance with this agreement, the Company pays:

a)	Success Fees:

·	Debt Financing: For any debt financing: (i) a Success Fee, payable in cash, equal to 3% of the gross proceeds received by the Company from such closing; plus (ii) warrants in the entity financed, equal to 3% of the gross proceeds received by the Company from such closing, divisible by and exercisable at a strike price equal to 100% of the fair market value of the common stock for the Company as of the date of the closing of the transaction, in whole or in part, at any time within 5 years from issuance.

·	Equity Financing: For any equity investment into the Company: (i) a Success Fee, payable in cash, equal to 7% of the gross proceeds received by the Company from such closing; plus (ii) warrants in the entity financed, equal to 7% of the gross proceeds received by the Company from such closing, divisible by and exercisable at a strike price equal to 100% of the fair market value of the common stock for the Company as of the date of the closing of the transaction ,in whole or in part, at any time within 5 years from issuance.

b)	Expenses: The Company agrees to reimburse for all reasonable out-of-pocket invoiced expenses.

c)	Advisory Fees: (i) an initial advisory fee of $30,000 upon the execution of this agreement; plus (ii) an additional advisory fee of $30,000 upon the issuance of a conditional approval letter to list on NASDAQ.

Mergers and Acquisitions Consulting Service Contract

In January 2018, the Company entered into a consulting service agreement with an individual who has agreed to provide consulting services focus on mergers and acquisitions to the Company. The term of this agreement is one year. In accordance to this service agreement, the Company pays a service fee of $50,000 per year. At March 31, 2018, the accrued service fees related to the service agreement was $4,168, which was included in accrued liabilities and other payables on the accompanying condensed consolidated balance sheets.

Education Program Agreement

On February 12, 2018, the Company entered into an education program agreement with a third party. The term of this agreement is one year. In accordance to this agreement, the Company pays an annual fee of $200,000. At March 31, 2018, the accrued fee related to the agreement was $25,000, which was included in accrued liabilities and other payables on the accompanying condensed consolidated balance sheets.

Operating Leases

Beijing GenExosome Office Lease

In March 2017, Beijing GenExosome signed an agreement to lease its facilities and equipment under operating lease. Pursuant to the signed lease, the annual rent is RMB 41,000 (approximately $7,000). The term of the lease is one year commencing on March 15, 2017 and expired on March 14, 2018. Beijing GenExosome renewed the lease in fiscal 2018. Pursuant to the renewed lease, the annual rent is RMB 41,000 (approximately $7,000) and the renewed lease expires on March 14, 2019. During the three months ended March 31, 2018, rent expense related to the operating lease amounted to $1,612. Future minimum rental payment required under this operating lease is as follows:

Twelve-month Period Ending March 31:	Amount
2019	$6,249

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 20 – COMMITMENTS AND CONTINCENGIES (continued)

Operating Leases (continued)

GenExosome Office Lease

In December 2017, GenExosome signed an agreement to lease its office space in Ohio, United States under operating lease. Pursuant to the executed lease, the monthly rent is $300. The term of the lease is one year commencing on January 1, 2018 and expires on December 31, 2018. During the three months ended March 31, 2018, rent expense related to the operating lease amounted to $900. Future minimum rental payment required under this operating lease is as follows:

Twelve-month Period Ending March 31:	Amount
2019	$2,700

Avalon Shanghai Office Lease

On January 19, 2017, Avalon Shanghai entered into a lease for office space in Beijing, China with a third party (the “Beijing Office Lease”). Pursuant to the Beijing Office Lease, the monthly rent is RMB 50,586 (approximately $8,000) with a required security deposit of RMB 164,764 (approximately $26,000). In addition, Avalon Shanghai needs to pay monthly maintenance fees of RMB 4,336 (approximately $700). The term of the Beijing Office Lease is 26 months commencing on January 1, 2017 and will expire on February 28, 2019 with two months of free rent in the months of December 2017 and February 2019. For the three months ended March 31, 2018 and 2017, rent expense and maintenance fees related to the Beijing Office Lease amounted to approximately $26,000 and $24,000, respectively. Future minimum rental payment required under the Beijing Office Lease is as follows:

Twelve-month Period Ending March 31:	Amount
2019	$88,041

Laboratory Equity Purchase Commitment

The Company has entered into contract to purchase laboratory equipment amounting to approximately $145,000. As of March 31, 2018, the Company has an outstanding commitment amounting to approximately $97,000.

NOTE 21 – RESTRICTED NET ASSETS

A portion of the Company’s operations are conducted through its PRC subsidiaries, which can only pay dividends out of their retained earnings determined in accordance with the accounting standards and regulations in the PRC and after they have met the PRC requirements for appropriation to statutory reserve. In addition, a portion of the Company’s businesses and assets are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. These currency exchange control procedures imposed by the PRC government authorities may restrict the ability of the Company’s PRC subsidiaries to transfer their net assets to the Parent Company through loans, advances or cash dividends.

Schedule I of Article 5-04 of Regulation S-X requires the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of this test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of its consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company in the form of loans, advances or cash dividends without the consent of a third party.

The Company’s PRC subsidiaries’ net assets as of March 31, 2018 and December 31, 2017 did not exceed 25% of the Company’s consolidated net assets. Accordingly, Parent Company’s condensed financial statements have not been required in accordance with Rule 5-04 and Rule 12-04 of SEC Regulation S-X.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

NOTE 22 – SUBSEQUENT EVENTS

April 2018 Private Placement

In April 2018, the Company initially entered into a Subscription Agreement with three accredited investors (the "April 2018 Accredited Investors") pursuant to which the April 2018 Accredited Investors agreed to purchase 2,940,000 shares of the Company’s common stock for a purchase price of $5,145,000. One of the three April 2018 Accredited Investors subsequently reduced their investment amount resulting in the issuance of 2,660,000 shares of common stock for a purchase price of $4,655,000. The closing occurred with respect to $3,500,000 on April 20, 2018, with respect to $157,500 on April 26, 2018 and with respect to $997,500 on May 5, 2018. In connection with this private offering, the Company is required to pay Boustead Securities, LLC (“Boustead”), a registered broker-dealer, a cash fee of equal to 7% of the gross proceeds received by the Company from such closing and issue Boustead warrants in the Company exercisable for a period of five years equal to 7% of the gross proceeds received by the Company from such closing, divisible by and exercisable at a strike price equal to 100% of the fair market value of the common stock for the Company as of the date of the closing.

DOING Biomedical Technology Co., Ltd. Investment

On March 3, 2017, the Company entered into and closed a Subscription Agreement with an accredited investor (the “March 2017 Accredited Investor”) pursuant to which the March 2017 Accredited Investor purchased 3,000,000 shares of the Company’s common stock (“March 2017 Shares”) for a purchase price of $3,000,000 (the “DOING Investment”). The Company, Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”), Beijing DOING Biomedical Technology Co., Ltd. (“DOING”), and the March 2017 Accredited Investor entered into a Share Subscription Agreement whereby the parties acknowledged, among other things, that DOING agreed to transfer the purchase price to Avalon Shanghai on behalf of the March 2017 Accredited Investor and the March 2017 Accredited Investor agreed to transfer the March 2017 Shares to DOING upon DOING completing the registration of the acquisition of the March 2017 Shares with the Beijing Commerce Commission (“BCC”), and obtaining an Enterprise Overseas Investment Certificate (the “Investment Certificate”) from BCC. If DOING fails to complete the registration and acquire the Investment Certificate within one year of the closing then Avalon Shanghai was required to transfer $3,000,000 with interest of 20% to DOING upon the request of DOING (the “BCC Repayment Obligation”). Further, Wenzhao Lu, the Company’s director and major shareholder, and DOING entered into a Warranty Agreement. Pursuant to the Warranty Agreement, Mr. Wenzhao agreed to (i) cause us to be liable to DOING in the event the March 2017 Accredited Investor defaults in its obligations to DOING, (ii) cause the March 2017 Accredited Investor to transfer the March 2017 Shares to DOING upon DOING’s receipt of the Investment Certificate from BCC, (iii) within three years from the date of the Warranty Agreement, DOING may require Mr. Wenzhao to acquire the March 2017 Shares at $1.20 per share upon three-month notice, and (iv) in the event Mr. Wenzhao does not acquire the March 2017 Shares within the three month period, interest of 15% per annum will be added to the purchase price (See Note 15 - Common Shares Issued for Share Subscription Agreement).

 On April 23, 2018, the Company, Avalon Shanghai, DOING and March 2017 Accredited Investor entered into a Supplementary Agreement Related to Share Subscription pursuant to which Avalon Shanghai agreed to pay RMB 8,256,000 (approximately $1.3 million based on the exchange rate on April 23, 2018) to DOING representing one-third of the DOING Investment plus 20% interest for the one-third DOING Investment resulting in a reduction in the March 2017 Shares by one-third to 2,000,000 shares. Further, the parties agreed that the BCC Repayment Obligation shall be extended to July 31, 2018 at which time DOING may require that the Company pay $2,000,000 plus 20% interest to DOING resulting in the cancellation of the remaining March 2017 Shares. However, DOING may, in its discretion, require that the remaining March 2017 Shares be transferred to a new nominal holder who shall pay the required subscription price, which funds will, in turn, be used to satisfy the BCC Repayment Obligation.

Loan Payable

In April 2018, the Company repaid principal of $500,000 and paid interest of $175,096 for its outstanding loan which reduced the outstanding loan principal amount to $1,000,000. On May 3, 2018, the Company signed an extension agreement with the maturity date of March 31, 2019 (See Note 12).

$5,000,000 of Shares of Common Stock

Prospectus

Sole Bookrunner

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate (except for SEC registration and FINRA filing fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement.

Item	Amount to be paid
SEC registration fee	$623
FINRA filing fee	5,315
Printing and engraving expenses	50,000
Legal fees and expenses	350,000
Accounting fees and expenses	100,000
Transfer agent fees and expenses	15,000
Miscellaneous expenses	29,062
Total	$550,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Delaware General Corporation Law and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

No underwriters were involved in the issuance of the securities noted below. All of the securities issued below were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The issuance of stock that was exempt under Section 4(a)(2) was a private offering to an accredited investor. Each of the investors represented to the company that it (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, (ii) is knowledgeable, sophisticated and experienced in making investment decisions of this kind, and (iii) has had adequate access to information about the company. The company maintains accredited investor questionnaires for each purchaser of unregistered securities from the company.

●	On October 19, 2016, we issued 50,000,000 shares of our common stock to the shareholders of Avalon Healthcare System, Inc., a Delaware corporation, in a share exchange transaction.

●	On October 19, 2016, we issued 1,056,122 shares of common stock to a third party for legal services rendered.

●	Effective October 19, 2016, we issued 1,552,500 shares of common stock for services.

●	On December 19, 2016, we issued 7,270,000 shares of common stock for an aggregate purchase price of $3,635,000.

●	On February 21, 2017, we granted Luisa Ingargiola a stock option to acquire 2,000,000 shares of common stock at an exercise price of $0.50 per share.

●	On March 3, 2017, we issued 3,000,000 shares of common stock for a purchase price of $3,000,000.

●	On April 28, 2017, we granted Steven P. Sukel and Yancen Lu options to acquire 30,000 shares of common stock (pro-rated from 40,000 shares) for a term of five years vesting 10,000 shares at the beginning of each quarter commencing April 1, 2017 through December 31, 2017. The exercise price was set at $1.49 per share.

●

On October 20, 2017, we issued 3,750,000 shares of common stock for a purchase price of $3,750,000. The aggregate purchase price was subsequently increased to $5,150,000 with the final closing occurring as of November 20, 2017. As a result, the number of shares was increased to 5,150,000. In connection with this private placement, we will be required to issue to Boustead Securities, LLC, as placement agent, warrants to purchase our common stock exercisable for a period of five years in an amount equal to 7.0% of the gross proceeds received by us at closing, divided by and exercisable at a strike price equal to 100% of the fair market value of our common stock as of the date of the closing. The warrants are not exercisable for more than five years from the effectiveness of the private placement.  Furthermore, the warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days after the date of effectiveness or commencement of sales of the public offering, except as provided for in FINRA Rule 5110(g)(2). This restriction is imposed pursuant to the requirements of FINRA Rule 5110(g)(1). The warrant holder has a piggyback registration right on the warrant shares or the Company has obligation to include the resale of the warrant shares in its next registration statement other than those on Form S-8 or Form S-4; provided, the piggyback registration rights shall not last for more than seven years from the effective date of this registration statement pursuant to FINRA Rule 5110(f)(2)(G)(v).

●	On October 25, 2017, we issued 500,000 shares of common stock to Yu Zhou, MD, PhD for assets purchase.

●	On November 1, 2017, we granted Wilbert J. Tauzin II options to acquire 50,000 shares of common stock at an exercise price of $1.00 for a term of five years with 10,000 options vesting immediately and the balance vesting at the rate of 10,000 options at the beginning of each quarter in 2018 for a period of one year.

●	On November 1, 2017, we issued options to acquire 180,000 shares of common stock at an exercise price of $1.00 per share to Tauzin Consultants, LLC, which has assigned 100,000 options to Thomas Tauzin and 80,000 options to Wilbert J. Tauzin II. Of the option to purchase 180,000 shares of common stock, options to purchase 90,000 shares vested on January 31, 2018 and options to purchase 90,000 shares will vest on April 30, 2018.

●	On January 1, 2018 we issued to each of Steven P. Sukel, Yancen Lu and Wilbert J. Tauzin II options to acquire 40,000 shares of common stock at an exercise price of $2.50 per share, which was the closing stock price as of December 31, 2017.

●	On March 27, 2018, we repurchased 520,000 shares of our common stock from a third party through a privately negotiated transaction at an aggregate price of $522,500, of which $2,500 was paid to an escrow agent as share repurchase cost.

●	On April 13, 2018 we entered into subscription agreements with accredited investors pursuant to which they agreed to purchase an aggregate of 3,107,000 shares of our common stock for an aggregate purchase price of $5,437,250. The closing with respect to $3,500,000 occurred on April 20, 2018, with respect to $157,500 on April 26, 2018, with respect to $997,500 on May 5, 2018 and with respect to $782,250 on May 24, 2018. In connection with this private placement, we will be required to issue to Boustead Securities, LLC, as placement agent, warrants to purchase our common stock exercisable for a period of five years in an amount equal to 7.0% of the gross proceeds received by us at closing, divided by and exercisable at a strike price equal to 100% of the fair market value of our common stock as of the date of the closing. The warrants are not exercisable for more than five years from the effectiveness of the underlying offerings. Furthermore, the warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days after the date of effectiveness or commencement of sales of the public offering, except as provided for in FINRA Rule 5110(g)(2). This restriction is imposed pursuant to the requirements of FINRA Rule 5110(g)(1). The warrant holder has a piggyback registration right on the warrant shares or the Company has obligation to include the resale of the warrant shares in its next registration statement other than those on Form S-8 or Form S-4; provided, the piggyback registration rights shall not last for more than seven years from the effective date of this registration statement pursuant to FINRA Rule 5110(f)(2)(G)(v).

●	On June 4, 2018, we issued to Tevi Troy options to acquire 20,000 shares of common stock at an exercise price of $2.30 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018.

●	On July 5, 2018, we issued to William B. Stilley, III options to acquire 20,000 shares of common stock at an exercise price of $2.30 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018.

●	On July 30, 2018, we issued to Steven A. Sanders options to acquire 20,000 shares of common stock at an exercise price of $2.80 for a term of five years with 10,000 options vesting immediately and the balance vesting October 1, 2018.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

     (1) File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

      (i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

      (iii)        To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Freehold, New Jersey, on August 7, 2018.

Avalon GloboCare Corp.

By:	/s/ David Jin
Name: David Jin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Jin	Director, Chief Executive Officer and President	August 7, 2018
David Jin	(Principal Executive Officer)

/s/ Luisa Ingargiola	Chief Financial Officer	August 7, 2018
Luisa Ingargiola	(Principal Financial and Accounting Officer)

*	Chairman of the Board	August 7, 2018
Wenzhao Lu

/s/ Steven A. Sanders	Director	August 7, 2018
Steven A. Sanders

*	Director	August 7, 2018
Yancen Lu

*	Director	August 7, 2018
Wilbert J. Tauzin II

*	Director	August 7, 2018
William B. Stilley, III

*	Director	August 7, 2018
Tevi Troy

* By:	/s/ Luisa Ingargiola
Luisa Ingargiola
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 26, 2018)

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 26, 2018)

4.1	Form of Subscription Agreement by and between Avalon GloboCare Corp. and the December 2016 Accredited Investors (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2016)

4.2 †	Stock Option issued to Luisa Ingargiola dated February 21, 2017 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2017)

4.3	Form of Subscription Agreement by and between Avalon GloboCare Corp. and the March 2017 Accredited Investor (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2017)

4.4	Share Subscription Agreement between Avalon GloboCare Corp., Avalon (Shanghai) Healthcare Technology Co., Ltd., Beijing DOING Biomedical Technology Co., Ltd. and Daron Liang (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2017)

4.5	Warranty Agreement between Lu Wenzhao and Beijing DOING Biomedical Technology Co., Ltd. (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2017)

4.6	Form of Subscription Agreement between Avalon GloboCare Corp. and the October 2017 Accredited Investors (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017)

4.7	Form of Subscription Agreement (previously filed)

4.8*	Form of Warrant to Boustead Securities, LLC in connection with the private placements

5.1*	Opinion of Goodwin Procter LLP

10.1	Share Exchange Agreement dated as of October 19, 2016 by and among Avalon Healthcare System, Inc., the shareholders of Avalon Healthcare System, Inc. and Avalon GloboCare Corp. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2016)

10.2 †	Executive Employment Agreement, effective December 1, 2016, by and between Avalon GloboCare Corp. and David Jin (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2016)

10.3	Agreement of Sale by and between Freehold Craig Road Partnership, as Seller, and Avalon GloboCare Corp., as Buyer dated as of December 22, 2016 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2016)

10.4 †	Executive Employment Agreement by and between Avalon (Shanghai) Healthcare Technology Ltd. and Meng Li dated January 11, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2017)

10.5 †	Executive Retention Agreement by and between Avalon GloboCare Corp. and Luisa Ingargiola dated February 21, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2017)

10.6 †	Indemnification Agreement by and between Avalon GloboCare Corp. and Luisa Ingargiola dated February 21, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2017)

10.7 †	Director Agreement by and between Avalon GloboCare Corp. and Steven P. Sukel dated April 28, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2017)

10.8 †	Director Agreement by and between Avalon GloboCare Corp. and Yancen Lu dated April 28, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2017)

10.9	Consultation Service Contract between Daopei Investment Management (Shanghai) Co., Ltd. and Avalon HealthCare System Inc. dated April 1, 2016 (English translation) (incorporated by reference to Exhibit 10.8 of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2017)

10.10	Consultation Service Contract between Hebei Yanda Ludaopei Hospital Co., Ltd and Avalon HealthCare System Inc. dated April 1, 2016 (English translation) (incorporated by reference to Exhibit 10.9 of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2017)

10.11	Consultation Service Contract between Nanshan Memorial Stem Cell Biotechnology Co., Ltd. and Avalon HealthCare System Inc. dated April 1, 2016 (English translation) (incorporated by reference to Exhibit 10.10 of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2017)

10.12	Loan Agreement between Lotus Capital Overseas Limited and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated April 19, 2017 (English translation) (incorporated by reference to Exhibit 10.12 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2017)

10.13	Securities Purchase Agreement between Avalon GloboCare Corp. and GenExosome Technologies Inc. dated October 25, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017)

10.14	Asset Purchase Agreement between GenExosome Technologies Inc. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017)

10.15	Stock Purchase Agreement between GenExosome Technologies Inc., Beijing Jieteng (GenExosome) Biotech Co. Ltd. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017)

10.16 †	Executive Retention Agreement between GenExosome Technologies Inc. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017)

10.17	Invention Assignment, Confidentiality, Non-Compete and Non-Solicit Agreement between GenExosome Technologies Inc. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017)

10.18 †	Director Agreement by and between Avalon GloboCare Corp. and Wilbert J. Tauzin II dated November 1, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2017)

10.19	Agreement between Avalon GloboCare Corp. and Tauzin Consultants, LLC dated November 1, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2017)

10.20 †	Letter Agreement by and between Avalon GloboCare Corp. and David Jin dated April 3, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2018)

10.21 †	Letter Agreement by and between Avalon GloboCare Corp. and Meng Li dated April 3, 2018 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2018)

10.22	Advisory Service Contract between Ludaopei Hematology Research Institute Co., Ltd. and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated April 1, 2018 (English translation) (previously filed)

10.23	Form of Subscription Agreement by and between Avalon GloboCare Corp. and the April 2018 Accredited Investors (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2018)

10.24	Supplementary Agreement Related to Share Subscription by and between Avalon GloboCare Corp., Avalon (Shanghai) Healthcare Technology Co., Ltd., Beijing DOING Biomedical Technology Co., Ltd. and Daron Liang dated April 23, 2018 (English translation) (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 26, 2018)

10.25	Loan Extension Agreement between Lotus Capital Overseas Limited and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated May 3, 2018 (English translation) (incorporated by reference to Exhibit 10.18 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2018)

10.26 †	Director Agreement by and between Avalon GloboCare Corp. and Tevi Troy dated June 4, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2018)

10.27	Joint Venture Agreement by and between Avalon (Shanghai) Healthcare Technology Co., Ltd. and Jiangsu Unicorn Biological Technology Co., Ltd. dated May 29, 2018 (English translation) (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2018)

10.28 †	Director Agreement by and between Avalon GloboCare Corp. and William Stilley, III dated July 5, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2018)

10.29 †	Director Agreement by and between Avalon GloboCare Corp. and Steven A. Sanders dated July 30, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2018)

10.30*	Loan Extension Agreement between Lotus Capital Overseas Limited and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated August 3, 2018 (English translation)

10.31*	Strategic Partnership Agreement between Avalon GloboCare Corp. and Weill Cornell Medical College of Cornell University dated August 6, 2018.

21.1	List of Subsidiaries (previously filed)

23.1*	Consent of RBSM LLP

23.2*	Consent of Goodwin Procter LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (previously filed)

24.2*	Power of Attorney of Steven A. Sanders

*	Filed herewith.

†	Management contract or compensatory plan or arrangement.